UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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The Shyft Group, Inc.
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41280 Bridge St. // Novi, MI 48375 theshyftgroup.com

March 31, 2025
Dear Fellow Shyft Shareholder:
In 2024, we remained focused on execution, resilience, and positioning The Shyft Group for long-term success. Despite a dynamic operating environment, we advanced our strategy, strengthened customer relationships, and enhanced operational efficiency – reinforcing our leadership in key markets.
Guided by our One Shyft mindset, we prioritized safety, efficiency, and innovation. Through our Mission Zero Initiative, we reduced workplace injuries by 40%, reinforcing our commitment to a zero-injury workplace. We also expanded leadership development programs and launched the Women Inspiring Success & Empowerment (WISE) Employee Resource Group, further fostering an inclusive and high-performing culture.
Operational improvements remained a key focus. We streamlined processes, reduced costs, and enhanced product quality, and launched new products. We demonstrated our operational expertise with the launch of production of Isuzu NRR-EVs at our Charlotte, Michigan facility. We also implemented our One Shyft procurement strategy, which delivered material savings while strengthening supplier relationships.
Customer-focused innovation is integral to Shyft’s success. We earned Ford Pro™ Upfitter status and introduced the Driver Cooling System for walk-in vans, which enhanced operator safety and demonstrates our leadership in meeting our customers’ needs. Further, our Blue Arc EV program secured a major order from FedEx, expanded its dealer network, and moved into production.
Strategic investments positioned us for future growth. The acquisition of Independent Truck Upfitters strengthened our specialty vehicle capabilities, while our announced merger with Aebi Schmidt represents an opportunity to expand our market presence and enhance our competitive position. We believe the Aebi Schmidt merger, expected to close in mid-2025, reflects our commitment to creating long-term value and unlocking new growth opportunities.
As we move forward, our focus remains on delivering strong performance, ensuring a smooth transition, and building on the foundation we have established. With a clear strategic vision, The Shyft Group is well-positioned for the next phase of growth.
We invite you to join us for The Shyft Group, Inc. 2025 Annual Meeting of Shareholders, which will be webcast on Wednesday, May 14, 2025, at 10:00 a.m. Eastern Time. The meeting will be conducted in a virtual-only format, with details available in the proxy statement. Additional information, including nominees for election to the Board of Directors and other matters to be addressed, will be provided in the official notice of the Annual Meeting and proxy statement.
Thank you for your continued trust and support.
Sincerely,

James Sharman Chair of the Board	John Dunn President and CEO

41280 Bridge St. // Novi, MI 48375

Notice of 2025 Annual Meeting of Shareholders
To the Shareholders of The Shyft Group, Inc.:
The 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of The Shyft Group, Inc. (the “Company” or “Shyft”) will be held on Wednesday, May 14, 2025, at 10:00 a.m. Eastern Time. This year’s Annual Meeting will be a completely virtual meeting of shareholders. You will be able to attend and vote during the Annual Meeting, via live webcast by visiting www.virtualshareholdermeeting.com/SHYF2025. You may also submit questions online before the start of the Annual Meeting. Prior to the Annual Meeting, you may vote at www.proxyvote.com on the following matters:

Election of three directors to serve until the Annual Meeting of Shareholders in 2028;
Ratification of the appointment of independent registered public accounting firm;
Approval, on an advisory basis, of the compensation of named executive officers;
Approval of the amendment and restatement of The Shyft Stock Incentive Plan; and
Transaction of other business as may properly come before the meeting.

We encourage you to read this proxy statement and our 2024 Annual Report and to visit our website at www.theshyftgroup.com to learn more about Shyft. There you will find additional information about our performance and how we are working to enhance shareholder value.
Finally, we encourage you to vote regardless of the size of your holdings. Every vote is important, and your participation helps us do a better job of understanding and acting on what matters to you as a shareholder. You can cast your vote by internet, by telephone or by mailing a printed proxy card as outlined in this document.

Joshua Sherbin
Chief Legal, Administrative, and Compliance Officer and Corporate Secretary
March 31, 2025
This notice of Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about March 31, 2025.

YOUR VOTE IS IMPORTANT

Even if you intend to participate electronically during the Annual Meeting, please sign and date your proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or internet as indicated on your proxy card or voting instruction card, to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.
Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 14, 2025.
The Proxy Statement and 2024 Annual Report of The Shyft Group, Inc. are available free of charge on our website at www.theshyftgroup.
com or www.proxyvote.com

Cautionary note regarding forward-looking statements.
Certain statements in this document are forward-looking statements. In some cases, Shyft has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying “forward-looking statements”, including the negative of those words and phrases. Such forward-looking statements are based on management’s current views and assumptions regarding future events, future business conditions and the outlook for Shyft based on currently available information. These forward-looking statements may include projections of Shyft’s future financial performance, Shyft’s anticipated growth strategies and anticipated trends in Shyft’s business. These statements are only predictions based on management’s current expectations and projections about future events. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement and may include statements regarding the expected timing and structure of the proposed transaction between Shyft and Aebi Schmidt; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction, such as improved operations, enhanced revenues and cash flow, synergies, growth potential, market profile, business plans, expanded portfolio and financial strength; the competitive ability and position of the combined company following completion of the proposed transaction; and anticipated growth strategies and anticipated trends in Shyft’s, Aebi Schmidt’s and, following the completion of the proposed transaction, the combined company’s business.

Additional factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements include, among others, the non-satisfaction or non-waiver, on a timely basis or otherwise, of one or more closing conditions to the proposed transaction; the prohibition or delay of the consummation of the proposed transaction by a governmental entity; the risk that the proposed transaction may not be completed in the expected time frame; unexpected costs, charges or expenses resulting from the proposed transaction; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integration; the ability of the combined company to implement its business strategy; difficulties and delays in achieving revenue and cost synergies of the combined company; inability to retain and hire key personnel; negative changes in the relationships with major customers and suppliers that adversely affect revenues and profits; disruptions to existing business operations; the occurrence of any event that could give rise to termination of the proposed transaction; potential litigation in connection with the proposed transaction or other settlements or investigations that may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; risks related to ownership of Aebi Schmidt common stock; uncertainty as to the long-term value of the combined company’s common stock; and the diversion of Shyft’s and Aebi Schmidt’s management’s time on transaction-related matters. Although management believes the expectations reflected in the forward-looking statements are reasonable, Shyft cannot guarantee future results, level of activity, performance or achievements. Moreover, neither management, Shyft nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Shyft wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Shyft is under no duty to and specifically declines to undertake any obligation to publicly revise or update any of these forward-looking statements after the date of this communication to conform its prior statements to actual results, revised expectations or to reflect the occurrence of anticipated or unanticipated events.
Additional information concerning these and other factors that may impact Shyft’s expectations and projections can be found in Shyft’s periodic filings with the Securities and Exchange Commission (“SEC”), including Shyft’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Shyft’s SEC filings are available publicly on the SEC’s website at www.sec.gov.
Shyft does not incorporate into this document the contents of any website or the documents referred to in this proxy statement.
Throughout this proxy statement, we refer to certain non-GAAP measures, including Adjusted EBITDA and Free Cash Flow Conversion. See the reconciliations to the corresponding GAAP measures set forth in Appendix A of this proxy statement.

Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement. It does not contain all the information that you should consider. Please read this entire proxy statement carefully before voting.
Annual Meeting of Shareholders

DATE	TIME	LOCATION	RECORD DATE
Wednesday, May 14, 2025	10:00 a.m. Eastern Time	Meeting live via the Internet – please visit www.virtualshareholder meeting.com/SHYF2025.	March 17, 2025

Shareholder Voting Matters

Proposal	Board’s Recommendation	Page
Election of Directors • James Sharman • Carl Esposito • Terri Pizzuto	FOR EACH NOMINEE	Page 21
Ratification of the appointment of independent registered public accounting firm	FOR	Page 29
Approval, on an advisory basis, of the compensation of named executive officers	FOR	Page 31
Approval of the amendment and restatement of The Shyft Stock Incentive Plan	FOR	Page 33

General Information	Named Executive Officers
Stock Symbol: SHYF
Exchange: The Nasdaq Stock Market LLC (“Nasdaq”)
Shares Outstanding (as of the record date): 34,932,272
Transfer Agent: Equiniti Trust Company, LLC
Corporate Website: TheShyftGroup.com

JOHN DUNN
President and Chief Executive Officer
JONATHAN DOUYARD
Former Chief Financial Officer
JACOB FARMER
President, Specialty Vehicles and Fleet Vehicles and Services
COLIN HINDMAN
Former Chief Human Resources Officer
JOSHUA SHERBIN
Chief Legal, Administrative, and Compliance Officer

Shyft Group // 2025 Proxy Statement	1

Proxy Statement Summary

Shyft’s Board of Directors
Shyft is overseen by directors with diverse skills, qualities, attributes, and experiences that effectively address the Company’s evolving needs and represent the best interests of Shyft’s shareholders.

				Committees
Director	Age	Director Since	Independent	Audit	Human Resources and Compensation	Governance and Sustainability	Term Ending
James Sharman(1) Board Chair	66	2016					2025
Michael Dinkins	73	2020					2026
John Dunn President and CEO	58	2023					2027
Carl Esposito(1)	57	2022					2025
Angela Freeman	57	2019					2026
Pamela Kermisch	50	2023					2027
Paul Mascarenas	63	2018					2027
Terri Pizzuto(1)	66	2021					2025
Mark Rourke	60	2021					2026

Member	Chair

1.	Standing for re-election at the 2025 Annual Meeting.
Director Composition

2	Shyft Group // 2025 Proxy Statement

Proxy Statement Summary

Our Business
2024 Performance Highlights
Key achievements of the Company during the year included:

19% Strong operational execution and steady demand drove 19% adjusted EBITDA margin in the Company’s Specialty Vehicles segment.	40% New safety initiative, Mission Zero, launched in 2024 – enhanced talent, training, and focus resulting in a 40% reduction in workplace injuries.
<2x Strong balance sheet, including net leverage under 2x, provides the Company with flexibility to invest in strategic growth initiatives.	$7M Continued return of capital to Shareholders through dividends of $7M.

Merger Agreement with Aebi Schmidt
On December 16, 2024, we entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), and certain wholly owned subsidiaries of Aebi Schmidt, pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, an Aebi Schmidt wholly owned subsidiary, will merge with and into the Company (the “Merger”, and the time at which the Merger is effective, the “Effective Time”), with the Company surviving the Merger as an indirect, wholly owned subsidiary of Aebi Schmidt.
At the Effective Time, each share of our common stock issued and outstanding as of immediately prior to the Effective Time (other than any shares of our common stock that are held as of immediately prior to the Effective Time by Aebi Schmidt and its wholly owned subsidiaries) will automatically be converted into the right to receive 1.040166432 fully paid and nonassessable shares of common stock, par value $1.00 per share, of Aebi Schmidt (“Aebi Schmidt Common Stock”), on the terms and subject to the conditions set forth in the Merger Agreement.
Following the closing of the Merger (the “Closing”), the holders of shares of our common stock as of immediately prior to the Effective Time will own approximately 48% of the issued and outstanding shares of Aebi Schmidt Common Stock and the holders of shares of Aebi Schmidt Common Stock as of immediately prior to the Effective Time will own approximately 52% of the issued and outstanding shares of Aebi Schmidt Common Stock.

OUR MISSION
To provide the tools and technologies to safely and efficiently deliver people, packages, and services where they’re needed most.

OUR VISION
Purpose-built technology for the road ahead.

OUR CORE VALUES
Engrained in how we do our work every day on behalf of our stakeholders.

•	Honesty and Integrity Do what’s right every time.
•	Accountability Own it.
•	Trust With trust comes empowerment.
•	Performance Excellence Improving never ends.

The Merger is expected to close by mid-2025, subject to the satisfaction of customary closing conditions, including receipt of customary regulatory approvals and approval by Shyft and Aebi Schmidt shareholders.

Shyft Group // 2025 Proxy Statement	3

Proxy Statement Summary

2024 Executive Transitions
Mr. Douyard served as Chief Financial Officer during 2024 until December 31, 2024, when he left the Company to pursue another career opportunity outside of the specialty vehicle industry.
Mr. Farmer was named President Fleet Vehicles and Services (“FVS”) effective January 1, 2024, while continuing to serve in his prior role as President of Specialty Vehicles (“SV”) on an interim basis. On May 20, 2024, Mr. Farmer was promoted to President, SV and FVS.
Mr. Hindman served as Chief Human Resources Officer (“CHRO”) during 2024 until June 3, 2024, when he ceased serving as CHRO and moved into a non-executive advisory role for the Company until June 14, 2024.
Mr. Sherbin served as Chief Legal and Compliance Officer during 2024 and, on June 3, 2024, his role expanded to Chief Legal, Administrative, and Compliance Officer.
Executive Compensation Highlights
Attracting, motivating, and retaining a talented and experienced leadership team is a key component of Shyft’s long-term success. We are committed to an effective executive compensation program that incorporates sound policies, best practices, and delivers a majority of our named executive officers’ (“NEOs”) annual compensation through performance-based incentives.
The Board recommends that shareholders vote to approve, on an advisory basis, the compensation for NEOs as disclosed in this proxy statement for the 2025 Annual Meeting of Shareholders.
2024 Compensation Overview
The 2024 performance-based incentives paid to our NEOs reflect strong alignment with our key performance metrics, Adjusted EBITDA, Free Cash Flow Conversion, individual management business objectives (“MBOs”), total shareholder return (“TSR”), and Cumulative GAAP Net Income over the applicable performance periods.

4	Shyft Group // 2025 Proxy Statement

Proxy Statement Summary

Annual Incentive
At the corporate level, we achieved above target performance on the Adjusted EBITDA metric and threshold performance on the Free Cash Flow Conversion metric, resulting in payment on the financial metrics at 84% of target. At the FVS and SV combined level, we achieved between threshold and target on the Segment Adjusted EBITDA metric, resulting in payment on the financial metrics at 76% of target. The annual incentive payments also considered achievement by the NEOs of individual MBOs (which comprised 20% of the target incentive) with maximum payout being made at 200% of that metric. NEOs achieved between 100% and 200% of their respective MBOs. Further details are provided in the “2024 Annual Incentive Compensation Awards” section of the “Compensation Discussion and Analysis” on page 42.
Performance-Based Restricted Stock Units
The performance period applicable to 2022 performance-based restricted stock units (“PSUs”) ended December 31, 2024. For such period, Shyft’s TSR was at the 5th percentile relative to other companies in the TSR Comparator Group (as defined on page 55) and Shyft achieved Cumulative GAAP Net Income of $58.8 million, including considerations approved by the Human Resources and Compensation Committee and described on page 57. As a result, performance on both metrics was below threshold, resulting in no shares being issued relative to the 2022 PSU grants.
Compensation Best Practices
•	Pay for performance, aligning executive pay with Company results and shareholder returns
•	Robust stock ownership guidelines
•	Clawback policy
•	Restrictive covenants for executives as a condition to receipt of severance compensation
•	Independent compensation consultant
•	Anti-hedging and anti-pledging policies
•	“Double trigger” change in control severance
•	Evaluation of external, comparative compensation practices

Shyft Group // 2025 Proxy Statement	5

Proxy Statement Summary

Pay for Performance Alignment: 2024 CEO Target Compensation

For more information on our executive compensation program and the 2024 compensation of our named executive officers, see the section titled “Compensation Discussion and Analysis” beginning on page 42.
Corporate Governance Highlights

•
Separate Chair and CEO roles

•
Independent Chair

•
100% independent Board committees

•
Regular executive sessions of independent directors

•
Robust shareholder engagement

•
Active risk oversight by Board and Committees

•
Director retirement policy (age 74)

•
No stockholder rights plan

•
Active Board refreshment approach to align Board composition with corporate strategy — 77% of the Board has served for less than 5 years

•
Annual Board and committee self-evaluations

•
Diverse Board with appropriate mix of skills, experience, and perspective — 67% of Committee leadership roles held by women and underrepresented communities

Environmental, Social, and Governance Highlights
•
Issued third annual Sustainability Report detailing Shyft’s commitment to developing clean technology for the last-mile delivery market and other industry sectors, as well as the Company’s approach to responsible and socially conscious business practices

•	Signatory to the United Nations Global Compact on Human Rights
•	Launched new safety initiative, Mission Zero; enhanced talent, training, and focus resulting in a 40% reduction in workplace injuries
•	For the second consecutive year, disclosed our Scope 1 and Scope 2 greenhouse gas (“GHG”) emissions, calculated in accordance with the GHG Protocol Corporate Accounting and Reporting Standard
•
Continued Shyft For Good initiative featuring a $25,000 quarterly contribution to selected non-profits, a corporate matching program for employee donations, and a platform to encourage employee volunteerism

6	Shyft Group // 2025 Proxy Statement

Proxy Statement Summary

Shareholder Engagement in 2024
We proactively engage with shareholders throughout the year to better understand their priorities and perspectives on significant issues, including the Company’s performance and strategy, executive compensation, corporate governance, shareholder proposals, and environmental and social matters. Members of our senior management lead our shareholder engagement and Shyft and its Board consider feedback and insights from shareholders and other stakeholders as we review our practices and disclosures.

SELL-SIDE CONFERENCE PARTICIPATION

- Attended 7 sell side conferences across various markets in 2024, including Boston, Chicago, Dana Point, Orlando, and Nashville.
- Held 150+ interactions with analyst, investors, and bankers across 1x1 meetings, fireside chats, and small group meetings to effectively communicate Shyft's investment thesis and business strategy, and drive increased investor interest.

Year-Round Engagement

FACILITY TOURS HOSTED BANKING PARTNERS AND INVESTORS AT:

- Utilimaster Walk In Van and Truck Body Production Facility in Bristol, IN and Shyft Innovations Center in Plymouth, MI.
- In-depth discussions held with management, investor relations, and business sales leaders to explain our operations, sales strategy, and products' value add to customers.

INDUSTRY TRADESHOWS

- Engaged with investment community at industry trade shows, including:
  - NTEA Work Truck Week | Indianapolis, IN
  - Advanced Clean Transportation Expo | Las Vegas, NV

Shyft Group // 2025 Proxy Statement	7

Corporate Governance and Board Matters
Our Corporate Governance Framework
Shyft operates under a corporate governance framework designed to be a flexible working structure for principled actions, effective decision-making, and appropriate monitoring of both compliance and performance. Shyft’s key governance documents, including our Corporate Governance Guidelines, are available at https://theshyftgroup.com/about-us/policies-charters/.

One share equals one vote	We have a single class of shares with equal voting rights.
Majority voting
We have majority voting standard for uncontested elections of directors requiring any nominee for director who receives more “withheld” votes for their re-election than “for” votes for their re-election to promptly offer their resignation to the Board Chair.

Separation of Chair and CEO roles	Our CEO is focused on managing Shyft and our independent Chair drives accountability at the Board level.
Stock ownership guidelines	We have robust stock ownership guidelines for our directors and executive officers.
Shareholder engagement	We have a comprehensive year-round shareholder engagement program.
Access to management	Our Board has significant interaction with senior management and access to other employees.
Strategic planning	The Board reviews the Company’s long-term strategic planning at least annually and regularly monitors implementation.
Financial expertise	50% of the members of our Audit Committee qualify as audit committee financial experts and each member is financially literate and satisfies the Nasdaq required accounting and financial expertise.
Continuing education and training	Our Board regularly receives training and updates on ethics, compliance, and governance and Board members are encouraged to attend director education programs.
Goals, evaluations, and succession planning	Our Board and CEO collaborate to set the CEO’s performance goals. The Board annually assesses CEO performance. Our Board regularly reviews executive succession planning.
Executive sessions	All quarterly Board and committee meetings include executive sessions.
Board refreshment	The Governance and Sustainability Committee reviews Board member succession on a regular basis.
Prohibitions on hedging, pledging, and other transactions
We prohibit short sales, transactions in derivatives, and hedging of Shyft securities by directors, executive officers, and employees, and prohibit pledging of Shyft securities by directors and executive officers.

8	Shyft Group // 2025 Proxy Statement

Corporate Governance and Board Matters

Role of the Board of Directors
Shyft’s Board oversees the CEO and other senior management in the competent and ethical operation of Shyft and seeks to ensure that the long-term interests of shareholders are served. Directors are expected to take a proactive, focused approach to their position to ensure Shyft is committed to business success through the maintenance of high standards of responsibility and ethics.
Board Independence
Shyft’s Corporate Governance Principles require a majority of Board members to be independent. The Board has determined that all Board members, other than our CEO, Mr. Dunn, are independent under applicable rules of the Nasdaq.
Shyft’s Board has a standing Audit Committee (the “Audit Committee”), Human Resources and Compensation Committee (the “Compensation Committee”), and Governance and Sustainability Committee (the “Governance Committee”). The Board has determined that all committee members are independent under applicable Nasdaq and Securities and Exchange Commission (“SEC”) rules for committee memberships, and that each member of the Audit Committee also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Board and Committee Structure
Shyft regularly reviews the Board’s leadership structure and the responsibilities and composition of its standing committees. The structure and composition of Shyft’s Board and its committees are intended to leverage the diverse perspectives of the Board members and promote effective oversight.
The Board believes its current leadership structure, in which the roles of Chair and CEO are separated, best serves Shyft’s overall corporate structure and the Board’s ability to carry out its roles and responsibilities on behalf of Shyft’s shareholders, including its oversight of management and corporate governance matters. The Board also believes that the current structure allows our CEO to focus on managing Shyft, while leveraging our independent Chair’s experience to drive accountability at the Board level.
The current membership and function of each standing committee is described on the following page. Each committee operates under a written charter adopted by the Board, which is available at https://theshyftgroup.com/about-us/policies-charters/. Each committee reviews and assesses its charter annually.

Shyft Group // 2025 Proxy Statement	9

Corporate Governance and Board Matters

Audit Committee Michael Dinkins (chair) Carl Esposito Pamela Kermisch Terri Pizzuto James Sharman(1) 6 meetings during 2024 Audit Committee Report: page 28 (1) Until March 2024
The Audit Committee assists the Board in the oversight and monitoring of Shyft’s financial statements and other financial information provided by Shyft to its shareholders and others; compliance with legal, regulatory, and public disclosure requirements; the independent auditors, including their qualifications and independence; Shyft’s systems of internal controls, including the internal audit function; treasury and finance matters; enterprise risk management; enterprise wide cybersecurity; and the auditing, accounting, and financial reporting process generally. The Audit Committee also appoints Shyft’s independent registered public accounting firm and pre-approves services performed by them.

The Board has determined that (i) Mr. Dinkins and Ms. Pizzuto are “audit committee financial experts” as that term is defined under SEC rules and (ii) each Audit Committee member qualifies as financially literate and satisfies Nasdaq’s listing standards regarding accounting and finance expertise.

Compensation Committee Angela Freeman (chair) Paul Mascarenas Mark Rourke James Sharman(2) 11 meetings during 2024 Compensation Committee Report: page 72 (2) From March 2024
The Compensation Committee reviews and approves the compensation arrangements for the CEO, Shyft’s other executive officers, and, to the extent it deems appropriate, other employees; administers Shyft’s equity compensation plans; reviews and makes recommendations to the Board regarding the compensation of members of the Board and Board committees; oversees the Company’s human capital management initiatives; and assists the Board in the oversight of management’s strategies, polices, and practices relating to Shyft’s people and teams, including leadership succession. The Compensation Committee may delegate certain elements of its authority to certain executive officers, including authority to approve certain equity awards, subject to applicable law, rules and regulations, and equity plan terms, and the determination of the Compensation Committee under the scope of its charter.

The Board has determined that all members of the Compensation Committee meet the independence requirements under Nasdaq’s rules for persons serving on compensation committees. No member of the Compensation Committee is or was previously an officer or employee of the Company.

For a description of the Compensation Committee’s processes and procedures, including the roles of its independent compensation consultant and the CEO in support of the Compensation Committee’s decision-making process, see the section entitled “Compensation Discussion and Analysis” beginning on page 42.

Governance Committee Paul Mascarenas (chair) Michael Dinkins Angela Freeman James Sharman 4 meetings during 2024
The Governance Committee’s duties and responsibilities include assisting the Board on matters relating to the identification, evaluation, and selection of Board members and candidates nominated to the Board; making recommendations to the Board concerning the size, structure, and composition of the Board and its committees; overseeing and making recommendations regarding corporate governance matters, including Shyft’s Corporate Governance Principles; and overseeing Shyft’s strategies, policies, and practices relating to sustainability. The Governance Committee is committed to actively seeking out individuals who will contribute to the Board through their skills, experience, and commitment. The Governance Committee also oversees the annual Board performance self-evaluation process.

The Governance Committee has evaluated and recommended to the full Board each of the nominees named in this Proxy Statement for election to the Board. See the section entitled “Election of Directors” beginning on page 21.

The Governance Committee does not solicit director nominations, but will consider recommendations by the Company’s shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s bylaws. The Governance Committee will evaluate nominees recommended by shareholders against the same criteria as other director nominees.

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Corporate Governance and Board Matters

Board Oversight of Risk Management
The Board has oversight responsibility regarding the assessment of major risks inherent in our business. Accordingly, the Board reviews management’s efforts to address and mitigate risks, including strategic, regulatory, compliance, operational, financial, reputational, and cybersecurity. The Board reviews risk in the context of discussions and management reports at each regular Board meeting. The Board also evaluates risks inherent in significant transactions. While the Board is ultimately responsible for risk oversight, the committees of the Board assist it in fulfilling its oversight responsibilities. The Board’s committees do so by considering risks within their respective areas of expertise.

Shyft Group // 2025 Proxy Statement	11

Corporate Governance and Board Matters

At each regular Board meeting, the Board receives reports on significant committee activities, including oversight of risks addressed by each committee. In addition, risk management is incorporated in the Company’s annual strategic planning process, which is periodically reviewed by the Board. The Board also periodically reviews with management the Company’s insurance program and policies.
Management plays an important role in implementing the processes and procedures designed to mitigate risk and assist the Board in the exercise of its oversight function. In addition to the daily risk management processes of management, we use an enterprise risk management prioritization approach, involving risk ranking and assessment of management progress in monitoring and mitigating key identified risks, including financial, operational, compliance, and reputational risks.
Selected Areas of Oversight
Compliance and Business Conduct
Our Chief Legal, Administrative, and Compliance Officer and Corporate Secretary (“CLACO”) oversees our corporate ethics and compliance program (including a review with the Governance Committee as to program effectiveness at least annually), our Code of Conduct training, and compliance with Company policies, standards, and procedures. The CLACO, or a delegee, reports to the Audit Committee regarding Code of Conduct matters related to accounting and auditing concerns and to the Governance Committee regarding all other Code of Conduct concerns.
Enterprise Risk Management
Our Internal Audit function develops and deploys an internal audit risk assessment and internal audit plan based on input from the Company’s leadership and Board members regarding global, industry, and Company specific risks (including, but not limited to, the Blue Arc EV program). The Audit Committee reviews the risk assessment and internal audit plan and audit results.
Environment
The Governance Committee’s oversight of Shyft’s strategies relating to sustainability includes reviewing and discussing environmental matters with Shyft’s CLACO, who is responsible for coordinating activities related to minimizing Shyft’s impact on the environment. This oversight includes Governance Committee input into the Company’s sustainability priorities and strategies, and review of the Company’s annual sustainability report.
Human Rights
In 2020, the Board adopted Shyft’s human rights policy. The policy governs how we treat all stakeholders, including our customers, employees, business partners and participants in our supply chain. Consistent with our human rights policy, we became a signatory in 2021 to the United Nations Compact in support of principles relating to human rights, labor, environment, and anti-corruption. The Board is responsible for overseeing and periodically reviewing our human rights policy. Shyft’s CLACO is responsible for its ongoing implementation and reports to the Board and its committees on any significant related issues.
People
The Board takes an active role in overseeing matters related to our people, including with respect to culture and engagement, talent recruitment, development, retention, and inclusion, and in 2022 formalized its policy of allocating direct responsibilities for human capital management to the Compensation Committee. On a regular basis, the CLACO reports to the Compensation Committee on talent related developments and risks.
Additionally, Shyft’s Compensation Committee oversees risks related to the Company’s compensation programs. Each year, the Compensation Committee evaluates whether the design and operation of Shyft’s compensation programs and policies encourage

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Corporate Governance and Board Matters

management to take unnecessary or excessive risks. In assessing Shyft’s compensation programs for risk, the Compensation Committee evaluates program features that mitigate against potential risks for our executive officers, such as fixed base salaries; goals that are tied to specific company financial measures and payout caps for the annual cash incentive program; clawback provisions for our cash and equity incentives; the quantity and mix of long-term performance-based and time-based equity incentives; and stock ownership requirements. In its annual review, the Compensation Committee concluded that Shyft’s compensation programs and policies continue to provide an effective and appropriate mix of incentives to help ensure performance is focused on long-term shareholder value creation, and do not encourage short-term risk taking at the expense of long-term results.
Cybersecurity
The Board, together with the Audit Committee, regularly reviews with Shyft’s Chief Information Officer our information security and enterprise-wide cybersecurity risk management program. Oversight includes visibility to our mandatory cybersecurity training for Shyft employees and third parties who may have access to our systems, the maintenance of internal controls for our systems, our ongoing evaluation of the cybersecurity threat landscape, our implementation of the National Institute of Standards and Technology Cybersecurity Framework, our management of information technology risks and resources, and conducting penetration testing of our information technology infrastructure. As part of this oversight, the Audit Committee also collaborates with external parties to evaluate the Company’s cybersecurity strategy, benchmark against industry peers, and integrate best practices.
Supply Chain
The Board reviews management reports regarding Shyft’s supply chain and operations. These records include updates from Shyft’s business segment leadership on the performance and management of our supply chain with focus on potential operational impacts.
Regulatory Compliance
Shyft’s full Board takes an active role in overseeing legal and regulatory risks related to Shyft’s business. The Board receives regular updates from Shyft’s CLACO on legal and regulatory developments affecting the Company, including updates on legislative developments, government investigations, litigation, and other legal proceedings.
Shareholder Engagement
We are committed to ongoing constructive and meaningful engagement with our shareholders to drive accountability to our shareholders.
The management team conducts shareholder outreach throughout the year to ensure management and the Board understand and consider the issues that matter most to our shareholders and reflect the insights and perspectives of our many stakeholders.
Investor conferences, industry trade shows, and individual communication with our shareholders provide the opportunity for them to interact directly with management.
These engagements allow us to receive feedback concerning our operational and financial results, board composition, executive compensation, human capital management and sustainability matters, along with other topics of interest to shareholders. We greatly value our relationships with our shareholders and hearing their feedback directly.
In addition, we host a quarterly earnings call during which our executive management team responds to analyst questions regarding both historical results and forward-looking information. In addition to the required reports we file with the SEC, we make

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Corporate Governance and Board Matters

available on our website earnings analyst packages, investor presentations, and other reports with supplementary financial and operational information. In addition to having a dedicated Investor Relations function that receives and responds to shareholder outreach, we also provide a means for shareholders to communicate directly with our Board, as provided under “Communication with Directors” on page 15.
Board and Committee Structure and Meetings
The Company’s Board of Directors currently consists of 9 directors, divided into 3 classes approximately equal in number. The members of each class serve for staggered, 3-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the 3 classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors. Directors actively participate in Board and committee meetings. Meeting materials are distributed in advance of each regular Board meeting so that directors can prepare for meeting discussions.
The Board met 14 times during 2024. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board held during 2024, and (ii) the total number of meetings held by each committee of the Board on which the member served during 2024.
Shyft expects all of its directors to attend the Annual Meeting. All directors serving on the Board attended the 2024 annual meeting of shareholders.
The Board has three standing committees: Audit, Compensation, and Governance. Each standing committee has a charter adopted by the Board. Each committee chair gives a committee report to the full Board at each regular Board meeting. The Board annually elects each committee’s members and chair. Each committee has authority to retain, approve fees for, and terminate advisors as it deems necessary to assist in the fulfillment of its responsibilities.
Annual Board and Committee Self-Evaluations
The Board conducts an annual self-evaluation to assess whether the Board, its committees, and each member of the Board are working effectively, and to provide an opportunity to reflect upon and improve processes and effectiveness.
The Governance Committee designs and establishes the overall evaluation framework, and Messrs. Sharman and Mascarenas, the Board Chair and Governance Committee chair, respectively, lead the feedback session. Topics covered in the evaluation process include the effectiveness and performance of the Board and its committees; Board and committee composition and refreshment; timing, agenda, and content of Board and committee meetings; Board dynamics and function; peer contributions; and executive succession planning. A summary identifying any themes or issues that have emerged is presented to the Board on an anonymous basis.
Director Independence
Our Corporate Governance Principles require that the Board annually determines whether our directors are independent. Nasdaq’s rules require that the Board affirmatively determine that a director does not have a relationship that would interfere with the exercise of a director’s independent judgment. Based on the evaluations performed and recommendations made by the Governance Committee, the Board determined that each of our directors is independent, other than our CEO, Mr. Dunn.

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Corporate Governance and Board Matters

Transactions With Related Parties
The Board has adopted written policies and procedures with respect to related party transactions, as defined in rules issued by the SEC. Any proposed related party transaction must be reviewed and approved by the full Board. There were no such transactions that required review or approval by the Board in 2024. During 2024, Shyft conducted business in the ordinary course with C.H. Robinson Worldwide, Inc., a global provider of multimodal transportation services and third-party logistics, where Ms. Freeman, a member of the Shyft Board, serves as the Chief Human Resources and ESG Officer.
Communication with Directors
Any shareholder or other interested party may communicate with our directors, individually or as a group, by contacting our CLACO or our Board Chair. The contact information is maintained through the Investors page of our website at www.theshyftgroup.com.
Inquiries may also be addressed as follows:

The Shyft Group, Inc. Corporate Headquarters 41280 Bridge Street Novi, Michigan 48375 Attn: Chair of the Board	The Shyft Group, Inc. Corporate Headquarters 41280 Bridge Street Novi, Michigan 48375 Attn: Chief Legal, Administrative, and Compliance Officer

Communications will be forwarded to the relevant director(s) except for solicitations or other matters not related to the Company.
Code of Conduct
Shyft conducts business ethically, honestly, and in compliance with laws. Shyft’s Code of Conduct details the principles that guide Shyft’s business practices – honesty, respect, confidentiality, and compliance. The Code of Conduct applies to all employees, including Shyft’s CEO, as well as our Board of Directors. We expect our suppliers, contractors, consultants, and other business partners to follow the principles set forth in the Code of Conduct when providing goods and services to Shyft or acting on its behalf. The Code is available at https://theshyftgroup.com/corporate-responsibility/policies-resources/
Shyft’s CLACO is responsible for managing oversight of the Code of Conduct. Employees and Board members are required to complete training on the Code of Conduct upon joining Shyft and annually thereafter.

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Corporate Governance and Board Matters

How to Obtain Copies of Our Governance-Related Documents
The following documents are available through the Corporate Responsibility page of our website at www.theshyftgroup.com:
•	Corporate Governance Principles;
•	Shyft Code of Conduct; and
•	Charters of the Audit Committee, the Compensation Committee, and the Governance Committee.
If you prefer to receive printed copies of these documents, please send a written request to our Chief Legal, Administrative, and Compliance Officer at The Shyft Group, Inc., 41280 Bridge Street, Novi, Michigan 48375.
Insider Trading Policy
We have adopted insider trading policies and procedures applicable to our directors, officers, and employees, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the applicable stock exchange listing standards in connection with the purchase, sale and/or other disposition of Shyft securities. A copy of our Insider Trading Policy is filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Prohibition on Employee, Officer, and Director Hedging
As part of the Company’s Insider Trading Policy, we prohibit directors, officers, and other employees from (1) engaging in short sales of any Shyft securities, and (2) engaging in hedging or similar transactions involving any Shyft securities, including option contracts, puts, calls, straddles, collars, hedges, swaps, forward contracts, exchange funds, or any transactions that hedge or offset, or are designed to hedge or offset, any decrease in market value of any Shyft securities. These restrictions also apply to each employee and director’s family members and others living in their households and entities that are directed by or subject to the employee’s or director’s influence or control.
The Company’s anti-pledging policy prohibits our directors and executives, including NEOs, from purchasing Shyft securities on margin, holding Shyft securities in a margin account, or pledging Shyft securities as collateral for a loan.

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Our Commitment to Sustainability
At Shyft, we champion an environmentally sustainable future and are committed to advancing clean and green commercial transportation. This is a defining aspect of our business, and we strive for a future where our purpose-built technology and cross-brand collaboration fuel innovations and make transportation more eco-friendly and efficient. Our mission is to provide the tools and technologies to safely and efficiently deliver people, packages, and services where they are needed most. As part of this overall mission, we focus on integrating environmental, social, and governance principles into how we conduct business.
Sustainability Oversight
Since formally launching our sustainability program in 2021, we have continued to build upon and improve our oversight framework, and to further evolve our strategy. Our executive management team and our Board, recognizing the importance of these responsibilities, established an internal cross-functional Sustainability Working Group tasked with identifying and driving progress in the initiatives that promote sustainability and further transparency. The Sustainability Working Group meets on a regular basis, and our Board is updated quarterly regarding Shyft’s sustainability policies, practices, and initiatives. Our Board actively oversees and supports the management team as they lead the Company’s efforts to integrate sustainability into day-to-day operations.
In 2024, with the support of outside expertise, Shyft continued to engage with internal and external stakeholders to review key sustainability topics and to help guide our future sustainability initiatives. The three tenets of our sustainability strategy are: (1) Environmental Stewardship; (2) Social Responsibility; and (3) Our Culture of Governance.

Our three tenets arose from a priority-based approach to disclosure, in line with best practices. In the spring of 2024, Shyft completed its third assessment of sustainability priorities – examining a range of key stakeholders, including investors, customers, employees, and rating organizations and by studying industry peers. Our analysis of sustainability topics included the Task Force on Climate-Related Financial Disclosures (TCFD) standard and the Sustainability Accounting Standards Board (SASB) framework. We also disclosed our first scenario analysis, conducted across Shyft facilities, to evaluate the impact, exposure, and likelihood of physical climate hazards.
As we work to analyze our own emissions, we are promoting energy efficiency measures throughout our supply chain. Through a proactive approach to supplier onboarding, combined with ongoing assessments of potential supply chain risks, we actively manage our supply chain, and have the ability to audit our supply chain partners for compliance with our requirements, including with respect to achievement of sustainability objectives.

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Our Commitment to Sustainability

Environmental Stewardship

We are committed to responsible environmental practices that include conservation of natural resources, pollution prevention, and waste reduction. We foster environmental responsibility with our employees and other partners by encouraging them to reduce consumption of natural resources and applying an ethical approach to disposal efforts. Highlights of our efforts and accomplishments include:

 •
Enhancing our facilities’ operations through energy efficiency measures, demonstrating our commitment to reducing emissions, waste, and water usage;

 •
Promoting energy efficiency measures throughout our supply chain;

 •
Expanding green energy adoption and improving recycling efforts across our facilities;

 •
Complying with all environmental laws regarding the use, storage, discharge, and disposal of hazardous materials;

 •
Bringing products to market in our traditional fuel powered products that enable end-users to be more fuel efficient; and

 •
Developing proprietary electric vehicle solutions to support our customers’ carbon-neutral goals.

Shyft abides with all applicable legal and regulatory requirements to control and reduce its environmental footprint. Shyft’s management team plays a crucial role in assessing and managing climate-related risks and opportunities. We are committed to developing high quality, low emission products to meet changing consumer needs and preferences.

Social Responsibility

At Shyft, we believe our success is built on the collaborative efforts of exceptional talent. Our ongoing focus is to leverage this diverse array of knowledge and skills, fostering an environment that is a driving force for both innovation and sustained growth.

We continue to enhance our talent management function by implementing a Human Capital Management (HCM) program to enable leaders to better attract, develop, manage, and retain talent. These practices include developing standards for setting goals, performance evaluations, succession planning, and learning and development. We are committed to pay equity and regularly review our compensation model to ensure fair pay practices across our business.

To support a thriving workforce, we aim to provide a robust health and wellness package that includes:

 •
Competitive medical, dental, and vision benefits;

 •
Flexible spending and health savings accounts for both healthcare and dependent care;

 •
Short- and long-term disability insurance;

 •
401(k) retirement savings program, including matching contributions; and

 •
Employee Assistance Program providing up to five free counseling services.

We recognize that Shyft plays an important part in the lives of our employees and strive to create a workplace where employees feel heard, valued, and appreciated for who they are. This is evident in our “Ask Me Anything” sessions, where our executive and senior leadership engage directly with the workforce on a quarterly basis. The power of feedback also extends to our annual employee engagement surveys, which help us better understand our strengths and areas of growth.

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Our Commitment to Sustainability

Health and safety is one of our core principles and foundational to everything we do. Our groupwide dedication to a safe workplace for all helps us attract, retain, and protect the best people. In 2024, we proudly launched Mission Zero across the Company during National Safety Month. This initiative solidified our safety culture and established an ambitious goal: zero accidents, zero incidents, and zero injuries. Each of our locations performs regular safety reviews to ensure that proper safety policies are in place and appropriate safety training is provided. All employees and contractors are required to acknowledge and adhere to our health and safety policies that express our commitment to eliminating workplace hazards. In addition to training and development, we measure and report on monthly safety metrics and review our safety performance with our Board on a quarterly basis.

We believe that investing in communities where we do business nationally and locally to create social and economic outcomes is at the heart of generating social impact. In 2024, Shyft continued its Shyft For Good initiative by contributing $25,000 every quarter to a selected non-profit recipient, rotating the focus across vital areas such as health, education, the environment, and communities in need. Shyft For Good includes a matching program for employee charitable donations and encourages employee volunteerism.

Culture of Governance

Shyft is committed to achieving excellence in our corporate governance practices, underscoring our culture of accountability and integrity. We conduct our business with fairness, ethical responsibility, and a steadfast commitment to earning the trust of our stakeholders. We also maintain governance, compliance, and risk management programs to help ensure compliance with applicable laws and regulations governing our business practices. We believe that good corporate governance is important to ensure that Shyft is managed for the long-term benefit of our shareholders. Our Code of Conduct, together with our comprehensive corporate governance principles and structures, foster accountability and transparency across the Shyft team. Through our Supplier Code of Conduct and Terms and Conditions, we insist that our business relationships are based on lawful, ethical, and fair practices.

Shyft is governed by a nine-person Board, which is responsible for the oversight of the management of Shyft and its business for the long-term benefit of our stakeholders. Its members set the tone for Shyft and operate under a set of published guidelines, which are based on best practices that meet or exceed the existing standards of the Nasdaq and requirements of the SEC. We feature an independent, experienced, and diverse Board with expertise in a broad set of areas relevant to our business. Each of our Board committees is governed by written charters available on our website that outline specific roles and responsibilities. James Sharman, the Chairman of our Board, is independent and each Board committee is comprised of only independent directors.

Our Board has responsibility for oversight of our risk management processes and regularly discusses with management our major risk exposures and strategies to mitigate risk. We implement robust risk management programs to ensure compliance with applicable laws and regulations governing ethical business practices, including our relationships with suppliers, customers and business partners, and our industry. Shyft requires cybersecurity awareness training for all employees.

Our IT team operates 24/7 and deploys a combination of industry-leading tools and in-house innovative technologies to help protect our stakeholders’ data. Shyft employees are responsible for complying with our cybersecurity standards and complete mandatory training throughout the year to understand the behaviors and technical requirements necessary to keep data secure. In 2024, one key area of focus was AI. We maintain an AI policy that provides guidelines for usage of AI, which our IT team oversees and reports to the Audit Committee. While the full impact of AI on our business remains to be seen, we recognize its potential. Concurrently, we are taking steps to prevent unintended misuse of AI and to mitigate potential cybersecurity risks.

We believe that strong corporate governance and effective management of enterprise risk are crucial for the long-term success of our business and stakeholders. We encourage all Shyft employees, suppliers, and stakeholders to “Speak Up” about possible legal or ethical issues. Concerns may be raised through numerous channels, including managers, human resources, Shyft’s legal department, or our Ethics Hotline. Reports to the Ethics Hotline may be made on an anonymous basis and Ethics Hotline claims are reported quarterly to the Governance Committee.

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Our Commitment to Sustainability

Shyft proactively engages with its stakeholders throughout the year to better understand their priorities and perspectives on significant issues, including sustainability matters. Senior management leads this shareholder engagement, considering feedback and insights from shareholders and other stakeholders as we review our practices and disclosures. This approach helps to align our strategies with stakeholder expectations. For more information on our sustainability program, polices, or to view our 2024 Sustainability Report, please visit: https://theshyftgroup.com/sustainability-report/.

20	Shyft Group // 2025 Proxy Statement

PROPOSAL ONE
Election of Directors
The Board is divided into three classes, with each class consisting of approximately one-third of our directors. The following directors’ terms will expire at the 2025 Annual Meeting:
JAMES SHARMAN
CARL ESPOSITO
TERRI PIZZUTO
Each of these directors has consented to stand for re-election to serve until the 2028 Annual Meeting of Shareholders. If any of them should become unavailable to stand for re-election at the 2025 Annual Meeting, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee.
Additional information regarding the directors and director nominees of the Company is set forth below.

VOTE
The Board unanimously recommends a vote “FOR” the election of the director nominees named in Proposal 1 to three-year terms expiring at the 2028 Annual Meeting.

Director Background, Experience and Qualifications
The following includes a brief overview of the experience, qualifications, attributes, and skills that led to the conclusion that the directors and nominees should serve on the Board at this time. The Governance Committee and the Board consider the experience, mix of skills, and other qualities of the existing Board to ensure appropriate Board composition. The Governance Committee and the Board believe that directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, they seek to ensure the Board includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to the Company’s business.
As more fully reflected below, the Board believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills, and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board competence and experience in a wide variety of areas.
Vote Required
Under Michigan law and our bylaws, directors are elected by a plurality. This means the nominees who receive the most votes will be elected to the open director positions. However, we have adopted a majority vote standard in our Corporate Governance Principles that will require, in uncontested elections, any nominee for director who receives a greater number of votes “withheld” for their election than votes “for” such election to promptly tender his or her offer of resignation to the Chair of the Board for consideration by the Governance Committee.

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Proposal One

Snapshot of Board of Directors
The following matrix highlights the mix of skills, qualities, attributes, and experiences of our directors, including the nominees (Sharman, Esposito and Pizzuto), that among other factors, led the Board and the Governance Committee to recommend the nominees for election to the Board. The matrix is intended to depict notable areas of focus for each director, and not having a mark does not mean that a particular director does not possess that qualification or skill. The demographic information presented below is based on voluntary self-identification by each director. Additional biographical information for each director begins on page 23.

Skills and Qualifications	Sharman	Dinkins	Dunn	Esposito	Freeman	Kermisch	Mascarenas	Pizzuto	Rourke
Manufacturing and Operations
Sales and Marketing
Leadership
General Finance Acumen
Expertise with One or More of Shyft’s End Markets
Mergers & Acquisitions
Consumer Oriented Product Development
Human Capital Talent Development

22	Shyft Group // 2025 Proxy Statement

Proposal One

JAMES SHARMAN

Age | 66
Director Since | January 2016
Committees | Compensation;
Governance
Term Ending | 2025

Mr. Sharman has served as Chair of the Board of Directors since 2017. Beginning in 2023, Mr. Sharman became a senior advisor to Norwest Equity Partners, a middle market investment firm. Mr. Sharman was President of GoHealth, a leading provider of technology and service solutions for the health care and insurance industries, from 2020 to 2022 and previously served as its Chief Operating Officer beginning in 2018. From 2014 until he joined GoHealth in 2018, Mr. Sharman served as Chief Operating Officer of Coyote Logistics, a freight broker and logistics services provider and a subsidiary of United Parcel Service. From 2006 through 2014, Mr. Sharman served as Managing Partner of Truecast Capital, LLC, an investment firm. His work history includes President and Chief Executive Officer of World Kitchen, Inc., a manufacturer of kitchen products, and Chief Executive Officer of Rubicon Technology, Inc., a manufacturer of synthetic-crystal components. He was Senior Vice President of Global Supply Chain for CNH Industrial, an agricultural and construction equipment supplier, as well as Vice President and General Manager, Latin America, for the Case Corporation, a machinery and equipment manufacturer. He served as the Commanding Officer of an engineering company in the United States Army and was an assistant professor at the United States Military Academy, West Point. Mr. Sharman is a graduate of the United States Military Academy at West Point and Duke’s Fuqua School of Business.

Mr. Sharman brings extensive knowledge and expertise in executive leadership and operational and management issues relevant to manufacturing environments. He has subject matter expertise in corporate governance, program and project management, customer relationship management, supply chain strategy, and risk management.

MICHAEL DINKINS

Age | 73
Director Since | December 2020
Other Public Boards | Crane
NXT and Community
Health Systems
Prior Public Boards | Integer,
LandAmerica, and Access Worldwide
Committees | Audit (chair); Governance
Term Ending | 2026

Mr. Dinkins is currently President and Chief Executive Officer of Dinkins Financial, a consulting firm that assists small businesses in raising capital. Prior to founding Dinkins Financial in 2017, Mr. Dinkins served in various leadership roles, including as Chief Financial Officer and board member at Integer Holdings Corporation, a medical device manufacturer, from 2012 to 2017. In addition, Mr. Dinkins’ prior experience includes serving as Chief Financial Officer at each of USI Insurance Services, an insurance and risk management provider, Hilb, Rogal & Hobbs Co., an insurance risk and management provider, and NCR Worldwide Customer Service Operations, a provider of financial services equipment and software. Mr. Dinkins’ career began at General Electric where he served for 17 years in multiple financial roles. He is a past member of the board of directors of three publicly traded companies and currently serves on the board of the National Council on Compensation and Insurance, a provider of workers compensation data and insights. Mr. Dinkins received a Bachelor of Science degree in Finance from Michigan State University and graduated with honors from General Electric’s Financial Management Program where he also served as an instructor. He also obtained certified public accountant and certified management accountant certificates.

Mr. Dinkins has extensive experience in executive leadership, financial reporting, accounting, and Sarbanes-Oxley compliance. His experience serving as a financial executive with multiple companies provides him with subject matter expertise in acquisitions and divestitures, risk management, asset allocation, and oversight of operational functions.

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Proposal One

JOHN DUNN

Age | 58
Director Since | October 2023
Committees | None
Term Ending | 2027

Mr. Dunn joined the Company in January 2023 as President, Fleet Vehicles and Services. In October 2023, he was named President and Chief Executive Officer and was appointed to the Board of Directors. Prior to joining Shyft, he served as President and CEO, Americas for Plastic Omnium, a global frontrunner in mobility solutions, from April 2014, where he had full responsibility for the profitability and growth of the North and South American business, including sales, development and operations across 14 facilities. Previously, from 1998 to 2014, he held various leadership positions at Brose, a Tier 1 German automotive supplier, including President of North America and Chief Operating Officer for North America. Mr. Dunn began his career at General Motors Corporation, an automotive manufacturer, in manufacturing and purchasing. Mr. Dunn holds a Master of Science in Industrial Engineering from the University of Wisconsin and a Bachelor of Science in Industrial Engineering from Purdue University.

Mr. Dunn is a proven leader who has demonstrated success in achieving profitability and growth in the transportation space. Hs subject matter expertise includes executive leadership, sales, operations, and footprint optimization.

CARL ESPOSITO

Age | 57
Director Since | March 2022
Committees | Audit
Term Ending | 2025

Since May 2024, Mr. Esposito has served as Senior Vice President, IDEA by Lear for Lear Corporation, a global automotive technology leader in seating and e-systems, focused on automation, digitization artificial intelligence, industrial software and innovation, across the corporation. Mr. Esposito previously served as Senior Vice President and President of the E-Systems business for Lear Corporation from September 2019 to May 2024, where he was responsible for implementing global initiatives to further grow and diversify sales, accelerate product innovation, improve financial results, sustain world-class competitiveness, and capitalize on the megatrends of electrification, connectivity, software, and data. Before joining Lear, Mr. Esposito spent 30-years at Honeywell Aerospace, including serving from 2017 to 2019 as President of the Electronic Solutions Strategic Business Unit where he oversaw strategy and product development. Prior to this position, he held various roles during his Honeywell Aerospace tenure, including as Vice President of Marketing and Product Management and various positions in the United States and Europe in global sales and marketing, product management and strategy, program management, and engineering. Mr. Esposito received a bachelor’s degree in electrical engineering from Rensselaer Polytechnic Institute and master’s degrees in program management and business administration from the Keller Graduate School of Management.

Mr. Esposito brings to the Board significant expertise in innovation related to electrification and connectivity in the transportation space, global business operations, engineering, and program management. He has subject matter expertise in product innovation, transportation electrification, and executive management and strategy.

24	Shyft Group // 2025 Proxy Statement

Proposal One

ANGELA FREEMAN

Age | 57
Director Since | August 2019
Committees | Compensation (chair);
Governance
Term Ending | 2026

Ms. Freeman serves as the Chief Human Resources and ESG Officer at C.H. Robinson Worldwide, Inc., one of the world’s largest third-party logistics providers. At C.H. Robinson, Ms. Freeman leads the company’s global talent, sustainability, DEI, and corporate responsibility strategies. She has been with the company for 25 years and prior to her current role led Investor Relations, Marketing, and Public Affairs. In addition, she serves as Chairperson of the Board of the C.H. Robinson Foundation, the company’s philanthropic affiliate. Ms. Freeman also serves on the Board of the University of North Dakota Alumni Association & Foundation and on the Gartner Global CHRO Leadership Board. Ms. Freeman holds a Master of Science degree in comparative politics from the London School of Economics, in addition to a Bachelor of Arts degree in political science and a Bachelor of Science degree in secondary education from the University of North Dakota.

Ms. Freeman brings extensive public company experience in human resources, including executive compensation, human capital management, ESG, investor relations and communications, stakeholder management and government affairs. She has subject matter expertise in strategy creation and deployment, change management, digital transformation and scaling organizations, executive succession, and mergers and acquisitions.

PAMELA KERMISCH

Age | 50
Director Since | March 2023
Committees | Audit
Term Ending | 2027

Since January 2018, Ms. Kermisch has served as the Chief Customer Growth Officer at Polaris Inc., the global leader in powersports. She is responsible for helping to deepen Polaris’ relationships with its existing valued customers, while also expanding brand awareness and connecting with new customer bases. Since joining Polaris in 2015, Ms. Kermisch has also served as the Vice President Off-Road Vehicle Marketing and for Polaris’ On Road business, which includes Indian Motorcycle and Slingshot. In both roles, Pam was responsible for building a pipeline of potential customers, converting riders from shop to buy, and continuing to build the brand experience with owners. Previously, Ms. Kermisch served as the Integrated Marketing Director for General Mills, a global manufacturer of consumer-packaged goods, from 2006 to 2015, where she led integrated marketing for some of its largest brands. Ms. Kermisch serves on the Greater Twin Cities United Way Board of Directors and the Marketing Department Advisory Board of the University of Arizona Eller School of Marketing. She holds a bachelor’s degree in journalism – advertising from the University of Wisconsin-Madison.

Ms. Kermisch brings extensive experience in business transformation, brand strategy and positioning, and dealer/retail marketing. She has subject matter expertise in business and commercial strategy, insights and analytics, digital transformation, and customer experience.

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Proposal One

PAUL MASCARENAS

Age | 63
Director Since | June 2018
Other Public Boards | United States Steel
Corporation and ON
Semiconductor Corporation
Prior Public Boards | Borg Warner
Committees | Governance (chair);
Compensation
Term Ending | 2027

Mr. Mascarenas served as President of the International Federation of Automotive Engineering Societies (FISITA) from 2014 to 2016, and as a director from 2012 to 2018. Previously, Mr. Mascarenas worked for 32 years at Ford Motor Company, holding various product development and engineering positions, and most recently serving as Chief Technical Officer and Vice President of Research & Advanced Engineering, leading Ford’s worldwide research organization. Mr. Mascarenas is a Fellow of the Institution of Mechanical Engineers, and a Fellow of the Society of Automotive Engineers. He served as General Chairperson for the 2010 SAE World Congress and Convergence; and as President of SAE International for the 2019 term. Mr. Mascarenas is currently a Venture Partner with Fontinalis Partners, a venture capital fund focused on mobility technology. In 2015, he was awarded an Order of the British Empire (OBE) by her Majesty Queen Elizabeth II for his services to the automotive industry. Mr. Mascarenas received a degree in mechanical engineering from University of London, King’s College in England and in 2013 received an honorary doctorate degree from Chongqing University in China.

Mr. Mascarenas’ professional experience, including as the technology leader of a global public company and other public company board assignments, enables him to contribute his expertise in technology and innovation, industrial manufacturing, public company governance, and executive compensation matters.

TERRI PIZZUTO

Age | 66
Director Since | January 2021
Other Public Boards | Triton International
Committees | Audit
Term Ending | 2025

Ms. Pizzuto served as a financial officer for Hub Group, Inc., a multi-billion-dollar public company offering comprehensive transportation and logistics management solutions, for 18 years, including the last 13 years as Chief Financial Officer prior to her retirement in June 2020. Ms. Pizzuto retains the title of Chief Financial Officer Emeritus at the Hub Group. Before joining the Hub Group, Ms. Pizzuto was an audit professional at Arthur Andersen LLP for 22 years, including the last 6 years as an audit partner, where she served a wide variety of SEC registrants and other clients in logistics, manufacturing, high tech, and other industries. Ms. Pizzuto serves on the board of directors of Triton International, a global container leasing company, IPS Corporation, a privately-held manufacturer, CRST, Inc., a privately held freight company, and Mastery Logistics Systems, a privately held technology company in the supply chain logistics space. Ms. Pizzuto earned a bachelor’s degree in accounting from the University of Illinois and is a certified public accountant.

Ms. Pizzuto is a qualified financial expert with over 40 years of experience in financial and strategy leadership roles. Her areas of expertise include SEC regulatory compliance, global finance and accounting, investor relations, technology transformations, acquisitions and divestitures, and asset management.

26	Shyft Group // 2025 Proxy Statement

Proposal One

MARK ROURKE

Age | 60
Director Since | January 2021
Other Public Boards | Schneider National Inc.
Committees | Compensation
Term Ending | 2026

Since 2019, Mr. Rourke has served as President, Chief Executive Officer and director of Schneider National Inc., a provider of transportation and logistics services. Since starting his career with Schneider National in 1987, he held a series of leadership positions of increasing responsibility, including roles as Executive Vice President and Chief Operating Officer, which he held prior to his current role. He serves on the board of directors of the Trucking Alliance, an industry group focused on advancing safety reforms. Mr. Rourke holds a bachelor’s degree in marketing from the University of Akron and has attended programs on corporate governance and strategic leadership at Harvard University.

Mr. Rourke brings extensive experience in executive leadership, the transportation and logistics industry, and operational and management issues. He has subject matter expertise in the development and implementation of strategic and operational plans, operational excellence, and management.

Shyft Group // 2025 Proxy Statement	27

Report of the Audit Committee of the
Board of Directors
The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function, the performance of the Company’s independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company’s relationship with the independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting and other advisors as it deems necessary to carry out its duties and receives appropriate funding from the Company, as determined by the Audit Committee, for such advice and assistance.
The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with the Company’s management;

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, for filing with the SEC.
The undersigned members of the Audit Committee have submitted this Report to the Board.
The Audit Committee
Michael Dinkins, Chair
Carl Esposito
Pamela Kermisch
Terri Pizzuto

28	Shyft Group // 2025 Proxy Statement

PROPOSAL TWO
Ratification of the
Appointment of Independent Registered Public Accounting Firm
The Board proposes and recommends that the shareholders ratify the Audit Committee’s appointment of Deloitte as independent auditors for Shyft for 2025. Deloitte has been Shyft’s independent auditor since June 28, 2021. Although ratification of this appointment is not required by law, the Board believes it is desirable as a matter of corporate governance. If the shareholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment of Deloitte as Shyft’s independent auditor. We expect that representatives of Deloitte will attend the Annual Meeting, where they will have an opportunity to make a statement if they wish to do so and to respond to appropriate questions.
Unless otherwise directed by the shareholder, proxies that are properly executed and returned or submitted electronically will be voted for approval of the appointment of Deloitte to audit our consolidated financial statements for 2025.

VOTE
The Board recommends voting “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm

Annual Evaluation and Selection of Auditors
The Audit Committee is responsible for selecting, in its sole discretion, the firm of independent auditors to audit Shyft’s financial statements for each fiscal year. The Audit Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of the independent auditors, including resolution of any disagreements that arise between management and the auditor regarding financial reporting or other audit, review or attest services for the Company. The independent auditors report directly to the Audit Committee.
The Audit Committee annually reviews and evaluates the performance of the Company’s independent auditors. In evaluating the independent auditors, the Audit Committee considers, among other things, the quality of the independent auditor’s service, the sufficiency of its resources, its independence and objectivity, and the length of time the firm has been engaged as Shyft’s independent auditors.

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Proposal Two

Fees Paid to Independent Auditor
Set forth below is a summary of the fees paid by Shyft for the years ended December 31, 2024 and 2023, to Deloitte and its affiliates:

	2024	2023
Audit fees(1)	$985,000	$900,000
Audit-related fees	—	—
Tax fees(2)	156,269	140,963
All other fees	—	—
Total	$1,141,269	$1,040,963

1.
Audit services consisted of: (i) audit of Shyft’s annual financial statements; (ii) review of Shyft’s quarterly financial statements; (iii) Sarbanes-Oxley Act, Section 404 attestation matters; and (iv) statutory and regulatory audits, comfort letters, consents, and other services related to SEC matters.

2.
Fees paid for tax compliance services. Except for the amounts disclosed above, there were no tax fees billed by Deloitte during 2024 or 2023, as the Company retained another firm to provide tax advice. The Audit Committee has determined that the rendering of all non-audit services by Deloitte in 2024 and 2023 is compatible with maintaining auditor independence.

We have been advised by Deloitte that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
Pre-Approval Policy and Procedures
SEC rules prohibit independent auditors of public companies from providing certain non-audit services and require that other non-audit services be approved by the Audit Committee. The Company’s policy implementing this requirement:
•	specifies certain types of services that our independent auditors are prohibited from performing;
•	requires that management prepare a budget for non-prohibited services at the beginning of each fiscal year and present the budget to the Audit Committee for its approval; and
•	requires that any expenditure outside of the budget also be approved by the Audit Committee in advance.

VOTE REQUIRED

The proposal to ratify the appointment of Deloitte as The Shyft Group’s independent registered public accounting firm for the current fiscal year will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal (See “Additional Information,” page 81).

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PROPOSAL THREE
Approval, on an Advisory Basis, of the Compensation of Named Executive Officers
Based on the recommendation of shareholders at the Company’s 2023 Annual Meeting, and the Board’s consideration of that recommendation, the Company has determined that it will hold a non-binding advisory vote to approve the compensation paid by the Company to its named executive officers (“Say on Pay”) every year. After 2025, we intend to hold the next Say on Pay vote at the 2026 annual meeting of shareholders. In accordance with the requirements of Section 14A of the Exchange Act and the related SEC rules, we are asking shareholders to express their opinion on the compensation of the NEOs, as disclosed pursuant to the Compensation Discussion and Analysis, executive compensation tables, and narrative disclosures that accompany the executive pay tables. This vote is non-binding and advisory only; however, the Board expects to give due consideration to the opinion of the Company’s shareholders as expressed by their vote.

VOTE
The Board recommends voting “FOR” the approval, on an advisory basis, of the compensation of our named executive officers

We believe the compensation of our named executive officers should be:
•	closely linked to the performance of the Company as a whole, the executive’s business segment (as applicable), and the individual executive;
•	aligned with the Company’s annual operating plan and long-term strategic plan and objectives;
•	attractive in the markets where we compete for executive talent; and
•
structured to reward actions in accordance with the Company’s values and standards and to discourage the taking of inappropriate risks, and thereby to uphold Shyft’s high standards of business ethics and corporate governance.

At the 2024 Annual Meeting, over 97% of the votes cast on the advisory Say on Pay proposal voted in favor of the compensation of our named executive officers.
The Compensation Discussion and Analysis beginning on page 42 explains in detail the elements of the Company’s executive compensation program with respect to our NEOs, and the steps taken by the Company to help ensure that the program, as implemented in 2024, was aligned with these core principles. Balancing annual and long-term compensation elements, the program directly links incentive compensation for named executive officers with increases in shareholder value, principally by means of annual cash incentives based on achievement of performance goals set by the Compensation Committee at the beginning of the year, performance-based restricted share units that vest based on the Company’s TSR performance relative to the TSR Comparator Group and the Company’s Cumulative GAAP Net Income over a three-year period, and time-based restricted share units that vest over a three-year period. The Company believes this system, as put into practice under the supervision of the Compensation Committee, is instrumental in enabling the Company to achieve long-term financial performance and investor returns.

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Proposal Three

The Board strongly endorses the Company’s actions in this regard and recommends that shareholders vote to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement, according to the following resolution:
RESOLVED, that the compensation of the named executive officers, as disclosed in the proxy statement for the 2025 Annual Meeting of Shareholders, is approved by the shareholders on an advisory basis.
Unless otherwise directed by the shareholders, proxies that are properly executed and returned will be voted for the resolution. Abstentions and broker non-votes will not count as votes for or against the proposal and will not be included in calculating the number of votes in favor of the proposal.

VOTE REQUIRED

The proposal to approve the compensation of our named executive officers, as described in this proxy statement, is an advisory vote only, and will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. The Company will disclose the results of this vote, but is not required to take action based upon the outcome of this vote. However, the Compensation Committee intends to consider the outcome of the vote when considering future executive compensation arrangements (See “Additional Information,” beginning on page 81).

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PROPOSAL FOUR
Approval of the Amendment and Restatement of The Shyft Stock Incentive Plan
In 2016, the Board adopted, and our shareholders approved, the Spartan Motors, Inc. Stock Incentive Plan, which later became known as the Shyft Group, Inc. Stock Incentive Plan of 2016 (the “2016 Plan”). The 2016 Plan provided for an available pool of 2,800,000 shares of Shyft common stock for the grant of a variety of equity-based awards, such as stock options (including incentive stock options as provided for under the Internal Revenue Code of 1986, as amended (the “Code”)), stock appreciation rights, restricted stock, performance shares, and other stock-based awards. In 2020, the Board adopted, and our shareholders approved, an amendment and restatement of the 2016 Plan to increase the total pool of shares of Shyft common stock under the 2016 Plan by 1,200,000, for a total of 4,000,000 shares. In 2023, the Board of Directors adopted, and our shareholders approved, a further amendment and restatement of the 2016 Plan (to be known as The Shyft Group, Inc. Stock Incentive Plan) (“The Shyft Stock Incentive Plan” or the “Stock Incentive Plan” or the “Plan”) to increase the total pool of shares of Shyft common stock under the Plan by 1,000,000, for a total of 5,000,000 shares.

VOTE
The Board recommends voting “FOR” the approval of the amendment and restatement of The Shyft Stock Incentive Plan

On February 12, 2025, upon recommendation by the Compensation Committee, the Board approved and adopted an amendment and restatement of the Plan, subject to the approval of the Shyft shareholders at the Annual Meeting, in the form attached as Appendix B to this proxy statement. In general, we refer to the Stock Incentive Plan as proposed to be amended and restated here in 2025 as the “Amended Plan,” and the Plan prior to the amendment and restatement proposed here in 2025 as the “Existing Plan”.
Shareholders previously approved the Existing Plan; you are being asked to approve the Amended Plan, which continues to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs by permitting a variety of awards designed to advance the interests and long-term success of the Company to be granted to Shyft non-employee directors and officers and other employees of Shyft and its subsidiaries, plus certain consultants to the Company and its subsidiaries.
The Board recommends that you vote to approve the Amended Plan. In general, shareholder approval of the Amended Plan would make available for awards under the Amended Plan an additional 800,000 shares of Shyft common stock, no par value (“Common Stock”), above and beyond those authorized for the Existing Plan, with such total share pool subject to adjustment as described in the Amended Plan, including under the Amended Plan’s share counting rules. The Amended Plan will be the revised continuation of the Existing Plan, and shares remaining available for awards under the Existing Plan on the date of the Annual Meeting will continue to be available for awards under the Amended Plan, in addition to the newly authorized Common Stock. If the Amended Plan is approved by shareholders, it will be effective as of the day of the Annual Meeting. If the Amended Plan is not approved by our shareholders, no awards will be made under the Amended Plan, and the Existing Plan will remain in effect in accordance with its terms.
The following proposal summarizes information about the Existing Plan and the Amended Plan, plus reasons why we believe you should approve the Amended Plan, in addition to the material terms and conditions of the Amended Plan and other information required to be included in this proposal. The full text of the Amended Plan being submitted for approval by the shareholders is included as Appendix B to this proxy statement.

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Proposal four

Why We Believe You Should Vote For the Amended Plan
Our future success continues to depend in part on our ability to attract, motivate and retain high quality employees and directors; the ability to provide equity-based and incentive-based awards under the Amended Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our employees and directors. The use of Common Stock as part of our compensation program is also important because equity-based awards continue to be an essential component of our compensation program for selected employees, as such awards help link compensation with long-term shareholder value creation and reward participants based on service and/or performance.
As of December 31, 2024, 394,778 shares of Common Stock remained available for awards under the Existing Plan. If the Amended Plan is not approved, we may be compelled to significantly increase the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized for other purposes.
The following includes aggregated information regarding our view of the overhang and dilution associated with the Existing Plan, and the potential dilution associated with the Amended Plan (Shyft will make its annual award grants to employees on March 28, 2025, and those awards are not included in the data below). This information is as of December 31, 2024, and as of that date there were approximately 34,917,276 shares of Common Stock outstanding:
•
Shares of Common Stock subject to outstanding awards (consisting solely of RSUs and PSUs based on target performance, and excluding outstanding restricted stock awards): 1,066,405 shares (approximately 3.1% of our outstanding Common Stock);

•	Total number of shares of Common Stock remaining available in the share pool under the Existing Plan for new awards: 394,778 (1.1% of our outstanding Common Stock);
•
In summary, the total number of shares of Common Stock subject to outstanding awards (as described above), plus the total number of shares of Common Stock remaining available under the Existing Plan for new awards, or 1,461,183, represents a current overhang percentage of approximately 4.2% (in other words, the potential dilution of our shareholders represented by the Existing Plan); and

•
800,000 new shares (approximately 2.3% of our outstanding Common Stock, which percentage reflects simple dilution), subject to adjustment, including under the share counting rules of the Amended Plan, are requested under the Amended Plan; so

•
The total number of shares of Common Stock subject to outstanding awards (as described above), plus the total number of shares of Common Stock remaining available for future awards, plus the proposed new shares of Common Stock available for future awards under the Amended Plan, represent a total overhang of 2,261,183 shares (6.5%) under the Amended Plan.

Based on the closing price on the Nasdaq Stock Market for our Common Stock on December 31, 2024 of $11.74 per share, the aggregate market value of the new 800,000 shares of Common Stock requested under the Amended Plan was $9,392,000. In fiscal years 2022, 2023, and 2024, we granted awards (consisting of RSAs, RSUs, and PSUs at target) under the Existing Plan regarding 365,644 shares, 568,095 shares, and 1,531,461 shares, respectively.
Based on our basic weighted average shares of Common Stock outstanding for those three fiscal years of 35,073,000, 34,721,000 and 34,427,000, respectively, for the three-fiscal-year period 2022-2024, our average burn rate, not taking into account forfeitures, on this basis was 2.4%. Our individual years’ burn rates on this basis were 1.0% for fiscal 2022, 1.6% for fiscal 2023, and 4.4% for fiscal 2024.
In determining the number of shares to request for approval under the Amended Plan, our management team worked with the Compensation Committee and Mercer US LLC, an independent executive compensation consulting firm selected and retained by the Compensation Committee (“Mercer”), to evaluate a number of factors, including our recent and expected share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Amended Plan. If the Amended Plan is approved, we intend to utilize the shares authorized under the Amended Plan to continue our practice of

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Proposal four

incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the Amended Plan will last for about two years, including based on our historic grant rates, new hiring, and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the Amended Plan to determine the number and amount of awards to be granted under the Amended Plan, subject to the terms of the Amended Plan. Future benefits that may be received by participants under the Amended Plan are not determinable at this time.
Material Changes in the Amended Plan from the Existing Plan
The Amended Plan: (1) increases the number of shares of Common Stock available for awards by 800,000 shares; (2) correspondingly increases the limit on shares that may be issued or transferred upon the exercise of incentive stock options granted under the Amended Plan, during its duration (as described below), by the same 800,000 shares; and (3) extends the term of the Amended Plan until the tenth anniversary of the date of shareholder approval of the Amended Plan. The Amended Plan also makes certain other conforming, clarifying, or non-substantive changes to the terms of the Existing Plan to implement the Amended Plan.
Summary of the Other Material Terms of the Amended Plan
Administration
The Amended Plan will be administered by the Compensation Committee (or its successor), which will determine, subject to the terms of the Amended Plan, the persons receiving awards, the nature and amount of awards granted to each person (subject to the limits specified in the Amended Plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the Amended Plan. The Compensation Committee may amend the terms of awards granted under the Amended Plan from time to time in any manner, subject to the limitations specified in the Amended Plan. Awards may be granted under the Amended Plan to participants for no cash consideration or for such minimum consideration as determined by the Compensation Committee. The Plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974 (ERISA). The Amended Plan is drafted to comply with or be exempt from Section 409A of the Code, which imposes specific rules on the timing and payment of deferred compensation. Pursuant to the provisions of the Amended Plan, no awards may be granted under the Amended Plan after its expiration on May 14, 2035.
Eligible Participants
Persons eligible to receive awards pursuant to the Amended Plan include Shyft directors, officers, and other employees of Shyft and its subsidiaries, and certain consultants of Shyft and its subsidiaries, as described in the Amended Plan. Eligible participants must be selected for awards by the Compensation Committee (or its proper delegate) to be participants in the Amended Plan. There are currently approximately 8 Shyft non-employee directors and 150 officers and other employees of Shyft and its subsidiaries that could be eligible to be selected for awards under the Amended Plan. There are currently approximately less than 10 consultants for Shyft and its subsidiaries that could be eligible to be selected for awards under the Amended Plan. Additional individuals may become directors, officers, or employees in the future and could participate in the Amended Plan. The basis for participation in the Amended Plan by eligible persons is the selection of such persons for participation by the Compensation Committee (or its proper delegate) in its discretion.
Types of Awards and Certain Terms
The awards described in this section may be granted under the Amended Plan. A “stock option” is a contractual right to purchase a number of shares at a price determined at the date the stock option is granted. The exercise price included in both incentive stock options and nonqualified stock options (unless substitute, replacement or assumed awards as described below) must equal at least 100% of the fair market value of the stock at the date of the grant (and the exercise price may be paid in cash, previously-held shares, share withholding, cash equivalents or other consideration approved by the Compensation Committee, all as further

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Proposal four

described in the Amended Plan. A “stock appreciation right” is an award of the right to receive stock or cash of an equivalent value in an amount equal to the difference between the price specified in the stock appreciation right and the prevailing market price of our common stock at the time of exercise. Stock appreciation rights may be granted in tandem with stock options. The exercise price included for stock appreciation rights (unless substitute, replacement or assumed awards as described below) must equal at least 100% of the fair market value of the stock at the date of the grant. “Restricted Stock” and “Restricted Stock Units” (or RSUs) are awards of Common Stock (or the right to receive Common Stock or cash) granted to a participant for no or nominal consideration. Title to the shares passes to the participant at the time of the grant of restricted stock but not RSUs; however, the ability to sell or otherwise dispose of the shares or RSUs is subject to restrictions and conditions determined by the Compensation Committee. “Performance Share Units” (or PSUs) are an award of the right to receive stock or cash of an equivalent value generally after the end of the specified performance period upon the attainment of specified performance goals. “Stock Awards” are awards of fully-vested stock, provided that such awards satisfy an exception to the minimum vesting provisions under the Amended Plan.
Please see the Amended Plan for more information about specific requirements for and limitations on the awards that can be granted under the Amended Plan, including those relating to clawback requirements and transferability restrictions. Further, the Amended Plan provides default provisions regarding the treatment of awards in the event of certain terminations of employment or service, which default provisions may be changed by the Compensation Committee or in an applicable award agreement.
Minimum Vesting: Share Counting Provisions
Awards under the Amended Plan are subject generally to one-year minimum time-based vesting or one-year minimum performance period requirements, but these requirements do not apply to awards granted in payment of or exchange for earned compensation, upon a change in control of Shyft as described in the Amended Plan, for terminations of service (including due to death, disability, termination without cause or termination due to good reason, or awards covering up to 5% of the shares available under the Amended Plan share pool (all as further described in the Amended Plan). These minimum vesting provisions do not prohibit awards from (or the Compensation Committee from taking discretionary action regarding the) continued vesting or earlier vesting awards, including based on retirement, death, disability or termination of employment or service.
Subject to adjustment as described in the Amended Plan and the Amended Plan share counting rules, 5,800,000 shares (consisting of 2,800,000 shares approved in 2016, 1,200,000 shares approved in 2020, 1,000,000 shares approved in 2023, and 800,000 shares to be approved in 2025), plus shares subject to awards under the Existing Plan or Amended Plan (or a prior plan) that become available under the Amended Plan as a result of forfeiture, cancellation, expiration, exchange, termination, cash settlement or less-than-maximum earning of such awards, plus shares subject to full-value awards that are surrendered to us for taxes (for 10 years following shareholder approval), will be available for awards under the Amended Plan. Generally, shares will count against the Amended Plan on a one-for-one basis.
The following shares will not be added (or added back, as applicable) to the available share pool under the Amended Plan: (1) shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option; (2) shares withheld by us, tendered or otherwise used to satisfy tax withholding, (3) shares subject to share-settled stock appreciation rights that are not actually issued upon the exercise thereof, and (4) shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of stock options. Further, shares received where a participant elects to give up the right to receive other compensation based on fair market value will not count against the aggregate number of shares available under the Amended Plan.
No participant will be granted, during any one calendar year, awards with respect to more than 500,000 shares, subject to adjustment as provided in the Amended Plan. Notwithstanding anything to the contrary contained in the Amended Plan, in no event will any non-employee director be granted compensation in any one calendar year for non-employee director service if the

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compensation has an aggregate maximum value (measured at the date of grant based on the grant date fair value for financial reporting purposes), in excess of $750,000. Incentive stock options may be granted only to participants who meet the definition of “employees” under Section 3401(c) of the Code, and the aggregate number of shares actually issued or transferred upon the exercise of incentive stock options will not exceed 5,800,000.
Change in Control
Upon the occurrence of a “change in control” of Shyft (as defined in the plan), if the Company or the Company’s successor does not continue or assume the obligations under the Amended Plan or replace outstanding awards with awards having substantially the same intrinsic value, all outstanding stock options and stock appreciation rights would become immediately exercisable in full and would remain exercisable in accordance with their terms. All other outstanding awards under the Amended Plan would immediately become fully vested, exercisable, and nonforfeitable. All currently-outstanding performance-based awards would vest at the target level of performance achievement, according to their terms. Where awards are continued, assumed or replaced in the change in control, then unvested or unexercised awards will be subject to default treatment under Section 9.3 of the Amended Plan for qualifying terminations of employment or service as described in the Amended Plan (generally, all outstanding stock options and stock appreciation rights would become immediately exercisable in full and would remain exercisable in accordance with their terms, and all other outstanding awards under the Amended Plan would immediately become fully vested (with all currently-outstanding performance-based vesting at the target level of performance achievement, according to their terms)).
Adjustments; Deferred Dividends or Dividend Equivalents; Prohibition on Dividends or Dividend Equivalents on Stock Options or Stock Appreciation Rights
Awards under the Amended Plan will be subject to mandatory, equitable, anti-dilution adjustments by the Compensation Committee as described in the Amended Plan, including to all terms and conditions of such awards, for certain corporate events or transactions including a stock dividend, extraordinary cash dividend, stock split, share combination, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, or other change in the capital structure of the Company. Also, in the event of these corporate events or transactions, underwater stock options and stock appreciation rights may be cancelled without payment under certain circumstances as described in the Amended Plan. Dividends or dividend equivalents on all awards under the Amended Plan (other than stock options and stock appreciation rights) will be deferred until and paid contingent upon the vesting or earning of such awards (including restricted stock, RSUs and performance-based awards). Stock options and stock appreciation rights may not provide for any dividends or dividend equivalents at all.
Amendment and Termination of the Amended Plan
The Board of Directors may terminate the Amended Plan at any time and may from time to time amend the Amended Plan as it considers proper and in the best interests of Shyft, provided that no amendment may materially and adversely impair any outstanding award without the consent of the participant, except according to the terms of the Amended Plan or the award. In addition, subject to the adjustment provisions of the Amended Plan, no such amendment may be made without the approval of shareholders of Shyft if it would (1) reduce the exercise price of outstanding stock options or the base price of outstanding stock appreciation rights, (2) increase the individual annual maximum award limit, or (3) otherwise amend the Amended Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or rules.
Allowances for Conversion Awards and Assumed Plans
Awards granted under the Amended Plan in substitution for or conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, RSUs, or stock awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit

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Proposal four

or other Amended Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Amended Plan, under circumstances further described in the Amended Plan, but will not count against the aggregate share limit or other Amended Plan limits described above.
Material Federal Income Tax Consequences
The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Amended Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for Amended Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the recipient for such restricted stock) at such time as the restricted stock is no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance Awards. No income generally will be recognized upon the grant of performance awards. Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Stock received.
Nonqualified Stock Options. In general:
•	no income will be recognized by an optionee at the time a nonqualified stock option is granted;
•
at the time of exercise of a nonqualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•
at the time of sale of shares acquired pursuant to the exercise of a nonqualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise an incentive stock option. If Common Stock is issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
If Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

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Proposal four

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of stock appreciation rights. When the stock appreciation rights are exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Stock received on the exercise.
RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.
Tax Consequences to the Company and its Subsidiaries. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.
Registration of Shares
The shares currently authorized for issuance under the Existing Plan have been registered pursuant to the Securities Act of 1933. If the shareholders approve the proposal, the Company intends to also register the additional shares pursuant to the Securities Act of 1933 before any such additional shares are granted or issued pursuant to the Amended Plan.
New Plan Benefits
It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Amended Plan because the grant and actual settlement of awards under the Amended Plan are subject to the discretion of the plan administrator.

Shyft Group // 2025 Proxy Statement	39

Proposal four

Awards Granted to Certain Persons
The table below shows the number of awards granted under the Existing Plan to the persons and groups indicated below since its inception through March 17, 2025.
THE SHYFT GROUP, INC. STOCK INCENTIVE PLAN
(Amended and Restated Effective May 14, 2025)

Name and Position	Number of Shares of Restricted Stock and Common Stock Subject to RSUs Granted	Number of Shares of Common Stock Subject to PSUs Granted (At Maximum)
Named Executive Officers:
John Dunn, President and Chief Executive Officer	168,328	413,444
Jonathan Douyard, Former Chief Financial Officer	0	0
Jacob Farmer, President, Specialty Vehicles and Fleet Vehicles and Services	121,514	65,974
Colin Hindman, Former Chief Human Resources Officer	0	16,724
Joshua Sherbin, Chief Legal, Administrative, and Compliance Officer	140,734	78,246
All current executive officers, as a group	430,576	557,664
All current non-employee directors as a group	78,782
Each nominee for election as a director*	31,167
Each associate of any of the foregoing	N/A	N/A
Each other person who received at least 5% of all awards	N/A	N/A
All employees, including all current officers who are not executive officers, as a group	369,860	378,476

*	Awards to each nominee for election as a director: Mr. Sharman: 12,121, Mr. Esposito: 9,523, and Ms. Pizzuto: 9,523.
Equity Compensation Plan Information
The following table provides information about our equity compensation plans regarding the number of securities to be issued under these plans upon the exercise of outstanding options, the weighted-average exercise prices of options outstanding under these plans, and the number of securities available for future issuance as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(4)
Equity compensation plans approved by security holders (1)	1,066,405	N/A(3)	394,778
Equity compensation plans not approved by security holders(2)	—	N/A	46,356
Total	1,066,405	N/A	441,134

(1)	Consists of the Stock Incentive Plan. See “Note 14 – Stock Based Compensation” to the Consolidated Financial Statements for the year ended December 31, 2024 for more information regarding this plan.

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Proposal four

(2)
Consists of The Shyft Group, Inc. Directors’ Stock Purchase Plan. This plan provides that non-employee directors of the Company may elect to receive at least 25% and up to 100% of their “director’s fees” in the form of the Company’s common stock. The term “director’s fees” means the amount of income payable to a non-employee director for his or her service as a director of the Company, including payments for attendance at meetings of the Company’s Board or meetings of committees of the Board, and any retainer fee paid to such persons as members of the Board. A non-employee director who elects to receive Company common stock in lieu of some or all of his or her director’s fees will, on or shortly after each “applicable date,” receive a number of shares of common stock (rounded down to the nearest whole share) determined by dividing (1) the dollar amount of the director’s fees payable to him or her on the applicable date that he or she has elected to receive in common stock by (2) the market value of common stock on the applicable date. The term “applicable date” means any date on which a director’s fee is payable to the participant. 9,894 shares have been issued under this plan. All of the shares reflected in column (c) for this plan may be issued as described above other than upon the exercise of options, warrants or rights.

(3)	The number of shares reflected in column (a) in the table above represents shares issuable pursuant to outstanding PSUs and RSUs, for which there is no exercise price.
(4)
Each of the plans reflected in the above table contains customary anti-dilution provisions that are applicable in the event of a stock split or certain other changes in the Company’s capitalization. In addition, the Stock Incentive Plan provides that if a stock option is canceled, surrendered, modified, expires or is terminated during the term of the plan but before the exercise of the option, the shares subject to the option will be available for other awards under the plan. All of the shares reflected in column (c) for the Stock Incentive Plan may be issued other than upon the exercise of options, warrants or rights.

Required Vote

The affirmative vote of a majority of the shares of Common Stock voted at the Annual Meeting, by person or by proxy, is required to approve the Amended Plan. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Your Board of Directors recommends that you vote FOR the approval of the Amended Plan.

Shyft Group // 2025 Proxy Statement	41

Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis (“CD&A”) describes and analyzes the executive compensation program in place at the Company for our Named Executive Officers (“NEOs”) in 2024.
Your understanding of our NEO compensation program is important to the Company. The goal of this CD&A is to explain:
•	our compensation philosophy and objectives for our NEOs in 2024;
•
the respective roles of our Human Resources and Compensation Committee (the “Committee”), the Committee’s external executive compensation consultant, and management in the 2024 executive compensation process;

•	the key components of our 2024 executive compensation program and the successes and achievements our program is designed to reward;
•	how the decisions we made in the 2024 executive compensation process align with our executive compensation philosophy and objectives; and
•	how our NEOs’ 2024 compensation aligned with both our financial and operational performance and our shareholders’ long-term investment interests.

OUR 2024 NAMED EXECUTIVE OFFICERS

John Dunn
President and Chief Executive Officer
Jonathan Douyard
Former Chief Financial Officer
Jacob Farmer
President, Specialty Vehicles and Fleet Vehicles and Services
Colin Hindman
Former Chief Human Resources Officer
Joshua Sherbin
Chief Legal, Administrative, and
Compliance Officer

2024 Executive Transitions
Mr. Douyard served as Chief Financial Officer during 2024 until December 31, 2024, when he left the Company to pursue another career opportunity outside of the specialty vehicle industry.
Mr. Farmer was named President Fleet Vehicles and Services (“FVS”) effective January 1, 2024, while continuing to serve in his prior role as President of Specialty Vehicles (“SV”) on an interim basis. On May 20, 2024, Mr. Farmer was promoted to President, SV and FVS.
Mr. Colin Hindman served as Chief Human Resources Officer (“CHRO”) during 2024 until June 3, 2024, when he ceased serving as CHRO and moved into a non-executive advisory role for the Company until June 14, 2024.
Mr. Sherbin served as Chief Legal and Compliance Officer during 2024 and, on June 3, 2024, his role expanded to Chief Legal, Administrative, and Compliance Officer.
2024 Highlights
In 2024, faced with continued operating headwinds, our team concentrated on enhancing operational efficiency and boosting shareholder value by generating positive operating cash flow and sustaining profitability across all segments. Our dedication to operational excellence and focusing on customer needs has made us competitive in key markets, such as parcel delivery and infrastructure, providing a solid financial base.
In 2024, we accomplished the following milestones:
•	Delivered Specialty Vehicles Adjusted EBITDA margin of 19% for the full year.

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Compensation Discussion and Analysis

•	Managed working capital and drove operating cash flow totaling $30 million.
•	Enabled future growth through acquisition of Independent Truck Upfitters (“ITU”).
•	Continued return of capital to shareholders through dividends of $7 million.
Looking forward, we are committed to further improving our financial performance and operating cash flow generation, while continuing to invest in initiatives that position us for future growth.
Summary of Key Compensation Decisions and Outcomes for 2024
The Board believes its NEO compensation approach and practices contribute to the Company’s success in enhancing shareholder value and driving long-term growth and profitability. The key compensation decisions the Committee made for 2024 are summarized below and discussed in greater detail in the remainder of this CD&A.
Base Salary Adjustments
The Committee approved merit base salary increases for all NEOs effective April 1, 2024 to maintain general alignment with market medians per our compensation philosophy and to recognize individual performance in 2023. The Committee also approved base salary increases to recognize promotions and changes in responsibility when applicable. 2024 base salary changes are detailed in the “2024 Base Salaries” section below.
Annual Incentive Compensation Program
For fiscal year 2024, the annual incentive award (“AIC”) for Messrs. Dunn, Douyard, Hindman, and Sherbin was based on the following performance metrics and weightings: Company Adjusted EBITDA 55%; Company Free Cash Flow Conversion 25%; and individual management business objectives (“MBOs”) 20%. In particular:
•
Based on performance of the Company and on each of their respective MBOs, the 2024 AIC payout as a percent of target for Mr. Dunn was 114% and for Mr. Sherbin was 119%. Mr. Hindman’s 2024 AIC payout as a percent of target was 44% and reflects being prorated for a partial year worked per the terms of the Company’s Executive Severance Plan. Mr. Douyard did not receive a 2024 AIC payout because he was not employed as of the date of payment as generally required under the AIC plan.

For fiscal year 2024, the AIC award for Mr. Farmer was based on the following performance measures and weightings: Company Adjusted EBITDA 25%; Company Free Cash Flow Conversion 25%; segment Adjusted EBITDA 30%; and MBOs 20%. In particular:
•	Based on the performance of the Company, our SV and FVS segments, and Mr. Farmer’s MBO performance, his 2024 AIC payout as a percent of target was 116%.
Mr. Farmer also received a special, one-time cash bonus of $100,000 in recognition of his promotion to President SV and FVS and his successful achievement in the role as determined by the CEO and the Committee.
Long-Term Incentive Compensation Program
In March 2024, the Committee granted both performance-based restricted stock units (“PSUs”) and time-based restricted stock units (“RSUs”) to the NEOs. The total long-term incentive compensation (“LTIC”) target award value was allocated 60% to target PSUs and 40% to RSUs.
All awards earned will be settled in shares. The RSUs generally vest in three equal installments on the first three anniversaries of the grant date of the award. The PSUs are generally subject to a performance period of 36 months and cliff vesting at the end of the performance period following Committee approval and are based on TSR and Cumulative GAAP Net Income performance measures, as further described below.

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Compensation Discussion and Analysis

In addition to the 2024 annual LTIC award, the Committee approved additional 2024 equity awards as follows:
•	Messrs. Farmer and Sherbin each received a grant of RSUs at the time of their respective promotions that generally vests ratably over three years.
These grants are described in greater detail below and are reflected in the Grants of Plan-Based Awards table.
Merger-Related Compensation Decisions and Actions
The Committee believes that Messrs. Farmer and Sherbin are critical for business integration related to the Merger, the continued success of Shyft, and driving value for the combined entity following the consummation of the Merger. To incentivize Messrs. Farmer and Sherbin to remain employed with Shyft through the Merger closing and to remain employed with Aebi Schmidt following the Merger closing, on December 15, 2024, the Committee and the Shyft Board approved special cash retention awards to such executives. The gross amount of the cash retention awards is $1,600,000 for each executive. Mr. Sherbin’s special cash retention award was paid to him on December 31, 2024, subject to an obligation to repay such amount on an after-tax basis if (1) the Merger is not consummated on or prior to December 31, 2025, (2) Mr. Sherbin resigns from employment without Good Reason (as defined in the Company’s Executive Severance Plan) or is terminated for Cause (as defined in the Company’s Executive Severance Plan) prior to the first anniversary of the Merger closing date or (3) Mr. Sherbin’s employment terminates prior to the consummation of the Merger as a result of his death or disability. The cash retention award for Mr. Farmer will be paid to him at the time of the Merger closing, subject to an obligation that Mr. Farmer repay such amount on an after-tax basis if Mr. Farmer resigns from employment without Good Reason or is terminated for Cause prior to the first anniversary of the Merger closing date.
In addition, on December 15, 2024, the Committee approved grants of restricted stock to be made to each of Messrs. Farmer and Sherbin. These restricted stock awards were granted with respect to the number of shares of Shyft Common Stock having an aggregate fair market value equal to $2,000,000 for each executive, based upon the average closing price of Shyft Common Stock during the period of 30 calendar days ending with the day before the grant date. Each executive has made an election under Section 83(b) of the Internal Revenue Code (the “Code” and such election, a “Section 83(b) Election”) to include the value of the grant in his taxable income for the 2024 calendar year. Each such restricted stock grant was divided into two parts, with one part being fully vested upon grant and one part generally vesting in three equal annual installments on each of the first three anniversaries of the Merger closing. The portion of the restricted stock grant that is fully vested for each executive consists of the number of shares of Shyft Common Stock having a fair market value equal to the applicable taxes.
Other Compensation Actions; Code Section 280G
In connection with the Merger, certain executives of Shyft may, absent the actions described below, become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Section 280G of the Code. Specifically, to mitigate the potential economic impact of Sections 280G and 4999 of the Code on Shyft and those executive officers, on December 15, 2024, the Committee and the Shyft Board approved, among other things, taking any one or more of the following actions with respect to compensation payable to Messrs. Dunn, Farmer and Sherbin:
•
Accelerated 2025 Equity Grants: if an annual Shyft RSU would otherwise be granted to an executive in 2025, such equity award may be granted on or prior to December 31, 2024 in the form of restricted stock, with one portion of the award being subject to vesting in annual installments over three years and one portion of the award being fully vested upon grant, with the portion that is fully vested at grant to consist of the number of shares having a fair market value equal to the applicable taxes;

•
Accelerated 2024 Annual Bonus Payment: paying a portion of the annual bonus with respect to Shyft’s 2024 fiscal year, which bonus would otherwise be paid in March 2025, to an executive on or prior to December 31, 2024, based on achievement of 85% of target performance; and

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Compensation Discussion and Analysis

•
Accelerated RSUs Vesting in 2025: accelerating the vesting of Shyft RSUs, which vesting is scheduled to occur during 2025, such that those Shyft RSUs vest and are settled on or prior to December 31, 2024.

After completing an analysis of the potential impact of Sections 280G and 4999 of the Code on Shyft and its executive officers, Shyft took the following specific actions pursuant to the authority described above.
•
On December 31, 2024, Shyft granted restricted stock awards to Messrs. Dunn and Sherbin. Mr. Dunn’s award relates to 184,805 shares of restricted stock having a fair market value of $2,169,611 (based upon the per share closing price of $11.74 of Shyft Common Stock on December 31, 2024); and Mr. Sherbin’s award relates to 47,386 shares of restricted stock having a fair market value of $556,312. These awards are in lieu of each such executive officer receiving an equity grant at the time that Shyft makes 2025 annual equity grants to other key employees, which is expected to occur in March 2025. The target value of the awards is the same as if they had been granted in March 2025. As described above, one portion of each award is subject to vesting in annual installments over three years and one portion of each award was fully vested upon grant, with the portion that is fully vested at grant consisting of the number of shares of Shyft Common Stock having a fair market value equal to the applicable taxes. Messrs. Dunn and Sherbin each made a Section 83(b) Election to include the value of the grant in his taxable income for the 2024 calendar year.

These awards were granted early only for tax mitigation purposes. The portion of the awards that will continue to vest will have the same vesting schedule as if they had been granted in March 2025 (i.e., Messrs. Dunn and Sherbin will not realize value from those awards any earlier than if they had been granted in March 2025), and no additional shares will be granted to them relative to the 2025 annual equity grant.
•
On December 31, 2024, Shyft paid a portion of the 2024 annual bonuses in the gross amounts of $663,000, $291,550, and $282,625 to Messrs. Dunn, Farmer, and Sherbin, respectively. These amounts reflect payment at approximately 85% of target performance. Such bonuses would have ordinarily been paid to the executive during March 2025, when Shyft typically pays annual bonuses to employees.

•
On December 18, 2024, Shyft accelerated the vesting of 37,272 Shyft RSUs held by Mr. Dunn, 18,124 RSUs held by Mr. Farmer, and 22,817 Shyft RSUs held by Mr. Sherbin. Under the terms of the applicable agreements, these Shyft RSUs would have vested in 2025 and vesting was accelerated into 2024 only for tax mitigation purposes.

These actions were taken specifically in light of the proposed Merger and thus represent a special circumstances compensation arrangement to address burdensome tax consequences under the circumstances that are outside the control of the NEOs. Further, these actions reflect essentially a change in timing of payment for the compensation elements described above (despite the effect of temporarily elevating the pay for Messrs. Dunn, Farmer and Sherbin as reflected for 2024 in this Proxy Statement), but do not reflect any attempt by the Company or such NEOs to circumvent the original vesting conditions for such compensation or weaken the linkage between pay and both service and performance.
Philosophy and Objectives of Executive Compensation Program
The Company’s executive compensation philosophy is to provide competitive compensation that incentivizes and rewards the achievement of strong performance. The Company’s executive compensation policies are designed to achieve the following five primary objectives:
•	attract and retain qualified management;
•	align the interests of management with those of shareholders to drive continuing increases in shareholder value;
•	align management’s compensation with the achievement of the Company’s annual and long-term performance goals;
•	reward excellent company performance; and
•	recognize individual and team achievements.

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Compensation Discussion and Analysis

Compensation Best Practices
The Committee is firmly committed to implementing an executive compensation program that aligns management and shareholder interests, encourages executives to drive sustainable shareholder value creation, mitigates risk, attracts top talent, and helps retain key people. A summary of what we do and do not do in that regard follows:

WHAT WE DO

Pay for Performance We tie pay to performance. The majority of NEO pay is not guaranteed but is generally conditioned upon the achievement of predetermined financial goals related to Company performance.

Mitigate Undue Risk Our compensation practices are designed to discourage excessive risk-taking as related to performance and payout under our compensation programs.
Reasonable Executive Severance and Change-of-Control Benefits Our post-employment and change-of-control severance benefits are designed to be consistent with competitive market practice.
Stock Ownership Guidelines Our guidelines for stock ownership align executives’ interests with those of our shareholders. Each continuing NEO complies with the guidelines applicable to the NEO.

Regular Review of Share Utilization We evaluate share utilization by reviewing the dilutive impact of equity compensation on our shareholders and the aggregate shares awarded annually as a percentage of total outstanding shares.

Clawback Policy We maintain and operate a clawback policy to recoup incentive compensation awards that complies with applicable SEC and Nasdaq requirements. In addition, we maintain and operate a supplemental policy that supports recoupment of incentive compensation awards in the case of certain executive misconduct.

Review Tally Sheets The Committee reviews tally sheets for our NEOs to ensure they have a clear understanding of the impact of various decisions, including possible payments under various termination scenarios prior to making annual executive compensation decisions.

Double Trigger Change of Control Severance Benefits Our Executive Severance Plan provides for payment of cash severance and accelerated vesting of equity awards after a change-of-control only if an executive experiences a qualifying termination of employment within a limited period following the change of control.

Independent Compensation Consulting Firm The Committee benefits from using an independent compensation consulting firm which provides no other services to the Company.

WHAT WE DON’T DO
No Excise Tax Gross-Ups Upon Change-of-Control We do not provide for excise tax gross-ups on change-of-control payments.
No Repricing Stock Options Without Shareholder Approval We do not permit stock options to be repriced without shareholder approval.

No Hedging Transactions, Short Sales or Pledging Our policies prohibit all employees, including NEOs and directors, from engaging in hedging or short sales with respect to the Company’s stock and directors, and certain employees, including the NEOs, from pledging Company stock.

No Excessive Perquisites for Executives We provide only limited perquisites.
No Guaranty on Incentive Payouts No guaranteed minimum payout of annual or long-term performance awards.
No Dividends on Unearned Equity We do not pay dividends or dividend equivalents on unearned equity awards.

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Compensation Discussion and Analysis

Primary Elements of Compensation
The following are the primary elements of our NEO compensation program and the objectives for including them.

Component	Pay Element	2024 Metrics & Weighting		Objectives
Base Salary	Cash	Generally evaluated based on peer group median		•	Attract and retain qualified executives
Annual Incentive Compensation (AIC)	Cash	Annual cash incentive payouts are capped at 200% of target and are based on achieving the following performance metrics:		•	Drive profitability, growth, and achievement of strategy
		Corporate Officers - Metrics for 2024 were weighted as follows:		•	Individual MBO goals motivate executives to deliver on certain goals and objectives specific to their areas of responsibility
		•	Company Adjusted EBITDA: 55%
		•	Company Free Cash Flow Conversion: 25%
		•	MBO Goals: 20%
Segment President - Metrics for 2024 were weighted as follows:
		•	Company Adjusted EBITDA: 25%
		•	Company Free Cash Flow Conversion: 25%
		•	Segment Adjusted EBITDA: 30%
		•	MBO Goals: 20%
Annual Long Term Incentive Compensation (LTIC)	Performance Share Units (PSU)	60% LTIC weighting of PSUs (at target)		•	Focus executives on shareholder value creation
		•	Earned PSUs are capped at 200% of target and are based on achieving the following performance metrics:	•	Relative TSR closely aligns our executive level measurement system with the experience of shareholders
			• Three-year TSR relative to the TSR Comparator Group: 60%	•	Net income is a key indicator of profitability and company performance
• Three-year Cumulative GAAP Net Income: 40%
	Restricted Stock Units (RSU)	40% LTIC weighting of RSUs		•	Retention, ownership, and full alignment with shareholder interests
		•	Awards generally vest ratably over three years

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Compensation Discussion and Analysis

Compensation Framework
The mix of target total direct compensation (base salary, target annual incentive awards, and target long-term incentive awards) for 2024 was structured to deliver the approximate proportions set forth below of total compensation to our CEO and the other NEOs (on average) if target levels of performance are achieved. The Committee believes the percentage of an executive’s total compensation that is “at risk” should increase as the executive’s responsibilities and ability to influence profits increase. For this reason, the percentage of an executive officer’s potential compensation that is based on annual incentives and long-term equity awards is larger relative to other employees.

Say on Pay Vote and Shareholder Engagement
The Say on Pay advisory vote to approve NEO compensation was conducted at our 2024 Annual Meeting based on the disclosure of our executive compensation in the proxy statement for that meeting. Of the shares of common stock represented at that meeting in person or by proxy that participated in the advisory vote, over 97% voted to approve the resolution. Our Board considered the results of this vote to be supportive of the Company’s compensation policies and programs and did not make any changes to such policies and programs as a result of the vote.
The Company takes meaningful measures to engage with its shareholders, including through attendance at multiple investor conferences throughout the year and regular phone calls, in-person meetings, and other communications, including periodic investor/analyst day events. The Company works to be responsive to all shareholder inquiries raised to the Company in an effort to fully engage with shareholders and respond to shareholder concerns.
Independent Executive Compensation Advisor
The Committee has selected and retained Mercer US LLC (“Mercer”), an independent executive compensation consulting firm, to provide competitive market data and advice related to each NEO’s compensation level and incentive design; review and evaluate management-developed recommendations on compensation levels, incentive mix, and incentive design for the non-CEO NEOs and certain other executives; develop the selection criteria and recommend comparative companies for executive compensation and performance comparisons; provide information on executive compensation trends and their implications to Shyft; and provide competitive market data and advice on non-employee director compensation. In 2024, Mercer also provided guidance on compensation adjustments related to promotions for Messrs. Farmer and Sherbin and executive compensation considerations related to the Merger.

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Compensation Discussion and Analysis

The Committee evaluates and assesses the independence of Mercer to ensure it maintains objectivity and independence when rendering advice to the Committee. Neither Mercer nor any of its affiliates provided any additional services to the Company during 2024 beyond those described above. Mercer reports directly to the Committee and is independent of management. The Committee has determined that the services Mercer provides do not create or present any conflicts of interest.
In 2024, the Committee also worked with Golden Parachute Tax Solutions, LLC in the evaluation of the impact of the Merger on executive compensation, primarily focused on strategies to mitigate potential tax impacts related to such compensation. Golden Parachute Tax Solutions, LLC did not provide any additional services to the Company during 2024.
Comparative Compensation Information
The Committee periodically engages independent third-party consultants to provide data and analysis regarding the compensation of executives at our peer group companies and at companies with whom we compete for talent. The Committee uses this data to design and implement competitive compensation programs.
With the assistance of its third-party consultant, Mercer, the Committee has established a group of peer companies that are:
•
in similar industries in which the Company competes for executive talent and capital, including auto parts and equipment, automobile manufacturers, construction machinery and heavy trucks, electronic manufacturing services, and industrial machinery; and

•
of similar size (as primarily measured by annual revenue), within a range of approximately one-third to three times the Company’s revenue (the peer companies have median revenue close to the Company’s revenue).

The Company’s 2024 peer group used for this purpose consisted of:
Alamo Group, Inc.	Douglas Dynamics, Inc.	Miller Industries, Inc.
Astec Industries, Inc.	Enerpac Tool Group Corporation	REV Group, Inc.
Barnes Group, Inc.	EnPro Industries, Inc.	Standard Motor Products
Blue Bird Corporation	ESCO Technologies, Inc.	Standex International Corporation
Columbus McKinnon Corporation	Federal Signal Corporation	The Manitowoc Company, Inc.
Commercial Vehicle Group, Inc.	Lindsay Corporation	Wabash National Corporation

Compared to the 2023 peer group, the Committee removed Altra Industrial Motion Corporation due to it being acquired in 2023, and added Barnes Group, Inc.
In late 2023, the Committee engaged Mercer to update the comparative compensation analysis that reviewed total direct compensation (consisting of base salary, target annual incentive compensation, and the value of long-term incentive grants) of the NEOs at the median of the peer group, with the intention that the total direct compensation of these executives would be set at amounts that are in the market median range. In performing this review, Mercer conducted a comparative compensation analysis of the NEOs’ compensation, including base salaries, short- and long-term incentives, and severance practices, using information from proxy disclosures and published surveys.
The Committee generally considered the peer group data when making compensation decisions in 2024. The Committee generally uses the median of the peer group as an initial reference point for evaluating base salary, annual incentive, and long-term incentive targets. The actual base salary and incentive targets for an individual NEO, however, may be set higher or lower than median based on the Committee’s assessment of individual NEO performance, experience, and potential. The NEO compensation levels generally reflect the Committee’s views on general business conditions, each NEO’s tenure in the applicable role, and the importance of placing higher value on performance-based compensation.

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Compensation Discussion and Analysis

2024 Base Salaries
Base salary is a fundamental component of the Company’s compensation program, and overall competitive salary levels are necessary to attract and retain well-qualified executives. The Committee determines recommended base salaries for executive officers by evaluating the responsibilities of the position, experience of the individual, Company performance, performance of the individual, competitive marketplace for similar management talent, and other relevant factors. The Committee does not give specific weight to any particular factor in this analysis.
The Committee made recommendations for 2024 base salary adjustments as shown in the table below consistent with the comparative compensation analysis conducted by Mercer and, more generally, the considerations described above. In addition, the Committee recommended base salary adjustments, when warranted, to recognize NEO promotions and expanded responsibilities.

Named Executive Officer	1/1/2024(1)	4/1/2024(2)	5/20/2024(3)	6/3/2024(4)
John Dunn	$780,000	$780,000
Jonathan Douyard	$478,100	$494,900
Jacob Farmer	$450,000	$450,000	$490,000
Colin Hindman	$375,100	$388,300
Joshua Sherbin	$430,600	$445,700		$475,000

(1)	Mr. Farmer received a base salary adjustment from $400,000 to $450,000 effective January 1, 2024 for his promotion to President FVS.
(2)
Reflects base salaries following the annual merit increase process effective April 1, 2024. Mr. Dunn’s salary was set on October 26, 2023 when he became CEO and was considered to be inclusive of the 2024 merit increase.

(3)	Mr. Farmer received a base salary adjustment on May 20, 2024 for his promotion to President, SV and FVS.
(4)	Mr. Sherbin received a base salary adjustment on June 3, 2024 for his promotion to Chief Legal, Administrative and Compliance Officer.
2024 Annual Incentive Compensation Awards
The AIC provides an opportunity for our NEOs to earn an annual cash payment (or bonus) based upon achievement of key metrics that reflect the top priorities for business performance. The metrics and associated weights used in the AIC are reviewed annually to help ensure alignment with business priorities and are approved by the Committee.
Each participant’s AIC bonus is determined as follows:

The target bonus percentage is a percentage of the participant’s base salary. AIC awards are generally prorated to reflect base salary or target bonus percentage changes during the year, as well as partial year participation (for example, for newly hired or newly eligible participants). The Committee established the target bonus percentage for each NEO at the beginning of 2024 as follows: 100% of base salary for Mr. Dunn as CEO; 80% of base salary for our CFO, increased from 70% in 2023; and, 70% of base salary for each of our other then-serving NEOs, each increased from 60% in 2023. The increase to our non-CEO NEOs’ AIC targets in 2024 was based on the Committee’s review of the comparative compensation analysis conducted by Mercer and consideration of each NEO’s experience and performance.

50	Shyft Group // 2025 Proxy Statement

Compensation Discussion and Analysis

The AIC bonus achievement multiplier is a multiple of the target bonus percentage. For example, achievement of bonus metrics at exactly target performance would result in a bonus multiplier of 100%. The threshold (minimum) bonus multiplier is 50% and the maximum bonus multiplier is 200%. At the end of each year, based on management’s recommendations, the Committee evaluates performance against the pre-established metrics to determine the bonus achievement multiplier.
The AIC award opportunities as a percent of base salary for our NEOs for 2024 were as follows:

Named Executive Officer	Threshold	Target	Maximum
John Dunn	50%	100%	200%
Jonathan Douyard	40%	80%	160%
Jacob Farmer	35%	70%	140%
Colin Hindman	35%	70%	140%
Joshua Sherbin	35%	70%	140%

The Committee retains the right to adjust the AIC awards or payouts, or grant discretionary cash bonuses, as it deems appropriate. At the discretion of the Committee, any AIC bonus may be paid in the form of the Company’s common stock. All AIC bonuses for 2024 were paid in cash.
2024 Annual Incentive Compensation
For 2024, the tables below show the performance metrics and targets established for our NEOs to earn an AIC bonus. The Committee selected Company Adjusted EBITDA as the key metric for all of our NEOs because it is viewed as the primary indicator of the performance and strength of our business on a long-term basis. For similar reasons, the Adjusted EBITDA of a segment is used as a metric for the leader of that segment. For 2024, the Committee replaced the Free Cash Flow metric used in 2023 with Free Cash Flow Conversion as it determined that the ratio provided a more appropriate measure of cash generation performance due to the cyclical nature of the Company’s profitability. Free Cash Flow Conversion is used as a metric for our NEOs because of its relationship to the Company’s profitability and cash generation. For each executive, the AIC bonus is also based, in part, on MBOs, which are individual management business objectives specific to that executive’s area of responsibility. The MBOs are established at the beginning of the year with approval from the Committee. Progress on the MBOs is reviewed during the year, and final performance is determined by the Committee following year-end.
The Committee strives to establish performance targets that are challenging and aligned with successful business outcomes, but that are also achievable. To that end, compared to 2023, the 2024 Adjusted EBITDA targets were lower due to expected continued softness in the motorhome markets, delayed recovery in the parcel delivery markets and slower electric vehicle adoption rates.

Shyft Group // 2025 Proxy Statement	51

Compensation Discussion and Analysis

Incentive Plan Metrics: Messrs. Dunn, Douyard, Hindman and Sherbin

	Performance Criteria for Payouts at ($ in 000s):
Metric	Minimum (50% payout)	Target (100% payout)	Maximum (200% payout)	Actual Performance	Actual Achieved %	Weight	Weighted % Payout
Company Adjusted EBITDA(1)	$34,200	$42,700	$51,200	$44,200	117%	55%	64%
Company Free Cash Flow Conversion(1),(2)	56%	70%	84%	56%	80%	25%	20%
Financial Objectives Factor							84%
For Mr. Dunn: MBO Goals Achievement(3):	0%	100%	200%	150%	150%	20%	30%
Total Financial Objectives and MBO Multiplier							114%
For Mr. Douyard: MBO Goals Achievement(4):	0%	100%	200%	n/a	n/a	20%	n/a
Total Financial Objectives and MBO Multiplier							n/a
For Mr. Hindman: MBO Goals Achievement(5):	0%	100%	200%	100%	100%	20%	20%
Total Financial Objectives and MBO Multiplier							104%
For Mr. Sherbin: MBO Goals Achievement(6):	0%	100%	200%	175%	175%	20%	35%
Total Financial Objectives and MBO Multiplier							119%

(1)
See GAAP reconciliation in Appendix A, including for an explanation of how Company Adjusted EBITDA is derived from our GAAP financial statements. Appendix A also reflects certain additional adjustments that were made to the Adjusted EBITDA reported by the Company in its Annual Report on Form 10-K filed with the SEC on February 20, 2025 (the “2024 Form 10-K”), for purposes of calculating the NEOs’ AIC awards for 2024.

(2)
In calculating Free Cash Flow Conversion results for the purposes of determining AIC payments, the Committee, consistent with the discretion provided under the AIC program, excluded factors that it deemed outside of management’s control, specifically the costs associated with: a) unplanned expense incurred to protect against a failing supplier; b) the CEO and CHRO transitions; c) multiple M&A activities; and d) a legacy EPA settlement payment. The Committee included the favorable contributions of ITU above the financial model attributable to Shyft management and influence. These considerations constituted $8.3 million in deemed additional Free Cash Flow results. Absent Committee approval of these considerations, the minimum payment threshold for the Free Cash Flow Conversion metric would not have been achieved.

(3)
Mr. Dunn’s MBO Achievement was based on multiple factors, including his successful transition into the CEO role, restructuring the executive team, significant safety improvements, and inventory reduction.

(4)	Mr. Douyard was not eligible for the 2024 AIC payout because he was not employed on the date of payment as generally required under the plan.
(5)	Mr. Hindman’s MBO Achievement was based on his contributions including improved safety results and enhanced employee engagement.
(6)
Mr. Sherbin’s MBO Achievement was based on multiple factors including his successful transition into a significantly expanded role, strong leadership during M&A activity, and continued focus on process enhancements.

52	Shyft Group // 2025 Proxy Statement

Compensation Discussion and Analysis

Incentive Plan Metrics: Mr. Farmer

	Performance Criteria for
Metric	Minimum (50% payout)	Target (100% payout)	Maximum (200% payout)	Actual Performance	Actual Achieved %	Weight	Weighted % Payout
Company Adjusted EBITDA(1)	$34,200	$42,700	$51,200	$44,200	117%	25%	29%
Company Free Cash Flow Conversion(1),(2)	56%	70%	84%	56%	80%	25%	20%
Segment Adjusted EBITDA(1)	$85,900	$107,400	$128,900	$94,000	88%	30%	26%
Financial Objectives Factor							76%
For Mr. Farmer:
MBO Goals Achievement(3):	0%	100%	200%	200%	200%	20%	40%
Total Financial Objectives and MBO Multiplier							116%

(1)
See GAAP reconciliation in Appendix A, including for an explanation of how Company Adjusted EBITDA is derived from our GAAP financial statements. Appendix A also reflects certain additional adjustments that were made to the Adjusted EBITDA reported by the Company in its Annual Report on Form 10-K filed with the SEC on February 20, 2025 (the “2024 Form 10-K”), for purposes of calculating the NEOs AIC awards for 2024.

(2)
In calculating Free Cash Flow Conversion results for the purposes of determining AIC payments, the Committee, consistent with the discretion provided under the AIC program, excluded factors that it deemed outside of management’s control, specifically the costs associated with: a) unplanned expense incurred to protect against a failing supplier; b) the CEO and CHRO transitions; c) multiple M&A activities; and d) a legacy EPA settlement payment. The Committee included the favorable contributions of ITU above the financial model attributable to Shyft. These considerations constituted $8.3 million in deemed additional Free Cash Flow results. Absent Committee approval of these considerations, the minimum payment threshold for the Free Cash Flow Conversion metric would not have been achieved.

(3)
Mr. Farmer’s MBO Achievement was based on multiple factors, including the successful transition into a significantly expanded role, leading the SV segment’s strong financial performance, driving enhanced financial results in the FVS segment, and improved safety results.

2024 Other Cash Bonus Awards
The Committee retains the right to adjust the AIC awards or payouts, or grant discretionary cash bonuses, as it deems appropriate. In 2024, Mr. Farmer received a cash bonus of $100,000 in recognition of his promotion to President, SV and FVS and his successful achievement in the role as determined by the CEO and the Committee.
Mr. Sherbin received a cash bonus of $1,600,000, as previously described, for retention purposes as a result of the Merger. The timing of this bonus being paid in 2024 was for 280G tax mitigation purposes. Mr. Sherbin will be required to repay the net amount of that bonus if the Merger does not close by December 31, 2025, or if his employment is terminated before or within 12 months of the Merger closing with Cause or without Good Reason, as defined in the Company’s Executive Severance Plan.
As previously described, a cash bonus of $1,600,000 was approved for Mr. Farmer in 2024 for payment in 2025 at the time of the Merger closing. This bonus is for retention purposes in connection with the Merger. The bonus will be subject to repayment if Mr. Farmer’s employment is terminated within 12 months of the Merger closing with Cause or without Good Reason, as defined in the Company’s Executive Severance Plan. The bonus will not be paid if the Merger closing does not occur by December 31, 2025.

Shyft Group // 2025 Proxy Statement	53

Compensation Discussion and Analysis

2024 Annual Long-Term Equity Incentive Awards
The Company’s equity compensation plans are designed to encourage long-term investment in the Company by participating executives and employees, more closely align executive and shareholder interests, and reward executive officers and other employees for building shareholder value. The Committee believes stock ownership by management and other employees is beneficial to all Company stakeholders. See the minimum stock ownership requirements for executive officers under “Risk Mitigation – Director and Executive Stock Ownership Requirements” below.
The Company currently has the ability to grant equity-based compensation to its NEOs pursuant to the Stock Incentive Plan, which was last amended and restated at the 2023 Annual Meeting. The Committee administers all aspects of the Stock Incentive Plan.
Annual long-term equity incentives for the NEOs typically consist of (1) the grant of RSUs with time-based vesting, and (2) the grant of PSUs, which are generally subject to the achievement of certain performance metrics over a cumulative three-year period. The Committee believes using a combination of RSUs and PSUs further enhances alignment of executive compensation with shareholder value creation and achievement of key business objectives while focusing participants on long term performance and strategic decision making. It is also intended to enhance executive retention.
For 2024, the Committee granted 40% of the target annual LTIC award in the form of RSUs and the other 60% in the form of target PSUs. Previously, 70% of the grant was comprised of PSUs, but the Committee reduced it to 60% in 2024 for greater balance between RSUs and PSUs, and to more closely align with market and peer practice. The continued greater proportionate allocation to PSUs reflects the Committee’s emphasis on performance-based rather than time-based equity compensation. These awards are described in more detail below.
Each participating NEO’s target annual LTIC award for a particular year is expressed as a percentage of the executive’s annual base salary. Considering our compensation philosophy and based on the comparative compensation analysis completed in late 2023, as well as considering each NEO’s experience and performance, the Committee increased the 2024 LTIC target award for Mr. Douyard from 150% to 160%, for Mr. Farmer from 100% at the time of his hire date to 135% at the time of his promotion to President, FVS, and for Messrs. Hindman and Sherbin from 100% to 110%. These awards are shown in the 2024 Long-Term Equity Incentive Compensation table below.
Restricted Share Units (RSUs)
For each of the NEOs, 40% of the value of the executive’s 2024 LTIC award was granted in the form of RSUs. The award was made on the last business day of March, with the number of RSUs granted based on the average of the closing stock price over the preceding 30 calendar days. The RSUs generally vest ratably over a three-year period, subject to any exceptions set forth in the applicable award agreement. Dividend equivalents for RSUs are accrued and paid upon vesting.
Performance Share Units (PSUs)
For each of the NEOs, 60% of the value of the executive’s 2024 annual LTIC award was granted in the form of PSUs. The PSU portion of the annual LTIC award is designed to reward the NEOs based upon achievement of cumulative financial performance over a three-year period (with cliff vesting generally following such three-year performance period) starting with the performance year in which the annual LTIC award is granted. For grants made in 2024, two cumulative performance metrics apply:
•	60% of the value of the PSUs is based on the Company’s TSR over the three-year performance period relative to our TSR Comparator Group; and
•
40% of the value of the PSUs is based on the Company’s Cumulative GAAP Net Income over the three-year performance period. For this purpose, net income is calculated in accordance with GAAP, subject to such further adjustments as may be approved by the Committee.

54	Shyft Group // 2025 Proxy Statement

Compensation Discussion and Analysis

The Committee strives to establish performance targets that are challenging and aligned with successful business outcomes, but that are also achievable. To that end, compared to 2023, the 2024 GAAP Net Income target was lower due to expected continued softness in the motorhome markets, delayed recovery in the parcel delivery markets and slower electric vehicle adoption rates.
The 2024 performance targets and associated payouts as a percent of target for the TSR and Cumulative GAAP Net Income performance metrics are as follows:
Total Shareholder Return (60%)(1),(2)

Percentile Rank Compared to TSR Comparator Group	Payout as a Percent of Target
Less than 25th percentile	0%
25th percentile (Threshold)	50%
50th percentile (Target)	100%
75th percentile (Maximum)	200%

Cumulative GAAP Net Income (40%)(3)

Cumulative GAAP Net Income	Payout as a Percent of Target
Less than $36,600,000	0%
$36,600,000 (Threshold)	50%
$52,200,000 (Target)	100%
$62,700,000+ (Maximum)	200%

(1)
With respect to both the Company’s stock and the stock of each company in our TSR Comparator Group, TSR performance will be calculated (a) using a 20-trading day average of the stock price ending on the first day and last day of the performance period, and (b) assuming all dividends declared during the performance period are reinvested at the closing price on the applicable ex-dividend date. Achievement between the stated percentages will be interpolated on a straight-line mathematical basis.

(2)	The TSR Comparator Group is comprised of the following companies:

Agco Corp, Alamo Group Inc., Allison Transmission Holding, Art’s-Way Manufacturing Co, Astec Industries Inc, Caterpillar Inc, China Yuchai Intl Ltd, CNH Industrial NV, Columbus McKinnon Corp, Commercial Vehicle Group Inc, Conrad Industries Inc, Cummins Inc, Deere & Co, Douglas Dynamics, Inc, Federal Signal Corp, Freightcar America Inc, GATX Corp, Gencor Industries, Inc., Greenbrier Companies Inc, H&E Equipment Services, Inc, Hyster-Yale Materials, Komatsu Ltd-Spons ADR, Kubota Corp -Spons ADR, Lindsay Corp, Manitex International Inc, Manitowoc Company Inc, Miller Industries Inc/Tenn, Oshkosh Corp, Paccar Inc, RB Global, Inc., Sypris Solutions Inc, Tennant Co, Terex Corp, Toro Co, Trinity Industries Inc, Twin Disc Inc, United Rentals Inc, Wabash National Corp, Wabtec Corp, Westport Fuel Systems Inc.

In comparison to the TSR Comparator Group used in 2023, Gencor Industries, Inc. was added, and no companies were removed.

(3)	Achievement between the stated dollar amounts is interpolated on a straight-line mathematical basis.
At the end of the three-year performance period, shares of the Company’s common stock will be issued, if determined by the Committee to have been earned, in settlement of the PSUs. The aggregate number of shares earned may be from 0% to 200% of the number of target PSUs granted. Dividend equivalents for earned PSUs are accrued and paid upon vesting.

Shyft Group // 2025 Proxy Statement	55

Compensation Discussion and Analysis

2024 Annual Long-Term Equity Incentive Compensation
For 2024, our NEOs were granted the following annual LTIC awards:

Named Executive Officer	Target LTIC Award for 2024	Number of RSUs Granted	Number of PSUs Granted
John Dunn	$2,223,000 (285% of base salary)	80,471	120,706
Jonathan Douyard	$791,840 (160% of base salary)	28,664	42,996
Jacob Farmer	$607,500 (135% of base salary)	21,991	32,987
Colin Hindman	$427,130 (110% of base salary)	15,462	23,193
Joshua Sherbin	$490,270 (110% of base salary)	17,747	26,621

These RSUs and target PSUs were granted on March 29, 2024 and were calculated using the average stock price of the Company’s common stock over the preceding 30 calendar days, which price was $11.05 per share. The RSUs granted in 2024 will generally vest ratably over a three-year period. The target PSUs granted in 2024 will generally be earned (or forfeited) based on the Company’s performance over the three-year period from January 1, 2024 through December 31, 2026, based on the metrics described above.
In addition to the 2024 annual LTIC awards described above, the Committee approved additional equity awards in 2024 as shown in the table below and which are reflected in the Grants of Plan-Based Awards table.

Name	Approval Date	Grant Date	Grant Type	Purpose	Vesting	Grant Date Fair Value(1)	Number RSAs/RSUs Granted
John Dunn	12/15/2024	12/31/2024	RSA	2025 Annual grant made early for 280G tax mitigation purposes(2)	Ratable in March 2026, March 2027, March 2028	$2,169,611	184,805
Jacob Farmer	12/20/2023	2/1/2024	RSU	Grant at the time of promotion	3-year ratable	$197,750	17,672
	12/15/2024	12/31/2024	RSA	Retention(3)	3-year ratable from time of the merger closing	$1,876,897	159,872
Joshua Sherbin	5/30/2024	6/3/2024	RSU	Grant at the time of promotion	3-year ratable	$101,107	7,980
	12/15/2024	12/31/2024	RSA	2025 Annual grant made early for 280G tax mitigation purposes(2)	Ratable in March 2026, March 2027, March 2028	$556,312	47,386
	12/15/2024	12/31/2024	RSA	Retention(3)	3-year ratable from time of the merger closing	$1,876,897	159,872

(1)
Amounts shown in this column represent the grant date fair value of stock awards calculated by multiplying the number of shares issued by fair value determined in accordance with FASB ASC Topic 718, “Stock Compensation.”

(2)
These grants were made in lieu of the 2025 LTIC grants that would have been made in March 2025, but were granted early in the form of Restricted Stock Awards (“RSAs”) in anticipation of the Merger as part of a 280G tax mitigation strategy. Each executive made a Section 83(b) Election to include the value of the grant in his taxable income for the 2024 calendar year. Each of the RSA grants was made such that a portion of the grant vested immediately in an amount that was equivalent to the payroll taxes owed on the value of the grant.

(3)
The Committee views Messrs. Farmer and Sherbin as critical to the integration and success of the Merger and made these grants to incentivize them to remain employed during the time leading up to and following the Merger. Each executive made a Section 83(b) Election to include the value of the grant in his taxable income for the 2024 calendar year. Each of the RSA grants was made such that a portion of the grant vested immediately in an amount that was equivalent to the payroll taxes owed on the value of the grant.

56	Shyft Group // 2025 Proxy Statement

Compensation Discussion and Analysis

In December 2024, the Committee also approved accelerated vesting of previously issued RSU grants with an original vesting date in 2025 for Messrs. Dunn, Farmer, and Sherbin for potential 280G tax mitigation purposes in anticipation of the Merger. Those shares vested on December 18, 2024 and are included in the Option Exercises and Stock Vested in 2024 table below. More information about the 2025 annual grants made early and the retention grants may be found in the “Merger-Related Compensation Decisions and Actions” section on page 44.
Results of 2022 Grant of PSUs for 2022 – 2024 Performance Period
The following information describes the performance goals for the target PSU awards granted in 2022 (the “2022 PSU Award”), the results relative to such performance goals, and the shares awarded pursuant to the 2022 PSU Award.
The 2022 PSU Awards granted to the participating NEOs in 2022 consisted of 60% that could be earned in general based on the achievement of the Company’s TSR percentile rank relative to the TSR Comparator Group, and 40% that could be earned based on Cumulative GAAP Net Income performance, in each case based on the performance period January 1, 2022 through December 31, 2024. Overall achievement could vary from 0% of the target award to 200% of the target award (assuming maximum performance), with no portion of the award earned with respect to a metric if performance fell below the threshold level for that metric.
The TSR and Cumulative GAAP Net Income performance levels, achieved results, and resulting percentage of target award achieved for the 2022 PSU Awards are summarized below. If performance was above the threshold level for either metric but between two performance levels shown in the applicable table, the payout percentage was determined based on straight-line mathematical interpolation.
Total Shareholder Return (60%)

Percentile Rank Compared to Index	Payout as a Percent of Target
Less than 25th percentile	0%
25th percentile (Threshold)	50%
50th percentile (Target)	100%
75th percentile (Maximum)	200%

Cumulative GAAP Net Income (40%)

Cumulative GAAP Net Income	Payout as a Percent of Target
Less than $144,100,000	0%
$144,100,000 (Threshold)	50%
$205,800,000 (Target)	100%
$246,900,000+ (Maximum)	200%

Over the three-year performance period, actual achievement under the 2022 PSU Awards was as follows:

Metrics	Results Achieved	Attainment	Weighting	% of Target Achieved
TSR(1)	TSR = (73%), 5th percentile	0%	60%	0%
Cumulative GAAP Net Income(2)	Achieved $58.8 million	0%	40%	0%
Total Payout				0%

(1)	The TSR Comparator Group was comprised of the following companies:

Agco Corp, Alamo Group Inc., Allison Transmission Holding, Art’s-Way Manufacturing Co, Astec Industries Inc, Caterpillar Inc, China Yuchai Intl Ltd, CNH Industrial NV, Columbus McKinnon Corp, Commercial Vehicle Group Inc, Conrad Industries Inc, Cummins Inc, Deere & Co, Douglas Dynamics, Inc, Federal Signal Corp, Freightcar America Inc, GATX Corp, Gencor Industries, Inc, Greenbrier Companies Inc, H&E Equipment Services, Inc, Hyster-Yale Materials, Komatsu Ltd-Spons ADR, Kubota Corp-Spons ADR, Lindsay Corp, Manitex International Inc, Manitowoc Company Inc, Miller Industries Inc/Tenn, Oshkosh Corp, Paccar Inc, Ritchie Bros Auctioneers, Sono Group NV/Sevcon Inc, Sypris Solutions Inc, Tennant Co, Terex Corp, Toro Co, Trinity Industries Inc, Twin Disc Inc, United Rentals Inc, Wabash National Corp, Wabtec Corp, Westport Fuel Systems Inc.

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Compensation Discussion and Analysis

(2)
Cumulative GAAP Net Income was adjusted with approval by the Committee to exclude the impact of costs totaling $18.5 million that were not planned when the Cumulative GAAP Net Income target was established, including costs related to the acquisition of XL Fleet, the CEO transition, Merger-related expenses, a legacy settlement related to the emergency response business that was divested in 2020, and a legacy settlement with the EPA.

Shares earned by the participating executives as a result of the achievement mentioned above for the 2022 PSU Awards are shown in the table below (no shares were distributed).

Named Executive Officer	Target PSU Awards at 100% Attainment	Shares Awarded as a Result of 0% Attainment
John Dunn	n/a(1)	—
Jonathan Douyard(2)	12,170	n/a
Jacob Farmer	n/a(1)	—
Colin Hindman(3)	4,357	0
Joshua Sherbin	7,307	0

(1)	Messrs. Dunn and Farmer were not employed at the time of this grant in 2022.
(2)	Mr. Douyard’s shares were forfeited upon his voluntary resignation.
(3)
Mr. Hindman’s original target PSU award under this grant was 5,410, which was prorated to the amount shown in the table based on the number of months he worked in the performance period prior to his termination per the terms of the Company’s Executive Severance Plan.

Human Resources and Compensation Committee Processes and Procedures
The Committee develops and recommends to the Board of Directors the Company’s executive compensation policies. The Committee also administers the Company’s executive compensation program and recommends for approval to the Board the compensation to be paid to the CEO and other executive officers. The Committee is made up of independent directors, none of whom is a current or former employee of the Company.
The Chief Legal, Administrative, and Compliance Officer (“CLACO”) serves as a coordinator at Committee meetings but does not participate in any decisions regarding executive or Board compensation. The Company’s CEO and CFO participate only to assist in the process of determining the compensation for executives other than themselves and to provide information to the Committee regarding Company performance, operations, strategies, and other information requested by the Committee. Other than the CEO, CFO and CLACO, none of the Company’s executive officers participate in any discussions of the Committee.
The Committee’s written charter provides that the Committee will review and make recommendations regarding the compensation of executive officers. The Committee’s policy is to conduct comparative compensation analysis of executive officers’ salaries at least once every two years. Executive compensation decisions must be approved by a majority of the independent members of the Board.
Personal Benefits and Perquisites
We believe that compensation in the form of perquisites and personal benefits does not provide transparency for shareholders or serve our compensation philosophy. Therefore, the Company offers limited perquisites in the form of executive physicals, additional life and disability insurance, and occasional spousal travel reimbursement. The limited perquisites and personal benefits we provide are disclosed in the Summary Compensation Table below and detailed in footnote 5 to that table.

58	Shyft Group // 2025 Proxy Statement

Compensation Discussion and Analysis

Retirement and Other Benefits
We offer a qualified defined contribution 401(k) retirement savings plan, which provides a match on employee contributions of 50% on the first 6% of eligible compensation. In addition, we provide a Supplemental Executive Retirement Plan (SERP) as part of a compensation package to attract and retain executives. The SERP is a non-qualified defined contribution plan that allows our executives to defer compensation and provides for certain matching contributions by the Company in addition to those provided under the Company’s qualified retirement plan. The Company offers this additional program for the potential to enhance total executive pay so that it remains competitive in the market. The SERP is described in more detail under “Non-Qualified Deferred Compensation” below. The Company does not provide a defined benefit pension plan.
Hindman Transition and Separation
In June 2024, the Company announced that it had terminated, without cause, the employment of Mr. Hindman, effective June 14, 2024. Mr. Hindman ceased serving as an officer of the Company on June 3, 2024 and transitioned his duties over the subsequent two weeks. In addition to accrued compensation and benefits, Mr. Hindman has received (or is entitled to receive) substantially the compensation and benefits to which he is entitled under the Company’s Executive Severance Plan for a termination without cause. The Company entered into a Transition and Separation Agreement with Mr. Hindman to memorialize the terms of his departure from the Company. For more information about the Transition and Separation Agreement with Mr. Hindman and related compensation and benefits, please see the “Hindman Transition and Separation Agreement” section below.
Douyard Resignation
In November 2024, Mr. Douyard announced that he would resign his employment with the Company on December 31, 2024 to pursue another career opportunity outside of the specialty vehicle industry. Mr. Douyard did not receive any incremental or enhanced compensation and benefits in connection with his departure, but received his accrued compensation and benefits through such date. Further, Mr. Douyard forfeited his outstanding equity awards as of his departure on December 31, 2024.
Risk Mitigation
We believe our compensation policies and programs are designed in a manner such that they do not create incentives or risks that are reasonably likely to have a material adverse effect on the Company. These policies and programs are designed to balance our executive compensation among appropriate short- and longer-term incentives and create the appropriate mix of fixed compensation as well as compensation that is contingent on the achievement of objectives which we believe will enhance shareholder value. In addition, we have several policies and practices in place designed to mitigate risks associated with our executive compensation practices, including:
Director and Executive Stock Ownership Requirements
Our Board members and continuing named executive officers are required to attain ownership of our common stock, within five years of being named to their position, at least equal to the following minimums:

Directors and Named Executive Officers	Common Stock Ownership Requirement
Non-employee directors:	5 times annual cash Board retainer
CEO:	5 times annual base salary
All other named executive officers:	3 times annual base salary

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Compensation Discussion and Analysis

Shares owned directly by Board members or executives, shares owned through a 401(k) plan or IRA, unvested restricted shares or RSUs that are subject to time-based vesting, shares previously owned by executives but placed in irrevocable trusts for family members or in revocable trusts, and shares determined to have actually been earned and issuable pursuant to PSUs awarded to the director or executive are counted toward these ownership requirements. Unexercised options, unexercised stock appreciation rights, and shares underlying PSUs (except to the limited extent described in the preceding sentence) are not counted toward the ownership requirements. As of December 31, 2024, all of the continuing NEOs and directors were in compliance with the stock ownership guidelines applicable to them.
Anti-Hedging Policy
The Company’s anti-hedging policy prohibits employees, including NEOs, and directors from engaging in any transaction that is designed to hedge or offset any decrease in the market value of our stock, including transactions in puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds. This policy includes stock held directly or indirectly by a director or executive officer, as well as any stock granted to a director or executive officer by the Company as part of the compensation of a director or executive officer. The policy also prohibits our employees, including our NEOs, and directors from engaging in short sales related to the common stock. Under the policy, directors and executive officers are prohibited from pledging shares of the Company’s stock.
Pricing of Equity Awards
The price historically used to determine the number of RSUs granted to our executives is generally an average of the closing share price for the 30 calendar days prior to the grant date. We do not “backdate” any equity-based awards. The Board is committed to maintaining the integrity of our compensation philosophy and programs. As part of this commitment, the Company believes that the disclosure of material nonpublic information should never be manipulated for the purpose of enriching compensation awards. We do not time the release of public information to affect the value of share-based awards, and we do not time the grant of share-based awards to take advantage of the disclosure of information.
Clawback Provisions
We maintain and operate a recoupment (or clawback) policy, that complies with applicable SEC and Nasdaq rules. This clawback policy provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Triggering events include an accounting restatement to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the clawback policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.
In general, the Company may use a broad range of recoupment methods under the clawback policy for mandatory accounting restatement clawbacks. The clawback policy does not condition such clawback on the fault on the executive officer, but the Company is not required to clawback amounts in limited circumstances where the Committee has made a determination that recovery would be impracticable and (1) the Company has already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the clawback policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement

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Compensation Discussion and Analysis

plan under the Internal Revenue Code of 1986, as amended, and applicable regulations. Operation of the mandatory accounting restatement provisions of the clawback policy is subject to a brief phase-in process during the first few years after its effectiveness. The Company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.
The Company also continues to maintain a supplemental clawback policy to operate in conjunction with the required clawback policy. The supplemental policy generally applies to situations involving (1) an accounting restatement and misconduct committed by covered individuals (including the Company’s current or former executive officers) that contributed to the need to prepare the accounting restatement, or (2) situations in which any such covered individual engages in so-called “detrimental activity.” For these purposes, detrimental activity generally consists of inappropriate use of confidential information or trade secrets, a felony conviction, material violation of material Company policy, willful violation of fiduciary obligations to the Company, or engagement in certain kinds of misconduct (or willful engagement in any other grossly improper conduct) that results in significant financial, reputational or other demonstratable and material harm to the Company. For an accounting restatement and misconduct trigger, the Company will generally recover excessive amounts similar to those recoverable under the clawback policy described above, but with more flexibility in the operation of the supplemental policy. For a detrimental activity trigger, in general, the Company may recover any incentive or equity compensation or payments (including both performance-based and time-based awards) as the Board reasonably deems appropriate, again subject to the flexibility provided under the supplemental policy.

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Executive Compensation Tables

2024 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
John Dunn President & Chief Executive Officer	2024	$780,000	$—	$4,983,273	$892,922	$48,732	$6,704,927
	2023	460,039	500,000	2,230,214	189,583	22,547	3,402,383
Jonathan Douyard Former Chief Financial Officer	2024	$490,377	$—	$1,002,239	$—	$21,623	$1,514,239
	2023	473,147	—	1,064,752	190,217	21,420	1,749,536
	2022	446,645	—	1,068,158	112,627	23,697	1,651,127
Jacob Farmer President, Specialty Vehicles and Fleet Vehicles & Services	2024	$473,006	$100,000	$2,843,569	$396,518	$21,904	$3,834,997
	2023	176,923	—	212,309	111,725	5,829	506,786
Colin Hindman Former Chief Human Resources Officer	2024	$183,129	$—	$540,630	$118,325	$437,893	$1,279,977
	2023	371,197	—	540,013	127,918	22,651	1,061,779
	2022	348,438	—	600,493	75,726	24,216	1,048,873
Joshua Sherbin Chief Legal, Administrative, and Compliance Officer	2024	$457,974	$1,600,000	$3,154,849	$397,262	$33,200	$5,643,285
	2023	426,129	—	599,001	146,845	36,437	1,208,412
	2022	405,653	—	706,658	86,940	41,366	1,240,617

(1)	2024 salary amounts reflect the total base wages paid to each NEO for the year.
(2)	Amounts shown in this column for 2024 reflect:
•
For Mr. Farmer, a bonus at the time of his promotion to President, FVS to recognize the interim period that he was expected served in the dual role overseeing FVS and SV (prior to such time that he was promoted to President, SV and FVS); and

•
For Mr. Sherbin, a retention bonus to recognize his critical role in the integration and success of the Merger and to incentivize him to remain employed during the time leading up to and following the Merger. Mr. Sherbin is obligated to repay this bonus if the Merger is not consummated on or before December 31, 2025, or if his employment terminates for Cause or without Good Reason prior to or within one year of the Merger closing date.

(3)
Amounts shown in this column for 2024 represent the aggregate grant date fair value of stock awards noted in the Grants of Plan-Based Awards table below. The fair values were determined in accordance with FASB ASC Topic 718, “Stock Compensation.” For information regarding valuation assumptions for the 2024 awards, see Note 14 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2024. Assuming the highest level of performance is achieved for the PSUs granted in 2024, the grant date fair values of all stock awards granted in 2024 would be $6,797,486 for Mr. Dunn, $1,648,470 for Mr. Douyard (had he remained employed), $3,339,363 for Mr. Farmer, $889,221 for Mr. Hindman (had he remained employed), and $3,554,964 for Mr. Sherbin.

(4)	Amounts shown in this column for 2024 represent the actual annual cash incentive bonuses paid to our NEOs under our AIC Plan, as described above.
(5)	The amounts reported in this column for 2024 consist of the following:

Name	401(k) Match	Executive Life Insurance	Executive Long-Term Disability	Executive Physical	Deferred Compensation Plan Match	Other(a)	Total
John Dunn	$ 10,350	$—	$10,353	$2,500	25,529	$—	$48,732
Jonathan Douyard	10,350	2,993	6,517	1,763	—	—	21,623
Jacob Farmer	8,115	4,479	7,247	2,063	—	—	21,904
Colin Hindman	5,378	2,240	3,901	1,025	—	425,349	437,893
Joshua Sherbin	6,890	13,746	10,764	1,800	—	—	33,200

(a)	For Mr. Hindman, this includes severance, outplacement, and COBRA payments made following his termination per the terms of the Company’s Executive Severance Plan.

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Executive Compensation Tables

Grants of Plan-Based Awards During 2024
The following table provides information concerning each grant of a plan-based award made to the NEOs in the last completed fiscal year.
2024 Grants of Plan-Based Awards

Name	Award / Grant Type	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Dunn	AIC			390,000	780,000	1,560,000
	PSUs	3/4/2024	3/29/2024				60,353	120,706	241,412		1,814,213
	RSUs	3/4/2024	3/29/2024							80,471	999,450
	RSAs	12/15/2024	12/31/2024							184,805	2,169,611
Jonathan Douyard	AIC			197,960	395,920	791,840
	PSUs	3/4/2024	3/29/2024				21,498	42,996	85,992		646,232
	RSUs	3/4/2024	3/29/2024							28,664	356,007
Jacob Farmer	AIC			171,500	343,000	686,000
	RSUs	12/20/2023	2/1/2024							17,672	197,750
	PSUs	3/4/2024	3/29/2024				16,494	32,987	65,974		495,794
	RSUs	3/4/2024	3/29/2024							21,991	273,128
	RSAs	12/15/2024	12/31/2024							159,872	1,876,897
Colin Hindman	AIC			135,905	271,810	543,620
	PSUs	3/4/2024	3/29/2024				11,597	23,193	46,386		348,592
	RSUs	3/4/2024	3/29/2024							15,462	192,038
Joshua Sherbin	AIC			166,250	332,500	665,000
	PSUs	3/4/2024	3/29/2024				13,311	26,621	53,242		400,115
	RSUs	3/4/2024	3/29/2024							17,747	220,418
	RSUs	5/30/2024	6/3/2024							7,980	101,107
	RSAs	12/15/2024	12/31/2024							159,872	1,876,897
	RSAs	12/15/2024	12/31/2024							47,386	556,312

(1)
The amounts reported in these three columns relate to the annual cash incentive award opportunities granted to the executives in March 2024. These awards were payable based on various objectives to be achieved during 2024, as discussed under “Compensation Discussion and Analysis – Annual Cash Incentive Awards” above. In March 2025, the actual amounts payable to the executives pursuant to these awards were determined and paid as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)
The amounts reported in these three columns reflect the grant of PSUs in 2024. The PSUs granted on March 29, 2024 represent shares of the Company’s common stock and are issuable to executives following the three-year performance period of 2024 - 2026 based on the Company’s TSR relative to the TSR Comparator Group and Cumulative GAAP Net Income over such performance period, as discussed under “Compensation Discussion and Analysis – Long-Term Equity Incentive Awards” above. Each threshold amount assumes a performance multiple of 50%; each target amount assumes a performance multiple of 100%; and each maximum amount represents the maximum number of shares issuable pursuant to the PSUs granted, which for 2024 was a multiple of 200%.

(3)
These are the RSUs and RSAs granted to each executive in 2024, as discussed under “Compensation Discussion and Analysis – Long-Term Equity Incentive Awards” above. The RSUs vest in three substantially equal annual installments, and the unvested RSAs vest in three substantially equal installments on each anniversary of the Merger closing date.

(4)
Amounts reported in this column represent the aggregate grant date fair value of the equity-based awards (PSUs, RSUs and RSAs) and were computed in accordance with FASB ASC Topic 718 (including, for the PSUs, based on probable outcome).

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Executive Compensation Tables

The Company provided the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices as described in the “Compensation Discussion and Analysis” section above. Grants made in 2024 are described more fully in the “Compensation Discussion and Analysis” section of this proxy statement. More information concerning the amount of salary and incentive compensation in proportion to total compensation for the CEO serving during 2024 and the other NEOs is provided above under the section of this proxy statement entitled “Compensation Discussion and Analysis – Compensation Framework.” Information concerning the terms of Mr. Hindman’s Transition and Separation Agreement are provided below under the section entitled “Hindman Transition and Separation Agreement” of this proxy statement.
Outstanding Equity Awards at December 31, 2024
The following table provides information concerning outstanding equity awards as of December 31, 2024.
Outstanding Equity Awards at 2024 Fiscal Year-End

Name	STOCK AWARDS
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
John Dunn	168,328	$1,976,171	211,996	$2,488,833
Jonathan Douyard(4)	—	—	—	—
Jacob Farmer	121,514	1,426,574	46,182	542,177
Colin Hindman(5)	—	—	7,079	83,107
Joshua Sherbin	140,734	1,652,217	43,520	510,925

(1)	This column reports the total number of shares underlying outstanding RSUs and RSAs that have not vested as of December 31, 2024. Vesting dates for these outstanding awards are as follows:

Name	Vesting Dates / RSUs and RSAs
	3/1/2026	3/29/2026	3/31/2026	3/29/2027	3/31/2027	3/31/2028
John Dunn	8,117	26,824	37,077	26,824	34,744	34,742
Jonathan Douyard	n/a
Jacob Farmer	2/1/2026	3/29/2026	6/30/2026	7/31/2026	2/1/2027	3/29/2027
	5,891	7,330	30,056	4,904	5,891	7,331
	6/30/2027	6/30/2028
	30,056	30,055
Colin Hindman	n/a
Joshua Sherbin	3/29/2026	3/31/2026	6/3/2026	6/30/2026	7/31/2026	3/29/2027
	5,916	10,695	2,660	30,056	4,904	5,916
	3/31/2027	6/3/2027	6/30/2027	3/31/2028	6/30/2028
	8,908	2,660	30,056	8,908	30,055

(2)
The market value of unvested RSUs and RSAs or unearned PSUs is determined by multiplying the closing market price of the Company’s common stock as of December 31, 2024 ($11.74) by the number of unvested RSUs or unearned PSUs.

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Executive Compensation Tables

(3)
This column reports the number of shares underlying unearned PSUs. In calculating the number of PSUs and their value, we compared the Company’s performance through 2024 under each outstanding PSU grant against the threshold, target, and maximum performance levels for the grant and report in this column the applicable potential or forecasted payout amount. If the performance is between levels, we reported the potential payout at the next highest level.

	Vesting Dates - PSUs
Name	12/31/2025 (a)	10/26/2026 (b)	12/31/2026 (c)
John Dunn	8,166	34,842	168,988
Jonathan Douyard	—	—	—
Jacob Farmer	—	—	46,182
Colin Hindman	2,571	—	4,508
Joshua Sherbin	6,251	—	37,269

(a)	For the shares that vest on December 31, 2025, the PSUs subject to the Cumulative GAAP Net Income and TSR performance metrics are shown at threshold.
(b)	For the shares that vest on October 26, 2026, the PSUs are subject to TSR performance metrics and are shown at threshold.
(c)
For the shares that vest on December 31, 2026, the PSUs subject to the Cumulative Net GAAP Income are forecast and shown at maximum and the PSUs subject to the TSR performance metric are forecast and shown at target.

(4)	For Mr. Douyard, all awards granted in 2024 and other outstanding awards were forfeited on December 31, 2024 coincident with his voluntary termination.
(5)
For Mr. Hindman, under the terms of the Company’s Executive Severance Plan, at the time of his termination his outstanding RSUs accelerated and vested. His outstanding PSUs were prorated based on the number of whole months he worked during the performance period prior to his termination date, with the prorated number of shares continuing to vest based on actual performance and on the original vesting schedule, as shown in the table above.

Option Exercises and Stock Vested in 2024
The following table provides information concerning the vesting of stock awards during 2024 for each of the NEOs.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John Dunn	128,297	1,518,486
Jonathan Douyard	23,814	307,493
Jacob Farmer	92,734	1,123,700
Colin Hindman	45,517	545,254
Joshua Sherbin	124,484	1,504,357

(1)
As previously described, Messrs. Dunn, Farmer, and Sherbin each received grants on December 31, 2024 in the form of RSAs and each executive made a Section 83(b) Election to include the value of the grant in his taxable income for the 2024 calendar year. Each of the RSA grants was made such that a portion of the grant vested immediately in an amount that was equivalent to the payroll taxes owed on the value of the grant. Those RSAs that vested immediately and were used to satisfy the payroll tax obligation are included in this table. For Mr. Dunn, this includes 80,575 shares with a value realized on vesting of $945,950. For Mr. Farmer, this includes 69,705 shares with a value realized on vesting of $818,336. For Mr. Sherbin, this includes 90,366 shares with a value realized on vesting of $1,060,897.

(2)
The amounts in this column are determined by multiplying the number of shares vested by the market value on the vesting date (or, if the vesting date is not a trading day, the trading day immediately preceding the vesting date).

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Executive Compensation Tables

Non-Qualified Deferred Compensation
The Company maintains a Supplemental Executive Retirement Plan (the “SERP”), a non-qualified defined contribution plan administered by the Committee, that allows eligible participants to defer compensation and incentive amounts and provides for discretionary matching and profit-sharing type contributions by the Company. The SERP is operated much like the Company’s 401(k) plan, but participation is limited to a select group of employees determined by the Board of Directors. The SERP allows participants to defer up to 25% of their base salary and up to 50% of their cash bonuses each year. Participants may select from a variety of investment options that are similar to the options offered in the Company’s 401(k) plan. At the beginning of each plan year, the Committee may elect to match all or a specified portion of each participant’s contribution for that year. The Committee will generally provide that each participant will receive a matching contribution equal to the matching contribution that the participant would have received under the Company’s 401(k) plan but for limitation imposed by federal tax law. In addition, the Committee may, in its discretion, make an additional matching contribution and/or a profit-sharing type contribution to the SERP each year. The SERP is a funded plan, however, the participants are merely general creditors of the Company. The SERP’s assets are subject to the claims of other creditors of the Company in some circumstances.
2024 Non-Qualified Deferred Compensation

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals / distributions ($)	Aggregate balance at last FYE ($)
John Dunn(1)	$41,258	$25,529	$1,260	$—	$68,047
Jonathan Douyard	—	—	—	—	—
Jacob Farmer	—	—	—	—	—
Colin Hindman	—	—	—	—	—
Joshua Sherbin	—	—	—	—	—

(1)
In 2024, Mr. Dunn elected to contribute 3% of his base salary (which totaled $23,400) and 2% of his 2024 AIC bonus (which totaled $17,258) to the SERP. Those amounts are included in the Summary Compensation Table, respectively, in the Salary and Non-Equity Incentive Plan Compensation columns. He received a Company match in the amount shown in the table below, which is included in the All Other Compensation column of the Summary Compensation Table. The Aggregate earnings amount shown in the table is not included in the Summary Compensation Table None of the amount reported for Mr. Dunn as a December 31, 2024 aggregate balance has previously been reported in prior years’ Summary Compensation Tables.

Severance Benefits
We maintain an Executive Severance Plan (“Severance Plan”) for the primary purpose of providing certain severance benefits to a select group of our key management employees designated by our Committee. All of our NEOs participated during 2024 in the Severance Plan.
Under the Severance Plan, a participant who is terminated by the Company without cause (as defined in the Severance Plan) is entitled to receive the following severance benefits:
•
Base salary continuation (at the rate in effect immediately prior to qualifying termination or, if greater, the rate in effect at any time within 180 days prior to the qualifying termination) for a period of 18 months following termination for our CEO and a period of 12 months for the other NEOs.

•
If the threshold is satisfied for annual incentive cash bonus eligibility under the AIC Plan for the fiscal year in which the qualifying termination occurs, the severance benefit will include a pro rata portion of the target incentive bonus for that year (based on the number of complete calendar months that have elapsed in that year prior to the qualifying termination). Any such pro rata bonus will be calculated and paid following completion of the performance year in question.

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Executive Compensation Tables

•
If the executive enrolls in COBRA, then during the applicable salary continuation period (up to 18 months for our CEO and up to 12 months for the other NEOs), the Company will pay a portion of the executive’s COBRA premiums equal to the portion of such premiums (if any) the Company would have paid with respect to the executive had employment with the Company continued, or until such time that the executive becomes eligible for health care benefits from another employer, whichever is sooner.

•
All outstanding unvested RSUs will be fully vested as of the date of termination. PSUs that are outstanding at the date of termination will generally be settled (in other words, shares of common stock issued to the executive) at the time the PSUs will otherwise be settled in accordance with their terms, following completion of the relevant performance period and subject to the achievement of the performance conditions for such PSUs, but with the executive receiving only a pro rata portion of the shares the executive would have otherwise received (based on the number of complete calendar months that have elapsed in the performance period prior to the qualifying termination).

•	The executive will be entitled to receive reasonable outplacement services following a qualifying termination for 12 months.
Notwithstanding the foregoing, if the employment of an NEO is terminated by the Company without cause (as determined by the Committee) or by the executive for “good reason” following a “change in control” of the Company, as each of those terms is defined in our Stock Incentive Plan, then the severance benefit payable to our CEO is equal to three times his annual salary, a pro rata portion of the target incentive bonus for that year (based on the number of complete calendar months that have elapsed in that year prior to the qualifying termination), and three times his target annual cash incentive award (without proration). The severance benefit payable to our other NEOs is equal to two times the respective NEO’s annual salary, a pro rata portion of the target incentive bonus for that year (based on the number of complete calendar months that have elapsed in that year prior to the qualifying termination), and two times the target annual cash incentive award (without proration). All outstanding unvested restricted stock and RSUs will be fully vested as of the date of termination. PSUs that are outstanding at the date of termination will generally be settled (in other words, shares of common stock issued to the executive) at the time the PSU would have otherwise been settled in accordance with its terms and at the target number of shares. In addition, if the executive enrolls in COBRA, then for a period of 36 months for our CEO and 24 months for the other NEOs, the Company will pay a portion of the executive’s COBRA premiums equal to the portion of such premiums (if any) the Company would have paid with respect to the executive had employment with the Company continued, or until such time that the executive becomes eligible for health care benefits from another employer, whichever is sooner.
An executive’s receipt of these severance benefits is conditioned on the participant executing a release of claims in favor of the Company and complying with certain non-competition, non-solicitation, confidentiality, and other provisions in favor of the Company for the applicable salary continuation period.
This summary of the Severance Plan is subject in its entirety to the actual provisions of the plan.
Hindman Transition and Separation Agreement
In June 2024, the Company announced that it had terminated, without cause, the employment of Mr. Hindman, effective June 14, 2024. Mr. Hindman ceased serving as an officer of the Company on June 3, 2024 and transitioned his duties over the subsequent two weeks. In addition to accrued compensation and benefits, Mr. Hindman has received (or is entitled to receive) substantially the compensation and benefits to which he is entitled under the Severance Plan for termination without cause. The Company entered into a Transition and Separation Agreement with Mr. Hindman to memorialize the terms of his departure from the Company. For more information about the compensation and benefits paid or payable to Mr. Hindman under the Transition and Separation Agreement please see the table below.

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Executive Compensation Tables

Potential Payments Upon Termination or Change-in-Control
The following table summarizes the payments and benefits payable to the Company’s NEOs upon a hypothetical termination of their employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the triggering event took place on December 31, 2024. The closing market price of the Company’s common stock was $11.74 on December 31, 2024. The summary provided below is subject to the actual provisions of each applicable plan. Upon voluntary resignation, no payments are due to any NEO from the table below.
Triggering Events, Payments and Benefits

Named Executive Officer	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Termination Without Cause	Retirement(1)	Death or Disability(2)
John Dunn
Vesting of equity awards	$4,403,087	$2,849,087		$4,403,087
Severance	$2,340,000	$1,170,000		—
Annual incentive cash	$3,120,000	$780,000		$892,922
COBRA & Outplacement	$104,500	$78,000		—
Total	$9,967,587	$4,877,087	—	$5,296,009

Jonathan Douyard(3)
Vesting of equity awards	$1,507,475	$1,075,267		$1,507,475
Severance	$989,800	$494,900		—
Annual incentive cash	$1,187,760	$395,920		$451,349
COBRA & Outplacement	$64,700	$51,500		—
Total	$3,749,735	$2,017,587	—	$1,958,824

Jacob Farmer
Vesting of equity awards	$1,813,842	$1,607,288		$1,813,842
Severance	$980,000	$490,000		—
Annual incentive cash	$1,029,000	$343,000		$396,518
COBRA & Outplacement	$64,700	$51,500		—
Total	$3,887,542	$2,491,788	—	$2,210,360

Colin Hindman(4)
Vesting of equity awards		$569,899
Severance		$388,300
Annual incentive cash		$118,325
COBRA & Outplacement		$51,500
Total	—	$1,128,024	—	—

Joshua Sherbin
Vesting of equity awards	$2,111,521	$1,846,972		$2,111,521
Severance	$950,000	$475,000		—
Annual incentive cash	$997,500	$332,500		$397,262
COBRA & Outplacement	$39,000	$34,300		—
Total	$4,098,021	$2,688,772	—	$2,508,783

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Executive Compensation Tables

(1)
In the event of a “qualified retirement” during the performance year (defined as the NEO retiring after reaching at least age 62 and at least 5 years of continuous service with the Company), our AIC Plan provides for a prorated payment of the annual cash incentive bonus actually earned for a performance year and our equity award agreements generally provide that unvested equity awards are not forfeited. None of NEOs listed in the table met the definition of qualified retirement as of December 31, 2024.

(2)
In the event of an NEO’s termination due to death or disability, per the terms of the Stock Incentive Plan, the NEO would be entitled to receive accelerated vesting of all outstanding unvested RSUs and all unvested PSUs at target, and a pro rata portion of the target incentive bonus for that year (based on the number of complete calendar months that have elapsed in that year prior to the qualifying termination). Any such pro rata annual incentive will be calculated and paid following completion of the performance year in question.

(3)
Mr. Douyard voluntarily resigned and left the Company on December 31, 2024. He did not receive any incremental or enhanced compensation from the Company in connection with such departure and he forfeited all of his then-outstanding awards.

(4)
For Mr. Hindman, the actual severance benefits that were provided under the Company’s Executive Severance Plan as a result of his termination on June 14, 2024 are shown in the Termination Without Cause column, including severance equivalent to 12 months base salary, vesting of 100% of outstanding RSUs and pro rata PSUs that continue to vest, pro rata payment of the 2024 AIC cash bonus, outplacement and 12 months of COBRA coverage.

CEO Pay Ratio
As required by SEC rules, we are providing the following information to explain the relationship between the annual total compensation of Mr. Dunn, who was the President and CEO as of December 31, 2024, and the annual total compensation of the median employee of the Company, excluding our CEO.
The Company’s philosophy is to pay our employees competitively and equitably with similar positions in the applicable labor markets by providing a combination of competitive base pay, incentives, and other benefits. We generally evaluate our compensation levels by position and adjust compensation to align with the applicable labor market. By doing so, we believe it allows us to maintain a high quality and stable workforce.
As is permitted under SEC rules, we elected to again use the employee we identified for 2023 as our median-paid employee for 2024, as that individual is still employed and there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change in our pay ratio disclosure.
To identify the median-paid employee for 2023, we used the following methodology:
•	The Company selected December 31, 2023 as the determination date for identifying the median employee for purposes of the applicable pay ratio disclosure.
•
We examined the annual cash compensation paid to each of our employees who were employed as of December 31, 2023, including full-time and part-time employees but excluding contract employees employed through a third party. This consisted of a total of approximately 2,650 employees (excluding Mr. Dunn), all located within the United States.

•	The annual compensation used for this analysis included all cash compensation, including base wages, bonuses, and commissions.
•
We annualized the total compensation for any employee who was not employed for all of 2023. We did not make any other adjustments to any employee’s compensation or exclude any employees for this analysis.

•	We then ranked all of our employees (except for Mr. Dunn) in terms of total cash compensation from highest to lowest and identified the employee that ranked as the median.
To determine the annual total compensation of the median-paid employee and for Mr. Dunn, we included each element of compensation listed in the Summary Compensation Table above, along with benefits such as health insurance that are available on an equal basis to all employees and are not required to be included in the Summary Compensation Table. For Mr. Dunn, the additional amount included for Company-paid benefits was $22,930 and included costs for medical, dental, basic life insurance, and disability coverage. For the median-paid employee, the additional amount included for Company-paid benefits was $7,337 and included costs for medical, dental, basic life insurance, and disability coverage.

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Executive Compensation Tables

Following this methodology, the components of our pay ratio disclosure for 2024 were reasonably estimated, in a manner consistent with SEC rules, as follows:
•	The annual total compensation of the median employee was $61,980.
•	The total compensation of our CEO, Mr. Dunn, as described above, was $6,727,858.
•	The ratio of our CEO’s compensation to the compensation of the median employee was 109:1.
As previously described, as part of a tax mitigation strategy, the Committee approved providing Mr. Dunn in 2024 with the equity grant he would normally have received in 2025. Had Mr. Dunn received his 2025 equity grant at the normal time in 2025, his 2024 total compensation would have been $4,558,247 and the ratio of the CEO’s compensation to the compensation of the median employee in 2024 would have been 74:1.
Compensation of Directors
Compensation for the Board of Directors is established by the full Board based on input from Mercer, the Committee’s independent compensation consultant. The input provided includes comparative compensation information regarding the Company’s non-employee director compensation program as compared to market practice data gathered from the same peer group companies utilized for executive compensation comparison purposes with the objective of maintaining compensation consistent with market practice. The following table provides the compensation paid to the directors for the Company’s last completed fiscal year. There were no additional perquisites or benefits provided to the Directors in 2024.
2024 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total Compensation ($)
James Sharman	$120,000	$152,361	$272,361
John Dunn(2)	—	—	—
Michael Dinkins	90,000	119,704	209,704
Carl Esposito(3)	70,000	119,704	189,704
Angela Freeman	85,000	119,704	204,704
Pamela Kermisch	70,000	119,704	189,704
Paul Mascarenas(4)	85,000	119,704	204,704
Terri Pizzuto	70,000	119,704	189,704
Mark Rourke	70,000	119,704	189,704

(1)
Amounts shown in this column represent the aggregate grant date fair value of the stock awards (RSUs) granted during 2024. As of December 31, 2024, each independent director had outstanding the following aggregate number of unvested RSUs:

Director	Outstanding Stock Awards: Number of RSUs
James Sharman	12,121
Michael Dinkins	9,523
Carl Esposito	9,523
Angela Freeman	9,523
Pamela Kermisch	9,523
Paul Mascarenas	9,523
Terri Pizzuto	9,523
Mark Rourke	9,523

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Executive Compensation Tables

(2)	Mr. Dunn received no additional compensation for his service as a director. All compensation paid to Mr. Dunn during 2024 is reported in the Summary Compensation Table above.
(3)
Mr. Esposito elected to receive 25% of his cash retainer in stock under the terms of the Directors’ Stock Purchase Plan (discussed below) and therefore he received $17,500 of fees earned in the form of stock.

(4)
Mr. Mascarenas elected to receive 33% of his cash retainer paid in January 2024 and 50% of his cash retainer for the remainder of 2024 in stock under the terms of the Directors’ Stock Purchase Plan (discussed below); therefore, he received $38,888 of fees earned in the form of stock.

Cash-Based Compensation
In 2024, each non-employee director other than the Chair of the Board received an annual retainer of $70,000. The Chair of the Board received an annual retainer of $120,000. Each of the chairs of the Compensation Committee and the Governance Committee received an additional annual retainer of $15,000 while the chair of the Audit Committee received an additional annual retainer of $20,000.
Equity-Based Compensation
Non-employee directors serving on the Board on the date of the Annual Meeting (other than any directors retiring from the Board on that date) are awarded RSUs with a target value of $110,000, except that the Board Chair receives RSUs with a target value of $140,000. The number of RSUs granted is calculated based on the average of the closing stock price over the preceding 30 calendar days. All RSUs generally vest in full on the one-year anniversary of the grant date. These RSUs are considered granted for future service of the directors (in other words, in advance). As a result, non-employee directors who join the Board after the Annual Meeting receive a prorated grant of RSUs based on the number of weeks served prior to the next annual meeting.
Directors’ Stock Purchase Plan
Directors are also eligible to participate in the Company’s Directors’ Stock Purchase Plan. This plan provides that non-employee directors may elect to receive at least 25% and up to 100% of their “director’s fees” in the form of the Company’s common stock. “Director’s fees” means the amount of income payable to a non-employee director for their service as a director of the Company, including payments for any retainer fee paid to such persons as members of the Board or any committee. A non-employee director who elects to receive common stock in lieu of some or all of their director’s fees will, on or shortly after each “applicable date,” receive a number of shares of common stock (rounded down to the nearest whole share) determined by dividing (1) the dollar amount of the director’s fees payable to the director on the applicable date by (2) the market value of common stock on the applicable date. The term “applicable date” means any date on which a director’s fee is payable to the participant. In 2024, a total of 4,962 shares of our common stock were issued to directors pursuant to this plan.

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Compensation Committee Report
The Human Resources and Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis” above. Based on this review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Shyft’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in this proxy statement.
Respectfully submitted,
Angela Freeman, Chair
Paul Mascarenas
Mark Rourke
James Sharman

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Pay Versus Performance
The following information has been prepared in accordance with the SEC’s pay versus performance (“PvP”) disclosure requirements under Item 402(v) of Regulation S-K for fiscal years 2024, 2023, 2022, 2021 and 2020 (each, a “Covered Year”).
Our Compensation Committee has implemented an executive compensation program that is intended to link a substantial portion of our NEOs’ total compensation to the achievement of various short- and long-term financial and operational metrics, and to be aligned with shareholder value. The Committee does not consider the Compensation Actually Paid (“CAP”) metric as a basis for making compensation decisions. Refer to the CD&A beginning on page 42 for details on how we align pay with performance, and how the Committee approaches designing our executive compensation program.
2024 Pay Versus Performance Table

							Value of initial fixed $100 investment based on:
Year (a)	Summary Compensation Table Total for First PEO (b1)	Summary Compensation Table Total for Second PEO (b2)	Compensation Actually Paid to First PEO (c1)	Compensation Actually Paid to Second PEO (c2)	Average Summary Compensation Table Total for non-PEO NEOs (d)	Average Compensation Actually Paid to non-PEO NEOs (e)	Total Shareholder Return (f)	Peer Group Total Shareholder Return (g)	Net Income (000s) (h)	Shyft Adjusted EBITDA (000s) (i)
2024	$6,704,927	—	$6,824,031	—	$3,068,125	$2,552,066	$64.93	$244.65	$(2,795)	$48,848
2023	3,402,383	$3,755,905	2,706,203	$263,813	1,131,628	541,211	67.59	204.99	6,464	39,968
2022	—	3,417,703	—	(7,264,177)	1,295,458	(151,088)	137.50	177.95	36,558	70,793
2021	—	5,147,927	—	17,936,324	1,423,191	3,782,664	271.74	151.52	70,155	108,066
2020	—	4,495,767	—	11,205,332	1,274,709	2,655,111	156.97	128.80	33,166	76,346

Column (a): Indicates the Covered Year.
Column (b1): Contains the Total Compensation from the Summary Compensation Table (“SCT”) for each of the respective Covered Years for Mr. Dunn, who served as our PEO for each of the Covered Years shown in the table beginning October 26, 2023.
Column (b2): Contains the Total Compensation from the SCT in prior years for Mr. Daryl Adams, who served as our PEO until October 26, 2023.
Columns (c1) and (c2): The “Compensation Actually Paid to PEO” (in column c1 to Mr. Dunn our current PEO, and in column c2 to Mr. Adams, our former PEO) for each of the respective Covered Years reflects the Total Compensation in columns (b1) and (b2) adjusted per the table below in accordance with the SEC rules for calculating Compensation Actually Paid. The amounts in columns (c1) do not represent the actual amount of compensation earned by or paid to Mr. Dunn during the applicable Covered Years. For the actual amounts earned by Mr. Dunn, and for information about the decisions made by our Compensation Committee, please review the respective CD&As in the proxy statements applicable to each Covered Year in the table above.

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	First PEO (Dunn)		Second PEO (Adams)
Compensation Actually Paid to PEO	2024	2023	2023	2022	2021	2020
SCT Total Compensation ($)	6,704,927	3,402,383	3,755,905	3,417,703	5,147,927	4,495,767
Less: Stock and Option Award Values Reported in SCT for the Covered Year ($)	(4,983,273)	(2,230,214)	(2,567,922)	(2,211,760)	(2,554,773)	(1,978,913)
Plus: Covered Year-End Fair Value for Stock and Option Awards Granted in and Outstanding at the End of the Covered Year ($)	4,142,312	1,534,034	627,261	1,053,484	4,349,758	6,021,187
Plus/Minus: Change in Fair Value (From Prior Year-End to Covered Year-End) of Outstanding Unvested Stock and Option Awards Granted Prior to the Covered Year ($)	(302,657)	—	(847,981)	(3,172,834)	5,666,217	3,547,420
Plus/Minus: Change in Fair Value (From Prior Year-End to Vesting Date) of Stock and Option Awards Granted Prior to the Covered Year that Vested in the Covered Year ($)	1,262,722	—	(703,450)	(6,350,770)	5,327,195	(880,130)
Compensation Actually Paid ($)	6,824,031	2,706,203	263,813	(7,264,177)	17,936,324	11,205,332

Column (d): Contains the average Total Compensation of the non-PEOs NEOs from the SCT in the proxy statement for each of the respective Covered Years shown in the table. The following non-PEO NEOs are included in the average figures shown:
2024: Jonathan Douyard, Jacob Farmer, Colin Hindman, Joshua Sherbin
2023: Jonathan Douyard, Jacob Farmer, Colin Hindman, Joshua Sherbin
2022: Jonathan Douyard, Stephen Guillaume, Colin Hindman, Joshua Sherbin
2021: Jonathan Douyard, Stephen Guillaume, Todd Heavin, Chad Heminover
2020: Jonathan Douyard, Stephen Guillaume, Todd Heavin, Chad Heminover, Frederick Sohm
Column (e): The “Average Compensation Actually Paid to non-PEO NEOs” for each of the respective Covered Years reflects the Total Compensation in column (d) adjusted per the table below in accordance with the SEC rules for calculating Compensation Actually Paid. The amounts in column (e) do not represent the actual average amount of compensation earned by or paid to our non-PEO NEOs during the applicable Covered Years. For the actual amounts earned by our non-PEO NEOs and for information about the decisions made by our Compensation Committee, please review the respective CD&As in the proxy statements applicable to each Covered Year in the table above.

Average Compensation Actually Paid to Non-PEO NEOs	2024	2023	2022	2021	2020
SCT Total Compensation ($)	3,068,125	1,131,628	1,295,458	1,423,191	1,274,709
Less: Stock and Option Award Values Reported in SCT for the Covered Year ($)	(1,885,322)	(560,801)	(670,736)	(663,829)	(526,733)
Plus: Covered Year-End Fair Value for Stock and Option Awards Granted in and Outstanding at the End of the Covered Year ($)	1,033,505	317,112	507,847	1,086,806	1,630,064
Plus/Minus: Change in Fair Value (From Prior Year-End to Covered Year-End) of Outstanding Unvested Stock and Option Awards Granted Prior to the Covered Year ($)	(214,741)	(258,504)	(605,195)	1,550,824	354,922
Plus/Minus: Change in Fair Value (From Prior Year-End to Vesting Date) of Stock and Option Awards Granted Prior to the Covered Year that Vested in the Covered Year ($)	550,499	(88,225)	(678,462)	385,671	(77,851)
Compensation Actually Paid ($)	2,552,066	541,211	(151,088)	3,782,664	2,655,111

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Pay Versus Performance

Columns (f) and (g): The TSR figures assume an initial investment of $100 on December 31, 2019 and show the resulting cumulative total shareholder return for the applicable periods in the table (assuming reinvestment of any dividends), for The Shyft Group in column (f) and for the Peer Group in column (g). The Peer Group is comprised of the Dow Jones Commercial Trucks and Vehicles Total Stock Market Index.
Column (h): Reflects the Company’s GAAP Net Income for each of the respective Covered Years as disclosed in the Company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2024, 2023, 2022, 2021 and 2020.
Column (i): The Company-Selected Measure is Shyft Adjusted EBITDA, which is a non-GAAP financial measure defined as income from continuing operations before interest, income taxes, depreciation, and amortization, as adjusted to eliminate the impact of restructuring charges, acquisition related expenses and adjustments, non-cash stock-based compensation expenses, and other gains and losses not reflective of our ongoing operations.
We selected Adjusted EBITDA as our most important performance measure used to link NEO Compensation Actually Paid for 2024 (as described above) and Company performance in 2024 because it is viewed as the primary indicator of the performance and strength of our business. As described in the CD&A section of this proxy, this is the metric with the greatest weight in our Annual Incentive Compensation plan.
Listed below are the metrics we believe are the most important financial performance measures we used to link Compensation Actually Paid for 2024 (as described above) to Company performance for 2024.

Financial Performance Measures
Adjusted EBITDA (Company and segment)	Net Income	Relative TSR
Free Cash Flow Conversion

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Pay Versus Performance

Relationship between Pay and Performance
The graphs below show the relationship between Compensation Actually Paid (“CAP”), as described above, for each of the CEOs and the non-CEO NEOs (on average) to (1) the Company’s TSR and that of the Peer Group, (2) the Company’s Net Income, and (3) the Company’s Adjusted EBITDA, in each case for 2024, 2023, 2022, 2021 and 2020.

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Pay Versus Performance

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Ownership of Securities
The following table sets forth information with respect to the beneficial ownership of the common stock as of the Record Date by:
•	Each person known by us to beneficially own more than 5% of the common stock;
•	Each of the Company’s directors and director nominees;
•	Each of the NEOs; and
•	All of the Company’s directors and executive officers as a group.
The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares (1) voting power, which includes the power to vote or to direct the voting of the security, (2) investment power, which includes the power to dispose of or to direct the disposition of the security, or (3) rights to acquire common stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 34,932,272 shares outstanding.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
BlackRock, Inc.(1) 55 East 52nd Street, New York, NY 10055	3,536,970	10.1%
T. Rowe Price Group, Inc.(2) 101 E. Pratt Street, Baltimore, MD 21201	3,240,017	9.3%
Pzena Investment Management(3) 320 Park Avenue, 8th Floor, New York, NY	3,099,622	8.9%
The Rayburn Group(4) 5532 Lillehammer, Suite 107, Park City, UT 80498	1,930,000	5.5%
The Vanguard Group(5) 100 Vanguard Blvd., Malvern, PA 19355	1,774,901	5.1%
Michael Dinkins	26,072	*
Jonathan Douyard	74,348	*
John Dunn	135,459	*
Carl Esposito	22,721	*
Jacob Farmer	103,889	*
Angela Freeman	34,278	*
Colin Hindman	39,648	*
Pamela Kermisch	18,221	*
Paul Mascarenas	78,897	*
Terri Pizzuto	26,623	*
Mark Rourke	30,627	*
James Sharman	139,037	*
Joshua Sherbin	143,003	*
All directors and executive officers as a group (13 persons)	872,823	2.5%

*	Less than 1%.

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Ownership of Securities

1.
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on August 7, 2024 by BlackRock, Inc (“BlackRock”). BlackRock had sole voting power with respect to 3,348,420 shares of common stock and sole dispositive power with respect to 3,536,970 shares of common stock.

2.
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 14, 2025 by T. Rowe Price Group, Inc. (“T. Rowe Price”). T. Rowe Price had sole voting power with respect to 3,219,417 shares of common stock and sole dispositive power with respect to 3,240,017 shares of common stock.

3.
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on October 15, 2024 by Pzena Investment Management (“Pzena”). Pzena had sole voting power with respect to 2,623,204 shares of common stock and sole dispositive power with respect to 3,099,622 shares of common stock.

4.
The information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on December 14, 2015 by The Rayburn Group (“Rayburn”). Rayburn had sole voting power and sole dispositive power with respect to 1,930,000 shares of common stock.

5.
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”). Vanguard had shared voting power with respect to 61,052 shares of common stock, sole dispositive power with respect to 1,682,798 shares of common stock, and sole dispositive power with respect to 92,103 shares of common stock.

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Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act (“Section 16”) requires our directors, each “officer” within the meaning of Rule 16a-1(f) promulgated under the Exchange Act (“Section 16 Officers”) and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of any of our equity securities. To our knowledge, based solely on a review of reports on Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC and written representations from certain reporting persons that no other reports were required, we believe all of our directors and Section 16 Officers made all filings required under Section 16 during 2024 on a timely basis, except that, due to administrative error, on September 18, 2024, a Form 4 report was filed for Mr. Esposito reporting the issuance of 423 shares on July 10, 2024 under the Company’s Directors’ Stock Purchase Plan.

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Additional Information
What is the purpose of the Annual Meeting?
During the Annual Meeting, holders of the Company’s common stock will act upon the matters outlined in the accompanying notice (the “Notice”) of Annual Meeting of shareholders, including: to elect three directors to serve until the annual meeting in 2028; to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; to approve, on an advisory basis, the compensation of named executive officers; to approve the amendment and restatement of The Shyft Stock Incentive Plan; and to transact such other business as may properly come before the meeting. In addition, management will report on the performance of the Company and will respond to appropriate questions submitted by shareholders before the start of the Annual Meeting.
How will the Company conduct the Annual Meeting?
As permitted by Michigan law and our bylaws, we will conduct the Annual Meeting via webcast. In preparation for the virtual Annual Meeting (i) we will implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting is a shareholder or proxy holder, (ii) we will implement reasonable measures to provide shareholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) we will maintain a record of any votes or other action taken by shareholders or proxy holders at the meeting. During the Q&A session of the meeting, we will answer appropriate questions submitted before the start of the Annual Meeting related to the business of the Annual Meeting, as time permits.
How do I attend and participate during the virtual Annual Meeting?
Our completely virtual Annual Meeting will be conducted on the internet via live webcast. You will be able to participate in the Annual Meeting online during the meeting by visiting www.virtualshareholdermeeting.com/SHYF2025. You also will be able to vote your shares electronically at the Annual Meeting.
All shareholders of record as of March 17, 2025 (the “Record Date”), or their duly appointed proxies, may participate in the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting webcast will begin promptly at 10:00 a.m., Eastern Time, on May 14, 2025. We encourage you to access the meeting prior to the start time. Online access will begin at 9:45 a.m., Eastern Time, on May 14, 2025.
How do I submit questions before the virtual Annual Meeting?
Shareholders may submit questions before the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/SHYF2025, typing your question into the “Ask a Question” field, and clicking “Submit.” Please submit any questions before the start time of the meeting.
We reserve the right to edit profanity or other inappropriate language and to exclude questions irrelevant to the business of the Corporation or to the business of the Annual Meeting relating to or that may take into account material, nonpublic information, or

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Additional Information

relating to pending or threatened litigation, derogatory in nature or related to a personal grievance. Also, if we receive substantially similar questions, then we may group such questions together and provide a single response to avoid repetition. Questions regarding topics that are not pertinent to meeting matters or company business will not be answered.
Appropriate questions related to the business of the Annual Meeting will be answered during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered at www.theshyftgroup.com as soon as practical after the Annual Meeting.
What if I have technical difficulties during the virtual Annual Meeting?
Technical support, including related technical support phone numbers, will be available on the virtual meeting platform at www.virtualshareholdermeeting.com/SHYF2025 beginning at 9:45 a.m., Eastern Time, on May 14, 2025 through the conclusion of the Annual Meeting.
Why didn’t I receive a paper copy of this proxy statement?
We have chosen to distribute our proxy materials by sending our shareholders a Notice of Internet Availability of Proxy Materials that explains how to access our proxy materials and vote online. Many other companies have transitioned to this more contemporary way of distributing annual meeting materials, often called “electronic proxy” or “Notice and Access.”
This “Notice and Access” process expedites our shareholders’ receipt of these materials, lowers the costs of proxy solicitation, and reduces the environmental impact of our annual meeting.
What if I would like to receive a paper copy of this proxy statement?
If you received a notice and would like us to send you a printed copy of our proxy materials, please follow the instructions included in your notice to request a copy.
Voting
Each share of Shyft’s common stock has one vote on each matter. Only “shareholders of record” as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, there were 34,932,272 shares of Shyft’s common stock issued and outstanding, held by 217 shareholders of record. In addition to shareholders of record of Shyft’s common stock, “beneficial owners of shares held in street name” as of the Record Date can vote using the methods described below.
Shareholders of Record
If your shares are registered directly in your name with Shyft’s transfer agent, Equiniti Trust Company, LLC, you are the shareholder of record with respect to those shares.
Quorum
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum for all purposes. As of the Record Date, 34,932,272 shares of common stock were issued and outstanding and entitled to vote. Broker non-votes and proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether there is a quorum.

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Additional Information

Beneficial Owners of Shares Held in Street Name
If your shares are held in an account at a bank, broker, or other organization, then you are the “beneficial owner of shares held in street name.” As a beneficial owner, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual shareholders are beneficial owners of shares held in street name.
Voting Procedures
There are four ways to vote:
•
Online Prior to the Annual Meeting. You may vote by proxy by vising proxyvote.com and entering the control number found in your Notice of Internet Availability. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

•
Online During the Annual Meeting. You may vote online during the Annual Meeting by visiting www.virtualshareholdermeeting.com/SHYF2025, entering the control number found in your Notice of Internet Availability, and following the on-screen instructions. The availability of online voting may depend on the voting procedures of the organization that holds your shares. The meeting webcast will begin promptly at 9:45 A.M. Eastern Time. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your system. If you experience technical difficulties during the check-in process or during the meeting please call 1-844-986-0822 (toll free) or 1-303-562-9302 (international) for assistance.

•
Phone. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form, and you may vote by proxy by calling the toll-free number found on the card or form. The availability of phone voting may depend on the voting procedures of the organization that holds your shares.

•
Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form, and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

All shares represented by valid proxies received prior to 11:59 P.M. Eastern Time on May 13, 2025 will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions. Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting.
Changing your vote
You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting.
•
Online Prior to the Annual Meeting. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted.

•
Online During the Annual Meeting. You may change your vote by attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/SHYF2025, entering the control number found in your Notice of Internet Availability, and following the instructions to vote, in which case only your latest internet proxy submitted will be counted.

•	Phone. You may change your vote using the phone voting method described above, in which case only your latest proxy submitted prior to the Annual Meeting will be counted.
•
Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only your latest proxy card or voting instruction form received will be counted.

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Additional Information

Uninstructed Shares
Shareholders of Record If you are a shareholder of record and you:
•	Indicate when voting online or by phone that you wish to vote as recommended by the Board; or
•
Sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the Board on all matters presented in this Proxy Statement as the proxy holder may determine in its best judgement with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters.
Routine and Non-Routine Proposals
The following proposal is considered a routine matter:
•	The ratification of the appointment of Deloitte & Touche LLP as Shyft’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 2).
A broker or other nominee may generally vote in their discretion on routine matters, and therefore no broker non-votes are expected in connection with Proposal No. 2.
The following proposals are considered non-routine matters:
•	Election of directors (Proposal No. 1);
•	Approval, on an advisory basis, of the compensation of named executive officers (Proposal No. 3); and
•	Approval of the amendment and restatement of The Shyft Stock Incentive Plan (Proposal No. 4).
If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposal No. 1, 3 and 4.
Vote Required to Approve a Proposal
With respect to the election of directors (Proposal No. 1), under Michigan law and our bylaws, directors are elected by a plurality. This means the nominees who receive the most votes will be elected to the open director positions. However, we have adopted a majority vote standard that is applicable in uncontested director elections. An “uncontested election of directors” means an election of directors in which the number of candidates for election does not exceed the number of directors. In an uncontested election, the directors to be elected will be determined by a plurality standard, but our majority vote standard will further require that the number of votes cast “for” director must exceed the number of votes “withheld” from that director or the director must submit their offer of resignation for consideration by the Board.
Assuming that a quorum is present, approval of Proposals No. 2, 3 and 4 requires, in each case, the affirmative vote of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting.
Broker Non-Votes and Abstentions
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal. Broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting.

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Additional Information

What are the Board’s recommendations?
The Board recommends a vote:
Proposal 1 — FOR the election of the nominees for directors named in this proxy statement.
Proposal 2 — FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
Proposal 3 — FOR the approval, on an advisory basis, of the compensation of the named executive officers.
Proposal 4 — FOR the approval of the amendment and restatement of The Shyft Stock Incentive Plan.
What will happen if other matters are raised at the meeting?
If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will generally require the affirmative vote of a majority of the shares of common stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board does not propose to conduct any business at the Annual Meeting other than as stated above.
How do I find out the voting results?
Preliminary voting results will be announced at the Annual Meeting and final voting results will be published by the Company in a Current Report on Form 8-K.
How may I obtain an additional copy of the proxy materials?
If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, please request the additional copy by contacting The Shyft Group, Inc, Attention: Investor Relations, 41280 Bridge Street, Novi, Michigan 48375, Telephone 517-543-6400, or by email to shyftlegal@theshyftgroup.com. Additionally, if you have been receiving multiple sets of proxy materials and wish to receive only one set of proxy materials, please contact the Company’s Investor Relations department in the manner provided above.
What does it mean if I receive more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or the Company’s transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or the Company’s transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.
Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by the Company’s Board. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.

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Additional Information

How can I access the Company’s proxy materials and Annual Report on Form 10-K?
The Financial Information subsection under “Investors” on the Company’s website, www.theshyftgroup.com, provides access, free of charge, to SEC reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. The Company has posted printable and searchable 2025 proxy materials to the
Company’s website at www.theshyftgroup.com. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company’s executive offices at The Shyft Group, Inc., Attention: Investor Relations, 41280 Bridge Street , Novi, Michigan 48375 or by email to shyftlegal@theshyftgroup.com.
The references to the website addresses of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.
Is a registered list of shareholders available?
The names of shareholders of record entitled to vote electronically at the Annual Meeting will be available to shareholders entitled to vote at the meeting on May 14, 2025 at the Company’s headquarters and during the meeting, at www.virtualshareholdermeeting.com/SHYF2025
How and when may I submit a shareholder proposal or director nomination for the 2026 Annual Meeting?
For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2026 Annual Meeting of shareholders, the Corporate Secretary must receive the written proposal at the Company’s principal executive offices no later than December 1, 2025. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials and the Company’s bylaws. Proposals should be addressed to The Shyft Group, Inc. Chief Legal Officer, 41280 Bridge Street, Novi Michigan 48375.
For any shareholder proposal outside the processes of Rule 14a-8, including a proposal to nominate a director, a shareholder must provide notice setting forth (a) a brief description of the matter the shareholder desires to present for shareholder action, (b) the name and record address of the shareholder proposing the matter for shareholder action (c) the number of shares of the Company’s stock that are beneficially owned by the shareholder, (d) any material interest of the shareholder in the matter proposed for shareholder action, and (e) any additional information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act and the Company’s bylaws. The Corporate Secretary must receive written notice of any such shareholder proposal at the Company’s principal executive offices no later than December 1, 2025.
A shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must satisfy the foregoing requirements under our bylaws, including providing a representation regarding whether such shareholder intends to solicit proxies in support of nominees other than the Company’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act, and, in the event that such shareholder so intends, such notice shall also include a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of such director nominees other than the Company’s nominees.

86	Shyft Group // 2025 Proxy Statement

Appendix A
Non-GAAP Reconciliations
This proxy statement contains Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and Free cash flow conversion which are non-GAAP financial measures that were used in determining annual incentive compensation for our named executives. Adjusted EBITDA is calculated by excluding items that we believe to be infrequent or not indicative of our underlying operating performance, as well as certain non-cash expenses. For the period covered by this proxy statement, such items include restructuring and other related charges, transaction related expenses and adjustments, non-cash stock-based compensation expenses, gain from insurance settlement, legacy legal matters, CEO transition, and loss from write-off of assets. Free cash flow is calculated as net cash provided by operating activities less purchases of property, plant and equipment and plus proceeds from sale of property, plant and equipment. Free cash flow conversion is calculated as the ratio of free cash flow excluding factors outside management’s control to Adjusted EBITDA.
The following table reconciles Net loss to Adjusted EBITDA for 2024.

2024
Net loss	$(2,795)
Add:
Interest expense	8,540
Income tax expense	566
Depreciation & Amortization expense	20,252
EBITDA	26,563
Restructuring and other related charges	1,324
Transaction related expenses and adjustments	10,154
Non-cash stock-based compensation expense	10,250
Gain from insurance settlement	(1,737)
Legacy legal matters	2,000
CEO transition	147
Loss from write-off of assets	147
Adjusted EBITDA	$48,848
Less: Adjustments relating to the ITU acquisition	(4,648)
Adjusted EBITDA for annual cash incentive purpose	$44,200

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Appendix A

The following table reconciles Net cash provided by operating activities to Free cash flow, as well as shows the calculation of Free cash flow conversion for 2024.

Operating Activities
Net loss	$(2,795)
Depreciation & amortization	20,252
Non-cash stock-based compensation expense	10,250
Deferred income taxes	(6,245)
Loss on disposal of assets	677
Change in working capital	7,917
Net cash provided by operating activities	30,056
Purchases of property, plant, and equipment	(13,661)
Proceeds from sale of property, plant, and equipment	95
Free cash flow	16,490
Adjustments to exclude factors outside of management’s control*	8,294
Free cash flow for annual cash incentive purpose	$24,784 (A)
Adjusted EBITDA for annual cash incentive purpose	$44,200 (B)
Free cash flow conversion (A/B)	56%

*
Adjustments to exclude factors outside of management’s control include costs associated with: a) unplanned expense incurred to protect against a failing supplier; b) the CEO and CHRO transitions; c) multiple M&A activities; and d) a legacy EPA settlement payment. The Committee included the favorable contributions of ITU above the financial model attributable to Shyft management and influence. These considerations constituted $8.3 million in deemed additional Free cash flow results.

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Appendix B
THE SHYFT GROUP, INC.
STOCK INCENTIVE PLAN
(Amended and Restated Effective May 14, 2025)
SECTION 1

Establishment of Plan; Purpose of Plan
1.1  Establishment of Plan. The Company hereby operates THE SHYFT GROUP, INC. STOCK INCENTIVE PLAN (originally entitled the Stock Incentive Plan of 2016, as amended and restated effective May 20, 2020 and October 29, 2020, as further amended and restated in the form of The Shyft Group, Inc. Stock Incentive Plan effective May 17, 2023, and as further amended and restated in the form of this document effective May 14, 2025, the “Plan”) for its directors and officers and other employees of the Company, its divisions and its Subsidiaries, and certain consultants to the Company and its Subsidiaries. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards.
1.2  Purpose of Plan. The purpose of the Plan is to provide Company directors and officers and other employees of the Company, its divisions and its Subsidiaries, and certain consultants to the Company and its Subsidiaries with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of such directors, officers, other employees and consultants with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain such directors, officers, other employees and consultants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives.
1.3  Replacement of Prior Plans. This Plan is intended to replace each of the Prior Plans (defined below), each of which shall be automatically terminated, replaced, and superseded by this Plan on the effective date of this Plan. Notwithstanding the foregoing, any awards granted pursuant to any Prior Plan shall remain in effect pursuant to their respective terms.
SECTION 2

Definitions
The following words have the following meanings unless a different meaning plainly is required by the context:
2.1  “Agreement” means the written or electronic agreement, or other written or electronic evidence, containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.
2.2  “Act” means the Securities Exchange Act of 1934, as amended.
2.3  “Board” means the Board of Directors of the Company.
2.4  “Change in Control,” unless otherwise defined in an Incentive Award, means: (a) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board; (b) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of 35% or more of the outstanding Common Stock or the combined voting power of the Company’s outstanding securities entitled to

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Appendix B

vote generally in the election of directors; (c) the consummation by the Company of a reorganization, merger or consolidation, unless with or into a Permitted Successor; or (d) the consummation by the Company of the sale or disposition of all or substantially all of the assets of the Company, other than to a Permitted Successor.
2.5  “Code” means the Internal Revenue Code of 1986, as amended.
2.6  “Committee” means the Human Resources and Compensation Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least 2 members of the Board and all of its members shall be Non-Employee Directors.
2.7  “Common Stock” means the Common Stock, $.01 par value, of the Company.
2.8  “Company” means The Shyft Group, Inc., a Michigan corporation formerly known as Spartan Motors, Inc., and its successors and assigns.
2.9  “Competition” means, unless otherwise defined in an Incentive Award, participation, directly or indirectly, in the ownership, management, financing or control of any business that is the same as or similar to the present or future businesses of the Company or any Subsidiary. Such participation may be by way of employment, consulting services, directorship or officership. Ownership of less than 3% of the shares of any corporation whose shares are traded publicly on any national or regional stock exchange or over the counter shall not be deemed Competition.
2.10  “Continuing Directors” mean the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by the Company’s shareholders was approved by a vote of three-quarters (3/4) of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
2.11  “Disability” means unless otherwise defined in an Incentive Award: (a) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
2.12  “Employee Benefit Plan” means any plan or program established by the Company or a Subsidiary for the compensation or benefit of employees of the Company or any of its Subsidiaries.
2.13  “Excluded Holder” means (a) any Person who at the time this Plan was adopted was the beneficial owner of 10% or more of the outstanding Common Stock; or (b) the Company, a Subsidiary or any Employee Benefit Plan of the Company or a Subsidiary or any trust holding Common Stock or other securities pursuant to the terms of an Employee Benefit Plan.
2.14  “Full Value Award” means an Incentive Award other than an Option or Stock Appreciation Right.
2.15  “Good Reason” means, unless otherwise defined in an Incentive Award, for purposes of the Plan, any material diminution of the Participant’s position, authority, duties or responsibilities (including the assignment of duties materially inconsistent with the Participant’s position or a material increase in the time Participant is required by the Company or its successor to travel), any reduction in salary or in the Participant’s aggregate bonus and incentive opportunities, any material reduction in the aggregate value of the Participant’s employee benefits (including retirement, welfare and fringe benefits), or relocation to a principal work site that is more than 40 miles from the Participant’s principal work site immediately prior to a Change in Control.
2.16  “Incentive Award” means the award or grant of a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or a Stock Award to a Participant pursuant to the Plan.

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Appendix B

2.17  “Market Value” shall equal the closing price of Common Stock reported on Nasdaq on the date of grant, exercise or vesting, as applicable, or if Nasdaq is closed on that date, the last preceding date on which Nasdaq was open for trading and on which shares of Common Stock were traded. If the Common Stock is not listed on Nasdaq, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, which determination shall be final and binding on all parties.
2.18  “Mature Shares” means shares of Common Stock that a Participant has owned for at least six months and that meet any other holding requirements established by the Committee for the shares to be used for attestation.
2.19  “Nasdaq” means The Nasdaq Stock Market LLC, or if the Common Stock is not listed for trading on the on the Nasdaq Stock Market LLC on the date in question, then such other United States-based stock exchange or quotation system on which the Common Stock may be traded or quoted on the date in question.
2.20  “Non-Employee Directors” shall mean individuals who qualify as such within the meaning of Rule 16b-3 under the Exchange Act (or any successor definition thereto).
2.21  “Participant” means a Company director or officer, or other employee of the Company, its divisions or its Subsidiaries, or a consultant to the Company and its Subsidiaries who the Committee determines is eligible to participate in the Plan and who is designated to be granted an Incentive Award under the Plan. Consultants must satisfy the Form S-8 definition of an “employee” to qualify as a Participant in the Plan.
2.22   “Performance-Based Compensation” means an Award made prior to November 2, 2017 to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Section 162(m)(3) of the Code) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code prior to its amendment by Section 13601 of the Tax Cuts and Jobs Act, PL 115-97. Awards made on or after November 2, 2017 will not be considered Performance-Based Compensation.
2.23  “Permitted Successor” means a company that, immediately following the consummation of a transaction specified in clauses (c) and (d) of the definition of “Change in Control” above, satisfies each of the following criteria: (a) 50% or more of the outstanding common stock of the company and the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the outstanding Common Stock and outstanding Company securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction; (b) no Person other than an Excluded Holder beneficially owns, directly or indirectly, 35% or more of the outstanding common stock of the company or the combined voting power of the outstanding securities of the company entitled to vote generally in the election of directors (for these purposes the term Excluded Holder shall include the company, any subsidiary of the company and any employee benefit plan of the company or any such subsidiary or any trust holding common stock or other securities of the company pursuant to the terms of any such employee benefit plan); and (c) at least a majority of the board of directors of the company is comprised of Continuing Directors.
2.24  “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.
2.25  “Prior Plan” means each of (a) the Spartan Motors, Inc. 2005 Stock Incentive Plan, (b) the Spartan Motors, Inc. 2007 Stock Incentive Plan, and (c) the Spartan Motors, Inc. 2012 Stock Incentive Plan.
2.26  “Restricted Period” means the period of time during which Restricted Stock or Restricted Stock Units awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions and/or conditions pursuant to Section 7. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.
2.27  “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 7 of the Plan.
2.28  “Restricted Stock Unit” means the right, as described in Section 7, to receive an amount, payable in either cash or shares of Common Stock, equal to the value of a specified number of shares of Common Stock.
2.29  “Stock Appreciation Right” or “SAR” means a right awarded to a Participant pursuant to Section 6 of the Plan, which shall entitle the Participant to receive cash, Common Stock, other property or a combination thereof, as

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Appendix B

determined by the Committee, having a value on the date the SAR is exercised equal to the excess of (a) the Market Value of a share of Common Stock at the time of exercise over (b) the base price of the right, as established by the Committee on the date the award is granted (provided that such base price is not lower than the Market Value as of the date of grant).
2.30  “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.
2.31  “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.
SECTION 3

Administration
3.1  Power and Authority. The Committee shall administer the Plan. The Committee may delegate record keeping, calculation, payment and other ministerial administrative functions to individuals designated by the Committee, who may be officers and/or employees of the Company or its Subsidiaries. Except as limited in this Plan or as may be necessary to ensure that this Plan provides performance-based compensation under Section 162(m) of the Code (with respect to Incentive Awards granted prior to November 2, 2017), the Committee shall have all of the express and implied powers and duties set forth in the bylaws of the Company and this Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.
3.2  Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.
3.3  Incentive Award Agreement. Each Incentive Award shall be evidenced by an Agreement containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine.
3.4  Vesting and Term. The Committee may determine, in its sole discretion, vesting conditions for Incentive Awards, subject to the following limitations:
(a)  An Incentive Award that vests as the result of the passage of time and continued service by the Participant shall be subject to a vesting period of not less than one year from the date of the applicable grant; and
(b)  An Incentive Award that is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year.
The minimum vesting periods specified in clauses (a) and (b) above will not apply: (i) to Incentive Awards made in payment of or exchange for other earned compensation (including performance-based Incentive Awards); (ii) upon a Change in Control under the provisions set forth in Section 9; (iii) to termination of service, including due to death or

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Appendix B

Disability or termination with or without cause or due to Good Reason; and (iv) to Incentive Awards involving an aggregate number of shares not in excess of 5% of the number of shares available for Incentive Awards under Section 4.1. For purposes of clarification, Incentive Awards may provide for (or the Committee may take discretionary action to provide for) continued vesting or the earlier vesting of such Incentive Awards, including in the event of the retirement, death, Disability or termination of employment or service of a Participant.
3.5  Amendments or Modifications of Awards. Subject to Section 11, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award, provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 4.3 shall be considered to be a new grant with respect to such additional shares for purposes of Code Section 409A and such new grant shall be made at Market Value on the date of the grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of a Stock Option is extended at a time when the Stock Option exercise price equals or exceeds the Market Value, it will not be an extension of the term of the Stock Option, but instead will be treated as a modification of the Stock Option and a new Stock Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards, provided, however, that such grant of new Incentive Awards shall be considered a new grant for purposes of Code Section 409A and such new grant shall be made at Market Value on the date of the grant; provided, that Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price or base price of such Incentive Awards to the same Participants; further provided, that no amendment or modification will alter the Plan in such a way as to cause it to be governed by Code Section 409A.
3.6  Indemnification of Committee Members. Neither any member nor former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.
3.7  Grants to Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are non-U.S. nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a non-U.S. nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Company’s shareholders.

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SECTION 4

Shares Subject to the Plan
4.1  Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan and the share counting rules of the Plan, the total number of shares of Common Stock available for Incentive Awards under the Plan shall be 5,800,000 shares of Common Stock (consisting of 2,800,000 shares of Common Stock approved by Company stockholders in 2016, 1,200,000 shares of Common Stock approved by Company stockholders in 2020, 1,000,000 shares of Common Stock approved by Company stockholders in 2023, and 800,000 shares of Common Stock to be approved by Company stockholders in 2025, plus (a) shares subject to Incentive Awards or awards granted under a Prior Plan to the extent that such awards are canceled, forfeited, surrendered, modified, exchanged for substitute Incentive Awards, settled in cash or unearned, or that expire or terminate prior to the exercise or vesting of such award in full, and (b) shares subject to Full Value Awards (or full value awards granted under a Prior Plan) that are surrendered to the Company in connection with the vesting of an Incentive Award, whether previously owned or otherwise subject to such award (but in each case only for up to 10 years following the date of the most recent stockholder approval of the Plan). Such shares shall be authorized and may be either unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market), shares issued and otherwise reacquired by the Company and shares otherwise held by the Company. Notwithstanding anything to the contrary contained in the Plan, the following shares will not be added (or added back, as applicable) to the available share pool under the Plan: (w) shares withheld by the Company, tendered or otherwise used in payment of the exercise price of stock option; (x) shares withheld by the Company, tendered or otherwise used to satisfy a tax withholding obligation; (y) shares subject to stock-settled stock appreciation rights that are not actually issued in connection with the settlement of such award when exercised; and (z) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options. Shares received based on fair market value by a Participant in exchange for electing to give up the right to receive other compensation will not count against the available share pool under the Plan.
4.2  Limitation Upon Incentive Awards; Non-Employee Director Compensation Limit. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 500,000 shares of Common Stock, subject to adjustment as provided in Section 4.3 of the Plan, but only to the extent that such adjustment will not affect the status of any Incentive Award issued prior to November 2, 2017 as “performance-based compensation” under Section 162(m) of the Code. A purpose of this Section 4.2 is to ensure that the Plan may provide performance-based compensation under Section 162(m) of the Code prior to November 2, 2017, and this Section 4.2 shall be interpreted, administered, and amended if necessary to achieve that purpose. However, the Company is not obligated to structure Incentive Awards to ensure that the awards qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee director be granted compensation in any one calendar year for such non-employee director service if the compensation has an aggregate maximum value (measured at the date of grant as applicable, and calculating the value of any Incentive Awards based on the grant date fair value for financial reporting purposes), in excess of $750,000.
4.3  Adjustments.
(a)  Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, extraordinary cash dividend, stock split, share combination, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, or other change in the capital structure of the Company, the Committee shall provide that the number and kind of securities subject to Incentive Awards, available for issuance under the Plan and subject to the limitations provided under the Plan, together with all other Incentive Award terms, shall be adjusted in an equitable manner. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards. Moreover, in the event of any transaction or event described in this Section 4.3, the Committee may provide in substitution for any or all outstanding Incentive Awards such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Stock Option or Stock Appreciation Right with an

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exercise price or base price greater than the consideration offered in connection with any such transaction or event described in this Section 4.3, the Committee may in its discretion elect to cancel such Stock Option or Stock Appreciation Right without any payment to the Person holding such award.
(b)  Other Actions Affecting Common Stock. If there occurs, other than as described in the preceding subsection, any merger, spin-off, business combination, recapitalization, reclassification, subdivision or combination (or substantially similar corporate transaction) approved by the Board that would result in the Persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices and base prices) and reserves for or limitations regarding Incentive Awards under this Plan shall be adjusted in such manner as the Committee determines shall be appropriate under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under this Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under this Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment. If the agreement, resolution or other document approved by the Board to effect any such transaction provides for the adjustment of Incentive Awards under the Plan in connection with such transaction, then the adjustment provisions contained in such agreement, resolution or other document shall be final and conclusive, so long as they are in compliance with Code Section 409A.
SECTION 5

Stock Options
5.1  Grant. A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until said shares have been issued. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitations imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options. Stock Options granted to directors who are not employees of the Company or its Subsidiaries shall not be treated as incentive stock options under Section 422(b) of the Code. Incentive stock options may be granted only to Participants who meet the definition of “employees” under Section 3401(c) of the Code. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 4.3 of the Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of incentive stock options will not exceed 5,800,000 shares of Common Stock. Stock Options may not provide for any dividends or dividend equivalents thereon.
5.2  Stock Option Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant. The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

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5.3  Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable (a) in cash, (b) if the Committee consents or provides in the applicable Stock Option agreement or grant, in Mature Shares, (c) or subject to any conditions or limitations established by the Committee, by the withholding of shares of Common Stock otherwise issuable upon exercise of the Stock Option pursuant to a “net exercise” arrangement, (d) other consideration substantially equivalent to cash, or (e) by other consideration as approved by the Committee. To the extent any such amendment would not cause a Stock Option to become subject to Code Section 409A, the time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.
5.4  Stock Options Granted to 10% Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value on the date of grant and the exercise of the Stock Option after the expiration of five years from the date of grant of the Stock Option is prohibited by its terms.
5.5  Limits on Exercisability. Except as set forth in Section 5.4, Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Company and its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.
5.6  Restrictions on Transferability.
(a)  General. Unless the Committee otherwise consents or permits (before or after the Stock Option grant) or unless the Stock Option agreement or grant provides otherwise, Stock Options granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the Stock Option agreement or grant, the transferee must execute a written agreement permitting the Company to withhold from the shares subject to the Stock Option a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of the Stock Option. All provisions of a Stock Option that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of a Stock Option. In no event will any Stock Option award granted under the Plan be transferred for value.
(b)  Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.
5.7  Termination of Employment, Directorship or Officer Status. Unless the Committee otherwise consents or permits (before or after the Stock Option grant) or unless the Stock Option agreement or grant provides otherwise:
(a)  General. If a Participant ceases to be a director of the Company or ceases to be employed by or an officer of the Company or one of its Subsidiaries for any reason other than the Participant’s death, Disability or termination for cause (which are addressed below in Sections 5.7(b), (c) and (d), respectively), the Participant may exercise his or her Stock Options in accordance with their terms for a period of three months after such termination of employment, directorship or officer status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination unless the Committee otherwise consents or the terms of the Stock Option agreement provide otherwise, and not beyond the original terms of the Stock Options. For purposes of the Plan, the following shall not be considered a termination of employment, or, where applicable, directorship or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days,

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duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; (iv) a termination of employment with continued service as an officer or director; or (v) a termination of a directorship with continued service as an employee or officer. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.
(b)  Death. If a Participant dies either while a director of the Company or an employee or officer of the Company or one of its Subsidiaries or after the termination of employment or directorship other than for cause (termination for cause is addressed below in Section 5.7(d)), all of the Stock Options issued to such Participant shall become exercisable upon the Participant’s death in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant.
(c)  Disability. If a Participant ceases to be a director of the Company or ceases to be an employee or officer of the Company or one of its Subsidiaries due to the Participant’s Disability, the Participant may exercise all of his or her Stock Options in accordance with their terms.
(d)  Termination for Cause. Notwithstanding anything to the contrary in this Section 5.7, if a Participant is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.
(f)  Additional Provisions in Stock Option Agreements. The Committee may, in its sole discretion, provide by resolution or by including provisions in any Stock Option agreement entered into with a Participant that the Participant shall have no further right to exercise any Stock Options after termination of employment or directorship if the Committee determines the Participant has entered into Competition with the Company.
SECTION 6

Stock Appreciation Rights
6.1  Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs will be subject to such terms and conditions, consistent with the other provisions of the Plan, as will be determined by the Committee in its sole discretion. A SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, (a) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5, and (b) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Market Value of such shares on the date of the grant.
6.2  Exercise; Payment. To the extent granted in tandem with a Stock Option, SARs may be exercised only when a related Stock Option could be exercised and only when the Market Value of the stock subject to the Stock Option exceeds the exercise price of the Stock Option. Unless the Committee decides otherwise (in its sole discretion), SARs will only be paid in cash or in shares of Common Stock. Other than as adjusted pursuant to Section 4.3, the base price of SARs may not be reduced without shareholder approval (including canceling previously awarded SARs and regranting them with a lower base price).

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SECTION 7

Restricted Stock, Restricted Stock Units and Stock Awards
7.1  Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock, Restricted Stock Units and Stock Awards may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Restricted Stock Units are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock or cash is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Stock Awards are Incentive Awards of one or more fully vested shares of Common Stock that qualify for one of the exceptions to the minimum vesting provisions contained in Section 3.4 of the Plan. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit will be equal to one share of Common Stock and will entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in Common Stock, cash or a combination thereof. Restricted Stock, Restricted Stock Units and Stock Awards granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock, Restricted Stock Units or Stock Awards, or shares of Common Stock issuable under Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants.
7.2  Termination of Employment, Directorship or Officer Status. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units):
(a)  General. In the event of termination of employment, directorship or officer status during the Restricted Period for any reason other than death, Disability, termination for cause (which are addressed below in Sections 7.2(b), (c) and (d), respectively), or termination following a Change in Control (which is addressed in Section 9), each Restricted Stock and Restricted Stock Unit award still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the following shall not be considered a termination of employment, or, where applicable, directorship or officer status: (i) a transfer of an employee from the Company to any Subsidiary; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; (iv) a termination of employment with continued service as an officer or director; or (v) a termination of a directorship with continued service as an employee or officer. For purposes of the Plan, termination of employment shall be considered to occur on the date on which the employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the employee continues to receive compensation from the Company or any of its Subsidiaries after such date.
(b)  Death. If a Participant dies either while a director of the Company or an employee or officer of the Company or one of its Subsidiaries or after the termination of employment or directorship other than for cause (termination for cause is addressed below in Section 7.2(d)) but during the time when the Participant holds Restricted Stock or Restricted Stock Units still subject in full or in part to restrictions at the date of death, the Participant’s Restricted Stock and Restricted Stock Units subject to a Restricted Period shall immediately become vested and the Participant’s ownership (or that of his or her successor in interest) of such Restricted Stock and Restricted Stock Units shall not be affected by the Participant’s death.

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(c)  Disability. If a Participant ceases to be a director of the Company or ceases to be an employee or officer of the Company or one of its Subsidiaries due to the Participant’s Disability, the Participant’s Restricted Stock and Restricted Stock Units subject to a Restricted Period shall immediately become vested and the Participant’s ownership of such Restricted Stock and Restricted Stock Units shall not be affected by such Disability.
(d)  Termination for Cause. Notwithstanding anything to the contrary in this Section 7.2, if a Participant’s employment or directorship is terminated for cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.
7.3  Restrictions on Transferability.
(a)  General. Unless the Committee otherwise consents or permits or unless the terms of the Restricted Stock or Restricted Stock Units agreement or grant provide otherwise: (i) shares of Restricted Stock and interests in Restricted Stock Units shall not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant, his or her guardian or legal representative. In no event will any such award granted under the Plan be transferred for value.
(b)  Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock subject to Restricted Stock and Restricted Stock Unit awards under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.
7.4  Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant’s share certificate, any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:
The shares represented by this certificate were issued subject to certain restrictions under The Shyft Group, Inc. Stock Incentive Plan (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.
The Committee may require that certificates representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.
7.5  Rights as a Shareholder. A Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 7 and the terms and conditions set forth in the Participant’s restricted stock agreement, and any dividends or other distributions on such Restricted Stock will be deferred until, and paid contingent upon, the vesting or earning of such Restricted Stock. Unless the Committee otherwise determines or unless the terms of the applicable Restricted Stock Units agreement or grant provide otherwise, a Participant shall have all dividend and liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant as if the Participant held unrestricted Common Stock; provided, however, that any dividend equivalents or other distributions on such Restricted Stock Units will be deferred until, and paid contingent upon, the vesting or earning of such Restricted Stock Units.

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7.6  Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.
SECTION 8

Performance-Based Awards
8.1  Designation of Awards. A Full Value Award granted to a Participant who is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Incentive Award, must comply with the provisions of this Section 8 if such Incentive Award is intended by the Committee to constitute Performance-Based Compensation. Incentive Awards granted on or after November 2, 2017 will not be considered Performance-Based Compensation or subject to this Section 8.
8.2  Compliance with Code Section 162(m). If an Incentive Award is subject to this Section 8, then the determination of the amount of shares to be granted or the lapsing of restrictions thereon and the distribution of cash, shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 8.3. The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the grant to be made or the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any grant to be made or amount payable in connection with an Incentive Award subject to this Section 8, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 4.3 to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any grant to be made or any amount determined to be otherwise payable in connection with such an Incentive Award. The Committee may also provide that the achievement of specified performance goals in connection with an Incentive Award subject to this Section 8 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Incentive Award to fail to qualify as “performance-based compensation” under Code Section 162(m).
8.3  Performance Measures. For purposes of any Full Value Award considered Performance-Based Compensation subject to this Section 8, the performance measures to be utilized shall be limited to one or a combination of two or more of the following performance criteria: net sales; total revenue; gross margin rate; selling, general and administrative expense rate; earnings before interest, taxes, depreciation and amortization; operating income; earnings before interest and taxes; earnings before taxes; net earnings; earnings per share; total shareholder return; return on equity; return on sales; return on assets; return on invested capital; economic value added; cash conversion cycle; operating cash flow; free cash flow; working capital; debt leverage; and total net cash. Any performance goal based on one of the foregoing performance measures utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, Subsidiary or individual performance.

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SECTION 9

Change in Control
9.1  Change in Control. The following provisions shall apply to outstanding Incentive Awards in the event of a Change in Control.
9.2  Acceleration of Vesting to Prevent Loss of Value. If the Company is the surviving entity and an outstanding Incentive Award is not adjusted or continued as necessary to preserve the intrinsic value of the Incentive Award, or if the Company’s successor does not irrevocably assume or continue the Company’s obligations under this Plan or replace the Incentive Awards with awards having substantially the same intrinsic value and having terms and conditions no less favorable to the Participant than those applicable to the Incentive Awards immediately prior to the Change in Control, then, immediately prior to the Change in Control and without any action by the Committee or the Board, each such outstanding Incentive Award granted under the Plan shall become immediately vested and, if applicable, exercisable in full.
9.3  Acceleration of Vesting upon Certain Loss of Employment.
(a)  Stock Options and Stock Appreciation Rights. In the event of a Change in Control in which the Participant’s outstanding Stock Options or Stock Appreciation Rights granted under the Plan are continued, assumed or replaced as provided in Section 9.2, such Stock Options and Stock Appreciation Rights shall become immediately exercisable in full for a remaining term extending until the original expiration date of the applicable Stock Option or Stock Appreciation Right grant if, following the Change in Control, the Participant’s employment (i) is terminated by the Company or a Subsidiary without cause, or (ii) is terminated by the Participant for Good Reason. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.
(b)  Restricted Stock and Restricted Stock Units. In the event of a Change in Control in which the Participant’s outstanding Restricted Stock and Restricted Stock Units granted under the Plan are continued, assumed or replaced as provided in Section 9.2, such Restricted Stock and Restricted Stock Units granted under the Plan will vest if, following the Change in Control, the Participant’s employment (i) is terminated by the Company or a Subsidiary without cause, or (ii) is terminated by the Participant for Good Reason. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.
SECTION 10

General Provisions
10.1  No Rights to Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.
10.2  Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, regarding the grant, exercise or vesting of, or payment of dividends or dividend equivalents with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied (but only to the extent required to satisfy the minimum amount required to be withheld by law or regulation, unless an additional amount can be withheld and not result in adverse accounting consequences, and such additional withholding

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Appendix B

amount is authorized by the Committee) by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.
10.3  Compliance with Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. Notwithstanding anything in the Plan or an award Agreement to the contrary, nothing in the Plan or in an award Agreement (a) otherwise limits a Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act of 2002); or (b) prevents a Participant from providing, without prior notice to the Company, information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, a Participant is not prohibited from providing information(including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Act. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
10.4  No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.
10.5  No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ or directorship of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment and a directorship may be terminated consistent with the Company’s articles of incorporation and bylaws, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.
10.6  No Liability of Company. The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.
10.7  Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 60 days while the termination for cause of that Participant’s employment or directorship with the Company and its Subsidiaries is under consideration; provided, however, that if such suspension causes an extension of the term of the Incentive Award, such extension shall comply with Section 3.5(b) of the Plan.
10.8  Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.
10.9  Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

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Appendix B

10.10  Incentive Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:
(a)  Incentive Awards may be granted in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The Incentive Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)  In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for Incentive Awards made after such acquisition or merger under the Plan; provided, however, that Incentive Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)  Any shares of Common Stock that are issued or transferred by, or that are subject to any Incentive Awards that are granted by, or become obligations of, the Company under Section 10.10 of the Plan will not reduce the share pool available under the Plan or otherwise count against the limits contained in the Plan, plus no shares of Common Stock subject to an Incentive Award that is granted by, or becomes an obligation of, the Company under Section 10.10 of the Plan will be added to the share pool available under the Plan.
10.11  Clawback Provisions.
(a)  Awards granted under the Plan are subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may be in effect from time to time, including, without limitation, specifically to implement Section 10D of the Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock at any point may be traded) (the “Compensation Recovery Policy”), and applicable sections of any award Agreement to which the Plan is applicable or any related documents shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy. Further, by accepting any award under this Plan, each Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of such Participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees (or has agreed) that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such Participant of any such amounts, including from such Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
(b)  Otherwise, any award Agreement (or any part thereof) may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain or earnings related to an award (or other provisions intended to have similar effects), including upon such terms and conditions as may be determined by the Board or the Committee in accordance with the Compensation Recovery Policy or any applicable laws, rules, regulations or requirements that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, rules, regulations or requirements in effect from time to time (including as may operate to create additional rights for the Company with respect to such awards and the recovery of amounts or benefits relating thereto).

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Appendix B

10.12  Compliance with Section 409A of the Code.
(a)  To the extent applicable, it is intended that the Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)  Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.
(c)  If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.
(d)  Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.
(e)  Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
SECTION 11

Termination and Amendment
11.1  Termination; Amendment. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company, provided that no such amendment may be made, without the approval of shareholders of the Company, that would: (i) reduce the exercise price at which Stock Options, or the base price at which Stock Appreciation Rights, may be granted below the prices provided for in Sections 5.2 and 6.1, respectively; (ii) reduce the exercise price of outstanding Stock Options or the base price of outstanding Stock Appreciation Rights; (iii) increase the individual maximum limits in Section 4.2; or (iv) otherwise amend the Plan in any manner requiring shareholder approval by law or under Nasdaq listing requirements or other applicable

104	Shyft Group // 2025 Proxy Statement

Appendix B

Nasdaq rules. The Committee may alter or amend an award agreement and/or Incentive Award previously granted under the Plan to the extent it determines that such action is appropriate. Subject to Section 4.3, in no event, however, may the exercise price of Stock Options or the base price of Stock Appreciation Rights be reduced below the Market Value on the date of the grant.
11.2  Restriction. Notwithstanding anything to the contrary in Section 11.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Incentive Award shall be made which would materially and adversely impair the rights of the holder of the Incentive Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law, regulation or stock exchange requirement or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.
SECTION 12

Effective Date and Duration of the Plan
The Stock Incentive Plan of 2016 was effective on May 25, 2016, and was amended and restated effective May 20, 2020, was later amended and restated effective October 29, 2020, and was later amended and restated in the form of The Shyft Group, Inc. Stock Incentive Plan effective May 17, 2023. This further amendment and restatement of the Stock Incentive Plan shall take effect May 14, 2025, subject to approval by the Company’s shareholders at the 2025 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of the Company’s shareholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan on or after May 14, 2035.

Shyft Group // 2025 Proxy Statement	105

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SHYFT GROUP

THESHYFTGROUP.COM

NASDAQ: SHYF

UTILIMASTER ROYAL TRUCK BODY DURAMAG MAGNUM STROBESRUS SPARTAN RV CHASSIS BUILTMORE BLUE ARC ITU

THE SHYFT GROUP, INC.
ATTN: JOSHUA SHERBIN
41280 BRIDGE ST.
NOVI, MI 48375

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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THE SHYFT GROUP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) James Sharman
02) Carl Esposito
03) Terri Pizzuto

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	For	Against	Abstain
The Board of Directors recommends you vote FOR proposal 2.			
2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 3.			
3. Approval, on an advisory basis, of the compensation of the Company's Named Executive Officers.	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 4.			
4. Approval of the amendment and restatement of The Shyft Stock Incentive Plan.	☐	☐	☐

NOTE: The proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, the proxy will be voted in accordance with the Board of Directors' recommendations.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice & Proxy Statement and 2024 Annual Report of The Shyft Group, Inc. are also available at: www.proxyvote.com

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V65939-P22707

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2025 AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SHYFT GROUP, INC.

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted in the manner directed, and if no such direction is made, will be voted in accordance with the Board of Directors' recommendations.

By casting your voting instructions on the reverse side of this proxy card, you hereby (1) acknowledge receipt of the proxy statement related to the above-referenced meeting, (2) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of The Shyft Group, Inc.'s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (3) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Directors' recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side of the proxy.

Continued and to be signed on reverse side